Exhibit (b)(1)

CONFIDENTIAL

June 15, 2018

Project Short Putt

$140,000,000 First Lien Facility

$95,000,000 Second Lien Facility

$47,000,000 Bridge Facility

Commitment Letter

Feldenkreis Holdings LLC
5700 North Bay Road
Miami Beach, FL 33140

Attention: George Feldenkreis

Ladies and Gentlemen:

Feldenkreis Holdings LLC (“you” or the “Company”) has advised Fortress Credit Advisors LLC, on behalf of itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Advisors LLC (collectively, “Fortress”, the “Commitment Parties”, “us” or “we”) that you intend to acquire, directly or indirectly, all of the outstanding capital stock of the Target (as defined on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits (including the Annexes thereto) hereto.

1.             Commitments.

In connection with the Transactions contemplated hereby, (a) Fortress hereby commits to provide 100% of the principal amount of the First Lien Facility (as defined on Exhibit A hereto) (Fortress may also hereinafter be referred to as an “Initial First Lien Lender”), (b) Fortress hereby commits to provide 100% of the principal amount of the Second Lien Facility (as defined on Exhibit A hereto) (Fortress may also hereinafter be referred to as an “Initial Second Lien Lender”), and (c) Fortress hereby commits to provide 100% of the principal amount of the Bridge Facility (as defined on Exhibit A hereto) (Fortress may also hereinafter be referred to as an “Initial Bridge Facility Lender”, and together with the Initial First Lien Lender and Initial Second Lien Lender, collectively, the “Initial Lender(s)”), in each case, (i) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto and the Summaries of Terms and Conditions attached as Exhibits B, C, D and E hereto, as applicable, and (ii) the initial funding of which is subject only to the conditions set forth (x) in Section 6 hereof, (y) in the Term Sheets (as defined below), in each case, under the caption “Conditions Precedent”, and (z) on Exhibit F hereto (such Exhibits A through F, including the annexes thereto, the “Term Sheets” and together with this letter, collectively, this “Commitment Letter”).

2.             Titles and Roles.

It is agreed that:

(a)                                 Fortress will act as lead arranger and lead bookrunner for the First Lien Facility (acting in such capacities, the “First Lien Lead Arranger”);

(b)                                 Fortress or an entity appointed by Fortress will act as sole administrative agent and as sole collateral agent for the First Lien Facility (acting in such capacities, the “First Lien Agent”);

(c)                                  Fortress will act as lead arranger and lead bookrunner for the Second Lien Facility (acting in such capacities, the “Second Lien Lead Arranger”);

(d)                                 Fortress or an entity appointed by Fortress will act as sole administrative agent and as sole collateral agent for the Second Lien Facility (acting in such capacities, the “Second Lien Agent”);

(e)                                  Fortress will act as lead arranger and lead bookrunner for the Bridge Facility (acting in such capacities, the “Bridge Facility Lead Arranger” and, together with the First Lien Lead Arranger and the Second Lien Lead Arranger, the “Lead Arranger(s)”); and

(f)                                   Fortress or an entity appointed by Fortress will act as sole administrative agent and as sole collateral agent for the Bridge Facility (acting in such capacities, the “Bridge Facility Agent” and, together with the First Lien Agent and the Second Lien Agent, the “Agents”).

It is further agreed that Fortress will have “left” placement on any marketing materials or other documentation used in connection with any of the Credit Facilities.

Except as otherwise agreed by Fortress, you agree that no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in this Commitment Letter and the Fee Letter dated the date hereof and delivered in connection herewith (the “Fee Letter”)) will be paid in connection with the Credit Facilities (as defined in Exhibit A hereto); provided, that for the avoidance of doubt, the foregoing shall not prohibit you from obtaining an ABL Facility (as defined in Exhibit A hereto), appointing any agents, co-agents, lead arrangers, bookrunners, managers or arrangers in connection with such ABL Facility or awarding such compensation and fees with respect to such ABL Facility.

3.             Syndication.

We, at our sole option, may syndicate the Credit Facilities to a group of lenders identified by us and reasonably acceptable to you (such lenders, together with the Initial Lenders, the “Lenders”); it being understood that we will not syndicate to any Disqualified Institutions (as defined below). “Disqualified Institution” means (a) any person specifically identified by name in writing to the Lead Arrangers on or prior to the date hereof so long as such person is a competitor of the Target or the Target’s subsidiaries, (b) any other person specifically identified by name in writing to the Lead Arrangers after the date hereof to the extent such person is or becomes a competitor of the Target or the Target’s subsidiaries (each such person, a “Competitor”) and (c) any subsidiary or affiliate (other than their financial investors that are not operating companies and other than any affiliate that is a Bona Fide Lending Affiliate) of a Disqualified

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Institution that is reasonably identifiable solely on the basis of such subsidiary’s or affiliate’s name as a subsidiary or affiliate of a Disqualified Institution, in each case, which designations shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loans but upon the effectiveness of any such designation, any such party may not acquire any additional commitments, loans or participations. For the avoidance of doubt, none of the Lead Arrangers, the Agents, the Commitment Parties nor any Lender shall have (x) any obligation to carry out due diligence in order to identify whether any entity is a Competitor or a Disqualified Institution or (y) any responsibility or liability with respect to monitoring or enforcing the Disqualified Institutions list or assignments or participations to Disqualified Institutions). For purposes of this Commitment Letter, “Bona Fide Lending Affiliate” shall mean a debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a person that is separately identified pursuant to the preceding sentence) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, and (ii) managed, sponsored or advised by any person that is controlling, controlled by or under common control with such Competitor or affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions or (y) has access to any information (other than information that is publicly available) relating to the Target (or, after the Closing Date, Super HoldCo, IPCo HoldCo, OpCo HoldCo, Borrower, Real Estate HoldCo or Real Estate Co, or any of their respective subsidiaries) or any entity that forms a part of the Target’s (or, after the Closing Date, Super HoldCo’s, IPCo HoldCo’s, OpCo HoldCo’s, Borrower’s, Real Estate HoldCo’s or Real Estate Co’s) business (including subsidiaries of the Target or, after the Closing Date, Super HoldCo, IPCo HoldCo, OpCo HoldCo, Borrower, Real Estate HoldCo or Real Estate Co). Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender, (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Credit Facilities on the Closing Date) in connection with any syndication, assignment or other transfer until after the initial funding of the Credit Facilities on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Initial Lenders’ commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities on the Closing Date and (c) unless the Borrower agrees in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

From the date hereof under the date that is 90 days after the Closing Date (such period, the “Syndication Period”), you agree to actively assist (and, subject to the limitations set forth in the Acquisition Agreement, to use your commercially reasonable efforts to cause the Target and its subsidiaries to actively assist) Fortress in, at Fortress’ request, obtaining a private credit rating (but not a specific ratings), as applicable, of the Borrower and for each of the Credit Facilities from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), a subsidiary of The McGraw Hill Corporation. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Credit Facilities shall constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date. The Lead Arrangers, in their capacity as such, will manage all aspects of the syndication, including decisions as to the selection of prospective Lenders to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will participate (subject to your consent rights (not to be unreasonably withheld) as provided in the first paragraph of this Section 3), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

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4.             Information.

You hereby represent that (to your knowledge with respect to the Target and its subsidiaries), but the accuracy of such representation shall not be a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date unless the inaccuracy results in a condition set forth in the second sentence of Section 6 of this Commitment Letter otherwise not having been satisfied, (a) all written information concerning you and your subsidiaries and the Target and its subsidiaries, other than financial estimates, forecasts and other forward looking information (the “Projections”) and information of a general economic or industry-specific nature, that has been or will be made available to us by you, the Sponsor, the Target or any of your and their respective representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all written supplements and updates thereto from time to time), and (b) the Projections have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time delivered by you to the Commitment Parties (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results, and that such differences may be material). You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or prior to the Closing Date with respect to Information and Projections concerning the Target and its subsidiaries, you will, subject to the limitations set forth in the Acquisition Agreement, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (to your knowledge with respect to the Target and its subsidiaries prior to the Closing Date) the representations in the preceding sentence remain true in all material respects. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof, and we do not assume responsibility for the accuracy and completeness of the Information or the Projections; provided, that the accuracy of the foregoing representations, whether or not cured, shall not be a condition to the obligation of the Initial Lenders or the funding of the Credit Facilities hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied).

5.             Fee Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein.

6.             Limited Conditionality Provision.

The Initial Lenders’ agreement to fund the Credit Facilities on the Closing Date are subject only to the conditions expressly set forth in the Term Sheets, in each case, under the caption “Conditions Precedent”, and on Exhibit F hereto, it being understood that there are no conditions (implied or otherwise) to the obligations to fund the Credit Facilities on the Closing Date hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than those set forth in the Term Sheets, in each case, under the caption “Conditions Precedent”, and on Exhibit F hereto. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the

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availability and initial funding of the Credit Facilities on the Closing Date shall be (i) such of the representations made by or on behalf of the Target, its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliate have the right, pursuant to the Acquisition Agreement, to terminate your (or its) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth under the caption “Conditions Precedent” in each of the Term Sheets and on Exhibit F hereto are satisfied; provided that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge (and delivery in the case of the immediately following clause (1)) and perfection of the security interests (1) in the certificated equity securities of IPCo HoldCo, Real Estate HoldCo, the Borrower, Real Estate Co, any U.S. domestic subsidiaries of the Borrower and any U.S. domestic subsidiaries of Real Estate Co (to the extent constituting Collateral (provided that such certificated equity securities of the Borrower’s or Real Estate Co’s U.S. domestic subsidiaries will be required to be delivered on the Closing Date only to the extent received from the Target after your use of commercially reasonable efforts to do so)) and (2) in other assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered, or a security interest therein perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agents and the Borrower acting reasonably but in any event not more than 60 days after the Closing Date (as such period may be extended by the Agents in their sole discretion)) and (c) the only conditions (express or implied) to the availability of the Credit Facilities on the Closing Date are those expressly set forth under the caption “Conditions Precedent” in each of the Term Sheets and on Exhibit F hereto. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Documentation relating to: organizational existence of the Loan Parties; corporate organizational power and authority (as it relates to due authorization, execution, delivery and performance of the Credit Documentation) of the Loan Parties; due authorization, execution and delivery of the relevant Credit Documentation by the Loan Parties, and enforceability, in each case, as it relates to the entering into and performance of the relevant Credit Documentation against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of, with respect to the First Lien Facility and the Second Lien Facility, IPCo HoldCo and its subsidiaries taken as a whole, and with respect to the Bridge Facility, Real Estate HoldCo and its subsidiaries taken as a whole (each in form and scope consistent with the solvency certificates to be delivered pursuant to paragraph 1(b) of Exhibit F hereto); no conflicts of the Credit Documentation with the charter documents of the Borrower and the Guarantors; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; the use of proceeds of the Credit Facilities not violating OFAC and FCPA; and the creation, validity and perfection of security interests (subject in all respects to security interests and liens permitted under the Credit Documentation and to the foregoing provisions of this paragraph). This paragraph, and the provisions contained herein, shall be referred to as the “Limited Conditionality Provision”.

7.             Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and their respective directors, officers, employees, partners, agents, advisors and other representatives, (each, other than such excluded parties, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with any claim, litigation, investigation or proceeding relating to this Commitment Letter,

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the Fee Letter, the Warrant, the Credit Facilities, the use of the proceeds thereof, the Acquisition and the Transactions (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within 10 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented legal or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local counsel to all affected indemnified persons, taken as a whole, in each such relevant jurisdiction)); provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct or gross negligence of such indemnified person (or any of its Related Parties (as defined below)), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) any disputes solely among indemnified persons and not arising out of any act or omission of you, any of your subsidiaries or the Sponsor (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Agent or Lead Arranger or similar role under any Credit Facility), (iii) a material breach of the funding obligations of such indemnified person (or any of its Related Parties) hereunder or (iv) any expenses to the extent covered by and actually paid pursuant to the immediately succeeding clause (b)), and (b) whether or not the Closing Date occurs, to reimburse each Commitment Party on the earlier to occur of (x) the Closing Date or (y) the date the commitments hereunder are terminated or expire in accordance with the terms hereof, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, legal expenses and travel expenses, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one primary counsel to the Commitment Parties, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole, and, in the case of a conflict of interest, one additional counsel, to all affected persons, taken as a whole)), incurred in connection with the Transactions, including each of the Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) and the Warrant. It is hereby understood and agreed that the “Expense Deposit” (as defined in that certain letter agreement, dated as of April 25, 2018, by and between George Feldenkreis and Feldenkreis Family Foundation, Inc., on the one hand, and Fortress, on the other hand) shall be applied against the expenses described in this paragraph.

No indemnified person or any other party hereto (or any of their Related Parties) shall be liable for any damages arising from the use by any person (other than such indemnified person (or its Related Parties) or any other party hereto) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence or willful misconduct of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person (or any of its Related Parties) or such other party hereto, as applicable, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth herein above to the extent such damages are included in a third party claim in connection with which such indemnified person is entitled to indemnification hereunder. None of the indemnified persons, you, the Investors, the Target or any of your or their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential (including lost profits) or punitive damages in connection with this Commitment Letter, the Fee Letter or the Credit Facilities (including the use or intended use of the proceeds of the Credit Facilities), the Warrant or the transactions contemplated hereby; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with

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which such indemnified person is entitled to indemnification hereunder. You shall not be liable for any settlement of any Proceeding effected by any indemnified person or any of their Related Parties without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding, and (b) does not include any statement as to any admission of fault or culpability. Notwithstanding the foregoing, each indemnified person shall be obligated to refund or return any and all amounts paid by you under this paragraph to such indemnified person for any losses, claims, damages, liabilities and expenses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof. For purposes hereof, “Related Party” and “Related Parties” of an indemnified person mean any (or all, as the context may require) of such indemnified person’s affiliates and controlling persons and its or their respective directors, officers, employees and partners and, to the extent acting at the direction of such indemnified person, agents, advisors and other representatives thereof.

8.             Sharing of Information, Absence of Fiduciary Relationship.

Fortress is a full service financial firm and as such from time to time may (a) effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you, the Sponsor or the Target and your and their respective subsidiaries may have conflicting interests. Fortress may have economic interests that conflict with your economic interests. You also acknowledge that Fortress and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. You acknowledge and agree that (a) (i) the arranging and other services described herein regarding the Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (ii) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions, (iii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice, and (iv) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby (i) Fortress has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates (and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that you will not claim that Fortress or any affiliate thereof owes a fiduciary or similar duty to you or your affiliates), and (ii) Fortress and its affiliates have no obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates.

9.             Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other

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person except (a) your subsidiaries, the Investors (or any prospective Investors), the arrangers of the ABL Facility and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors and those of the Target and its subsidiaries and the Target itself, in each case, on a confidential basis (provided that any disclosure of the Fee Letter or its contents to the Target or its subsidiaries or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors (other than the Investors and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors) shall be (i) redacted in a manner reasonably satisfactory to the Commitment Parties, including in respect of the amounts, percentages and basis points of compensation set forth therein unless the Commitment Parties otherwise consent or (ii) after the Closing Date, used for customary accounting purposes, including accounting for deferred financing costs); (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by any governmental, regulatory or self-regulatory authority, including as may be required by the rules, regulations, schedules and forms of the Securities Exchange Commission in connection with any filings that you may be required to make with the Securities and Exchange Commission in connection with the Transactions (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof); (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter; and (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof) may be disclosed in any proxy statement or similar public filing related to the Acquisition or in connection with any public filing requirement; provided, that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its fees and substance) on the earlier of the Closing Date and one year following the termination of this Commitment Letter in accordance with its terms.

The Commitment Parties shall use all information received by them in connection with the Acquisition and the related transactions (including any information obtained by them based on a review of the books and records relating to you or the Target or any of your or their respective subsidiaries or affiliates) solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Credit Documentation and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) subject to the final proviso of this sentence, to any Lenders or participants or prospective Lenders or participants (in each case, other than a Disqualified Institution) (and for avoidance of doubt, this Commitment Letter, including the existence and contents of this Commitment Letter and the Fee Letter, including the existence and contents of the Fee Letter, may be disclosed by Fortress (i) in connection with any syndication or other marketing materials in connection with the Credit Facilities and (ii) to any rating agency in connection with the Transactions and (iii) to any financing source of or limited partner in, Fortress of any of its affiliates), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall (i) to the extent permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall (i) except with respect to any audit or examination conducted by bank accountants or any governmental authority exercising examination or regulatory authority, to the extent permitted by law, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to the directors (or equivalent managers), officers, employees, independent auditors, agents, service providers or other experts and advisors of such

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Commitment Party (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its affiliates and their respective Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided that such Commitment Party shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter, (g) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Target or the Sponsor, (h) to the extent that such information is independently developed by such Commitment Party, (i) subject to the final proviso of this sentence, to any direct or indirect contractual counterparty to any credit default swap or similar derivative product, and (j) to Moody’s or S&P in connection with obtaining a rating required pursuant to this Commitment Letter and/or the Credit Documentation, as applicable; provided, further, that the disclosure of any such information pursuant to clauses (a) and (i) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in any confidential information memorandum or other marketing materials). Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery thereof and in any event shall terminate on the date that is one year following the date of this Commitment Letter. For the avoidance of doubt, except as expressly provided in clauses (a) through (j) above, the provisions of this paragraph do not supersede any other confidentiality or non-disclosure agreement or undertaking by any Commitment Party or its affiliates or its or their respective Representatives in favor of any of the Sponsor, the Target, its subsidiaries or their respective affiliates (whether directly or indirectly through a back-to-back or similar agreement).

10.          Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except by you to the Target substantially concurrently with the consummation of the closing of the Acquisition) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void) is intended to be solely for the benefit of the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the indemnified persons. Notwithstanding the preceding sentence, the Commitment Parties reserve the right to assign their respective obligations to their affiliates or to employ the services of their affiliates in fulfilling their obligations contemplated hereby. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by the Borrower on or prior to the Closing Date shall be construed as providing for, requiring or otherwise contemplating your consent, approval, agreement or determination (unless you otherwise notify the other parties hereto). This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

9

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. Each of the parties hereto irrevocably agrees to waive all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Acquisition, this Commitment Letter, the Fee Letter or the performance by us or any of our affiliates of the services contemplated hereby or thereby.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter hereof or thereof (including an obligation to negotiate in good faith), it being acknowledged and agreed that the obligations of the Initial Lenders to fund the Credit Facilities on the Closing Date is subject only to those conditions set forth (x) in Section 6 hereof, (y) in the Term Sheets, in each case, under the caption “Conditions Precedent”, and (z) on Exhibit F hereto; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or to draw down any portion of the Credit Facilities. Reasonably promptly following the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Credit Documentation for the purpose of executing and delivering the Credit Documentation substantially simultaneously with the consummation of the Acquisition.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter, and (b) agrees that a final, non-appealable judgment in any such action may be enforced in other jurisdictions in any manner provided by law; provided that, with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve any claims against us or the Lenders or any indemnified person, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The Fee Letter and the information, indemnification, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process, venue and syndication provisions contained herein shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than (a) your obligations with respect to syndication and information, which shall survive only until the expiration of the Syndication Period, at which time such obligations shall terminate and be of no further force and effect, (b) confidentiality and (c) compensation) shall automatically terminate and be of no further force and effect (and, if applicable, be superseded by the Credit Documentation) on the Closing

10

Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Commitment Letter (in whole but not in part as to any Credit Facility) upon written notice to the Initial Lenders at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on June 15, 2018. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) the “Termination Date” (as defined in the Acquisition Agreement), (b) December 15, 2018, (c) the date of the termination of the Acquisition Agreement by you or with your written consent, in each case prior to the closing of the Acquisition, and (d) the date of the closing of the Acquisition without the use of the Credit Facilities (but not, for the avoidance of doubt, with respect to this clause (d), prior to the consummation thereof), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

11

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

FORTRESS CREDIT ADVISORS LLC, for itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Advisors LLC

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

SIGNATURE PAGE TO COMMITMENT LETTER

Accepted and agreed to as of the date first above written:

FELDENKREIS HOLDINGS LLC

By:	/s/ George Feldenkreis
Name:	George Feldenkreis
Title:	Owner

SIGNATURE PAGE TO COMMITMENT LETTER

EXHIBIT A

PROJECT SHORT PUTT

TRANSACTION SUMMARY

George Feldenkreis (the “Sponsor”) together with certain existing shareholders of the Target and members of management of the Target (as defined below) and its subsidiaries, including the Family (as defined in clause (i) below), Oscar Feldenkreis, Feldenkreis Family Foundation, Inc. and any other trust exclusively for members of the Family (the entities described in such inclusion clause, together with the Sponsor, collectively, the “Sponsor-Related Investors”, and together with any other such shareholders of the Target or members of management of the Target and its subsidiaries, collectively, the “Investors”) intend, directly or indirectly, to acquire (the “Acquisition”) Perry Ellis International, Inc. (the “Target”), all as set forth in the Acquisition Agreement (as defined on Exhibit F).  In connection therewith:

(a) Feldenkreis Holdings LLC (“Company”), a newly formed Delaware limited liability company subsidiary controlled by the Sponsor, and GF Merger Sub, Inc. (“Merger Sub”), a newly formed Florida corporation that is a direct subsidiary of the Company, will enter into the Acquisition Agreement with the Target, pursuant to which Company will acquire, directly or indirectly, 100% of the outstanding capital stock of the Target by way of the merger of Merger Sub with and into Target with the Target surviving such merger (the “Merger”) and public shareholders of the Target will receive cash consideration;

(b) prior to the consummation of the Merger, the Sponsor will contribute all of its equity interests in the Target to the Company such that the Company shall hold 100% of the equity interests in Target following the consummation of the Merger and contribution of Sponsor’s equity interests to the Company;

(c) the Investors (or in the case of the Sponsor, the Merger Sub) will retain, roll over or convert their existing shares of Target (and in the case of the Sponsor-Related Investors, all of their existing shares of Target other than any shares valued as of the Closing Date to be an equivalent amount equal to approximately $3,500,000 held by Feldenkreis Family Foundation, Inc.) such that such shares will constitute an aggregate amount of not less than 15.5% of the total consolidated pro forma debt and equity of the Company and its subsidiaries on the Closing Date after giving effect to the Transactions (the “Rolled Equity Contribution”); provided that on the Closing Date, after giving effect to the Transactions, no shareholder (or affiliated group of shareholders) shall own a greater percentage of the equity of Target and its subsidiaries than the percentage directly or indirectly owned by the Sponsor;

(d) (i) the Borrower (as defined below) will obtain (A) a $140 million senior secured first lien term loan facility (the “First Lien Facility”), and (B) a $95 million senior subordinated secured second lien term loan facility (the “Second Lien Facility”), (ii) Real Estate Co (as defined below) will obtain a $47 million senior secured bridge term loan facility (the “Bridge Facility” and together with the First Lien Facility and the Second Lien Facility, collectively, the “Credit Facilities”) and (iii) the OpCo (as defined below) will obtain a $275 million asset-based borrowing loan facility (the “ABL Facility”) on the terms set forth in the ABL Facility term sheet attached as Exhibit G;

(e) substantially concurrently with the consummation of the Acquisition, all existing third party debt for borrowed money of the Target and its subsidiaries under (i) that certain Amended and Restated Loan and Security Agreement, dated as of December

Transaction Summary

Exhibit A - Page 1

2, 2011, by and among the Target, Wells Fargo Bank, National Association, Bank of America, N.A., the lenders from time to time party thereto, and the other borrowers and guarantors party thereto, as amended from time to time,  and (ii) (a) that certain Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, Notice of Future Advance and Extension Agreement, dated as of November 22, 2016, by Supreme Realty, LLC, in favor of Mercantil Commercebank, N.A., recorded November 29, 2016 in Miami-Dade County as CFN 20160682044 and (b) that certain Amended and Restated Mortgage and Security Agreement, Assignment of Rents and Leases, Notice of Future Advance and Extension Agreement, dated as of November 22, 2016, by Tampa DC, LLC, in favor of Mercantil Commercebank, N.A., recorded November 30, 2016 in Hillsborough County as Instrument No. 2016466596, in each case, will be repaid, redeemed, defeased, discharged, refinanced or terminated (the “Refinancing”); it being understood and agreed that the following indebtedness shall be permitted to remain outstanding: (i) indebtedness permitted to be incurred under the Acquisition Agreement prior to the Closing Date (other than in respect of the loan facilities that are required to be terminated), (ii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, surety bonds and short-term working capital facilities, and (iii) certain other indebtedness that the Borrower and the Commitment Parties reasonably agree may remain outstanding after the Closing Date;

(f)  prior to the consummation of the Acquisition,

(i) Merger Sub shall form a new Delaware limited liability company that is a passive holding company (“Super HoldCo”) that will be the direct parent company of the IPCo Silo (as defined below), the OpCo Silo (as defined below) and the Real Estate Co Silo (as defined below), the sole business of which is to hold all of the equity interests of IPCo Holdco (as defined below), OpCo Holdco (as defined below) and Real Estate Holdco (as defined below),

(ii) Super HoldCo shall form a new Delaware limited liability company that is a passive holding company (“IPCo HoldCo”) that will be the direct parent company of IPCo (as defined below), the sole business of which is to hold all of the equity interests of IPCo,

(iii) Super HoldCo shall form a new Delaware limited liability company that is a passive holding company (“OPCo HoldCo”) that will be the direct parent company of OpCo (as defined below), the sole business of which is to hold all of the equity interests of OpCo,

(iv) Super HoldCo shall form a new Delaware limited liability company that is a passive holding company (“Real Estate HoldCo”) that will be the direct parent company of Real Estate Co (as defined below), the sole business of which is to hold all of the equity interests of Real Estate Co,

(v) IPCo HoldCo shall form a new Delaware limited liability company that is an intellectual property holding company (“IPCo” or the “Borrower”), the sole business of which will be to, directly or indirectly, hold all of the owned or registered (or applications for registration of) intellectual property assets and rights (and any rights related thereto) of Target and its subsidiaries (including equity of entities that hold any such owned or registered (or applications for registration of)

Exhibit A - Page 2

intellectual property assets and rights (and any rights related thereto), but excluding any rights under inbound licenses) (collectively, the “IP Assets”),

(vi) OpCo HoldCo shall form a new Delaware limited liability company (“OpCo”), the sole business of which will be to, directly or directly, hold all of the operating assets and operating business of Target and its subsidiaries (including equity of entities that hold any such operating assets or operating business), but excluding the IP Assets or any Real Estate Assets (as defined below) of Target and its subsidiaries described in the immediately succeeding clause (f)(vii) (collectively, the “Operating Assets”), and

(vii) Real Estate HoldCo shall form a new Delaware limited liability company that is a real estate holding company (“Real Estate Co”), the sole business of which will be to hold, directly or indirectly, all of the owned real property assets and rights (and any rights related thereto), of Target and its subsidiaries (including equity of entities that hold any such real estate assets or rights (and any rights related thereto)) (collectively, the “Real Estate Assets”);

(g) substantially concurrently with, but immediately following the consummation of the Acquisition and initial funding under the Credit Facilities described in clause (d) above and prior to the issuance of the Warrants described in clause (j) below,

(i) the Sponsor shall cause IPCo HoldCo and IPCo to sit in one (1) silo (together with its subsidiaries, the “IPCo Silo”), OpCo HoldCo and OpCo to sit in a separate and distinct silo (together with its subsidiaries, the “OpCo Silo”) and Real Estate HoldCo and Real Estate Co to sit in a separate and distinct silo (together with its subsidiaries, the “Real Estate Co Silo”, each, a “Silo” and collectively, the “Silos”), each of which will be directly wholly-owned by Super HoldCo and such Super HoldCo shall be a passive holding company following the consummation of the Merger, the Acquisition and the Reorganization,

(ii) (A) the Target shall transfer to the IPCo Silo the IP Assets (which transfer may occur by the contribution of Target’s subsidiaries that hold such IP Assets, including the contribution of PEI Licensing Inc., a Delaware corporation, Perry Ellis International Group Holdings Limited, a company organized under the laws of Ireland and registered in The Bahamas, and Perry Ellis International Europe Limited, a company organized under the laws of Ireland), but excluding any liabilities that are not exclusively related to such IP Assets; provided, that any such entity that is to be held by the IPCo Silo shall, prior to such transfer, elect to be (or convert to a form of entity that is) treated as a disregarded entity for U.S. federal income tax purposes, and (B) the Target shall transfer to the Real Estate Co Silo the Real Estate Assets (which transfer may occur by the contribution of Target’s subsidiaries that hold such Real Estate Assets, including the contribution of Perry Ellis Real Estate LLC, a Delaware limited liability company, Tampa DC, LLC, a Delaware limited liability company, and Supreme Realty LLC, a Florida limited liability company), but excluding any liabilities that are not exclusively related to such Real Estate Assets,

(iii) after giving effect to such transfers and any related contributions, the IP Assets (but excluding any liabilities that are not exclusively related to such IP Assets) shall be held, directly or indirectly by IPCo, and the Real Estate Assets

Exhibit A - Page 3

(but excluding any liabilities that are not exclusively related to such Real Estate Assets) shall be held, directly or indirectly, by Real Estate Co,

(iv) the Target shall transfer the Operating Assets to the OpCo Silo, and after giving effect to such transfers and related contributions, the Operating Assets shall be held, directly or indirectly, by OpCo,

(v) the IPCo or its direct or indirect wholly-owned intellectual property subsidiaries, shall license any IP Assets to OpCo and its subsidiaries in accordance with the terms and conditions set forth on Annex III to Exhibit B, which intercompany license shall reflect the terms set forth on Exhibit B under the section entitled “Intercompany License”, and IPCo shall grant a non-exclusive license to the ABL Agent as contemplated by clause (vii) (Non-Exclusive License Granted by IPCo to ABL Agent) of Annex III to Exhibit B (all of the transactions described in clause (f) and this clause (g) (including any series of transactions to effectuate the foregoing transactions described in clause (f) and this clause (g)), all of which shall be consummated in a manner and on terms and conditions reasonably satisfactory to Fortress, the “Reorganization”; provided, however, that Fortress’ satisfaction with any of the foregoing transactions in this clause (g) or clause (f) above shall not be a condition to the closing of the Credit Facilities), and

(vi) the organizational structure of Super HoldCo and its subsidiaries including the OpCo Silo, the IPCo Silo and the Real Estate Co Silo after giving pro forma effect to the Reorganization shall be substantially in the form attached hereto as Annex I of Exhibit A;

(h) substantially concurrently with the consummation of the Acquisition and the closing of the Credit Facilities, the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”), will be paid;

(i) the proceeds of the Credit Facilities and the ABL Facility will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to effect the Refinancing, up to $5,000,000 in aggregate principal amount to be paid to the Sponsor (and members of his family who constitute Investors and their respective affiliates) (collectively, with Sponsor, “Family”, and such $5,000,000 payment, the “Family Distribution”) on the Closing Date (or, in the case of the Family Distribution, within two (2) business days thereafter), and to pay all or a portion of the Transaction Costs; and

(j) immediately following the initial funding and closing of the Credit Facilities and the consummation of the Reorganization, IPCo HoldCo will issue Warrants (as defined in Exhibit E) to Fortress (as defined in Exhibit B) to purchase up to thirty percent (30%) of each class of membership interests of IPCo HoldCo’s common equity, in accordance with the terms set forth on Exhibit E (and the issuance of the Warrants shall be a condition subsequent to the consummation of the other Transactions).

The transactions described above are collectively referred to as the “Transactions”.  For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction (or waiver by the Lead Arrangers) of the relevant conditions set forth on Exhibit F and the initial funding of the Credit Facilities together with, if the Reorganization is consummated on the Closing Date, the issuance of the Warrants immediately following

Exhibit A - Page 4

the initial funding and closing of the Credit Facilities and the consummation of the Reorganization; provided, that, if the Reorganization is not consummated on the Closing Date but instead consummated on the date that is one (1) business day following the Closing Date, the issuance of the Warrants shall occur immediately following the consummation of such Reorganization on such date.

Exhibit A - Page 5

Annex I to Exhibit A

PRO FORMA ORGANIZATIONAL STRUCTURE

[see attached]

Annex I to Exhibit A - Page 1

Post-Restructuring

GF
Parent
PEI
Super HoldCo
ABL Lenders
ABL
Fortress
Class A and Class B Warrants
OpCo HoldCo
OpCo
IPCo HoldCo
IPCo
Loan
Real Estate HoldCo
Real Estate Co
Loan
Ben HOGAN Golf Equipment Company, LLC (Delaware) Joint Venture
Supreme Int'l, LLC (Delaware) Wholesale
Perry Ellis Int'l Shared Services Corporation (Delaware Corp)
Perry Ellis Menswear, LLC (Delaware) Wholesale/Retail
Perry Ellis Mexico, S.A. De R.L. De C.V. (Mexican Corp.) Wholesale
Grand Team Holdings Limited (Hong Kong) Realty Holdco (Beijing, China)
Perry Ellis Int'l Group Holdings Ltd. (Irish Limited Company) Registered Bahamas
PEI Licensing, LLC* (Delaware) Licensing Co. for PEI Trademarks
Manhattan China Limited (Hong Kong) Joint Venture
Perry Ellis Europe Limited (United Kingdom) Wholesale
Perry Ellis Int'l HK, Limited (Hong Kong) Sourcing
Perry Ellis Menswear Puerto Rico, LLC Retail
Perry Ellis Int'l Europe Limited (Irish Limited Company) Int'l Licensing Co.
Shanghai Manhattan Garments Co. Ltd. (China) Joint Venture
Birdhill, Ltd. (Hong Kong) Inactive
Perry Ellis Europe Retail Limited (United Kingdom) Retail
Perry Ellis Europe Germany GmbH
Perry Ellis Mexico Holding Corp. (Delaware)
Supreme Munsingwear Canada, Inc. (Canadian Corp.) Wholesale
Tampa DC, LLC (Delaware) Realty Holdco (Tampa, FL)
Perry Ellis Real Estate LLC (Delaware) Realty Holdco (Seneca, SC)
Supreme Realty LLC (Florida) Realty Holdco (Miami, FL)

*PEI Licensing Inc. to become PEI Licensing LLC through a "F" reorganization.

EXHIBIT B

PROJECT SHORT PUTT

$140,000,000 FIRST LIEN FACILITY

SUMMARY OF TERMS AND CONDITIONS

Set forth below is a summary of the principal terms and conditions for the First Lien Facility, provided, however, that all conditions for the First Lien Facility are those expressly set forth hereunder, in each case, under the caption “Conditions Precedent” and it is understood that there are no conditions (implied or otherwise) for the First Lien Facility other than those set forth hereunder, in each case, under the caption “Conditions Precedent”.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A, C, D, E or F (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrower:	IPCo (the “Borrower”). IPCo HoldCo shall be the direct parent company of the Borrower (“IPCo HoldCo”).

Guarantors:

All obligations of the Borrower under the First Lien Facility (collectively, the “Borrower Obligations”) will be unconditionally guaranteed (the “Guaranty”) by Super HoldCo, IPCo HoldCo, Real Estate HoldCo, Real Estate Co, and in the event the transactions described in subclause (ii)(1)(B) of the Minimum Change of Control Prongs (as defined below) occurs, OpCo HoldCo (such Guaranty by OpCo HolCo, the “Springing OpCo HoldCo Guaranty”), and each of the Borrower’s and Real Estate Co’s domestic U.S. subsidiaries (to the extent permitted to be formed or acquired pursuant to the Credit Documentation) (subject to any customary restrictions with respect to any subsidiaries that are “controlled foreign corporations” for U.S. tax purposes) (such subsidiaries of Borrower and Real Estate Co, the “Subsidiary Guarantors”; and collectively with Super HoldCo, IPCo HoldCo, Real Estate HoldCo and Real Estate Co, the “Guarantors”; and the Borrower and the Guarantors, collectively, the “Loan Parties”); provided, that in the event the Bridge Facility is not consummated, Real Estate HoldCo and its subsidiaries shall not be required to become Loan Parties but 100% of the equity interests of Real Estate HoldCo shall be required to be pledged as Collateral.

First Lien Lead Arranger and Lead Bookrunner:

Fortress Credit Advisors LLC, on behalf of itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Advisors LLC (collectively, “Fortress”) will act as lead arranger and lead bookrunner for the First Lien Facility (in such capacity, the “First Lien Lead Arranger”).

First Lien Administrative Agent and Collateral Agent:

Fortress or another entity acceptable to Fortress in its sole discretion will act as the sole and exclusive administrative agent and collateral agent for the First Lien Lenders (in such capacities, the “First Lien Agent”).

Term Sheet – First Lien Facility

Exhibit B - Page 1

First Lien Lenders:

Fortress, and to the extent the First Lien Facility is syndicated, a syndicate of banks, financial institutions and other entities including the Initial First Lien Lenders (but excluding Disqualified Institutions) arranged by the First Lien Lead Arranger and reasonably acceptable to the Borrower (collectively, and together with any party that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “First Lien Lenders”).

TYPE AND AMOUNTS OF FIRST LIEN FACILITY

Term Loan Facility:

Type and Amount:	A 5-year term loan facility (the “First Lien Facility”) in an aggregate principal amount of $140 million (the loans thereunder, the “First Lien Term Loans”).

Amortization:

Commencing on the last day of the first full fiscal quarter ended after the Closing Date, the First Lien Term Loans shall be repayable in an amount equal to 5% per annum (payable in equal quarterly installments) of the original principal amount of the First Lien Term Loans during the first four (4) years following the Closing Date and each fiscal quarter thereafter, with the balance payable in full on the fifth (5th) anniversary of the Closing Date (the “First Lien Term Loan Maturity Date”).

Availability:	The First Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the First Lien Term Loans may not be reborrowed.

Maturity:	The First Lien Term Loan Maturity Date.

Use of Proceeds:	The proceeds of the First Lien Term Loans will be used to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs).

CERTAIN PAYMENT PROVISIONS

Interest Rates and Fees:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:

First Lien Term Loans may be prepaid, in whole or in part, without premium or penalty (except as set forth under the heading “First Lien Prepayment Premium” below), in minimum amounts to be agreed, at the option of the Borrower at any time upon one (1) business days’ (or, in the case of a prepayment of Eurodollar Loans (as defined on Annex I hereto), 3 business days’) prior notice, subject to reimbursement of the First Lien Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.  Optional prepayments of

Exhibit B - Page 2

the First Lien Term Loans shall be applied to the installments of the First Lien Term Loans as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

First Lien Prepayment Premium:

In connection with any payment, prepayment or repayment of the First Lien Term Loans (other than scheduled amortization payments and mandatory prepayments of the Borrower Obligations arising from (i) casualty or condemnation events pursuant to clause (b) of the “Mandatory Prepayments” section below and (ii) excess cash flow payments pursuant to clause (c) of the “Mandatory Prepayments” section below), in each case, on or prior to the second (2nd) anniversary of the Closing Date whether optional or mandatory, and whether before or after acceleration of the Borrower Obligations or the commencement of any bankruptcy or insolvency proceeding, but in any event including any such prepayment in connection with (u) a Change of Control (to be defined in the First Lien Credit Documentation, and for the avoidance of doubt, to include a prong that (i) Super HoldCo fails at any time to own directly 100% of the equity interests of each of IPCo HoldCo and Real Estate HoldCo, or (ii) either (1) (A) Super HoldCo fails at any time to own directly 100% of the equity interests of OpCo HoldCo and (B) (x) Super HoldCo owns directly less than 100% but more than 50% of the equity interests of OpCo HoldCo or (y) Super HoldCo owns and controls legally and beneficially directly less than 100% but more than 50% (on a fully diluted basis) of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo, and, in each case, at such time, OpCo HoldCo has not provided a Guaranty of the obligations under the Credit Facilities on the same terms and conditions as the Guaranty provided by the other Guarantors of the obligations under the Credit Facilities (and, in the event any transaction (or series of transactions) described in the foregoing clause (ii)(1)(B) occurs, the proceeds of any such transaction (or series of transactions) shall either (x) be maintained at Super Holdco and shall not distributed or paid as a dividend to the equity holders of Super HoldCo or (y) contributed to or invested in the IPCo Silo), or (2) Super HoldCo owns directly less than 50.1% of the equity interests of OpCo HoldCo or Super HoldCo owns and controls legally and beneficially directly less than 50.1% of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo, (iii) OpCo HoldCo fails at any time to own directly 100% of the equity interests of OpCo, (iv) IPCo HoldCo fails at any time to own directly 100% of the equity interests of IPCo, and (v) Real Estate HoldCo fails at any time to own directly 100% of the equity interests of Real Estate Co (such prongs described in this clause (u), the “Minimum Change of Control Prongs”)), (v) an acceleration of the Borrower Obligations

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as a result of the occurrence of an Event of Default, (w) foreclosure and sale of, or collection of, the Collateral, (x) sale of the Collateral in any insolvency proceeding, (y) the restructure, reorganization, or compromise of the Borrower Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding, or (z) the termination of the First Lien Credit Documentation for any reason, shall be subject to a premium (to be paid to the First Lien Agent for the benefit of the First Lien Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the First Lien Term Loans), equal to the applicable premium listed below multiplied by the principal amount of the First Lien Term Loans being prepaid, as applicable (the “First Lien Prepayment Premium”):

Year 1: Make Whole Premium

Year 2: 101%

Thereafter: 100%

“Make Whole Premium” shall mean the excess of (a) (i) the sum of such principal amount prepaid on such date, plus 1.0% times such principal amount, plus (ii) the present value on such date of all required interest payments that would be due on such principal amount through the one year anniversary of the Closing Date accruing at a rate equal to the Eurodollar Rate for an interest period of three months in effect on the third business day prior to such prepayment or repayment plus the interest margin in effect as of such date of prepayment or repayment computed using a discount rate equal to the Treasury Rate as of such date plus 50 basis points; over (b) such principal amount.

It is understood and agreed that if the Borrower Obligations are accelerated on or prior to the second (2nd) anniversary of the Closing Date for any reason, including because of an Event of Default, the commencement of any insolvency proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition or encumbrance (including that by operation of law or otherwise), the First Lien Prepayment Premium, determined as of the date of acceleration will also be due and payable as though said Borrower Obligations were voluntarily prepaid as of such date and shall constitute part of the Borrower Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each First Lien Lender’s lost profits as a result thereof. The First Lien Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each First Lien Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances. The Borrower expressly

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agrees that: (i) the First Lien Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel and (ii) the First Lien Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made.  The Borrower expressly acknowledges that its agreement to pay the First Lien Prepayment Premium as herein described is a material inducement to the First Lien Lenders to provide the commitments hereunder and to make the Loans.  Furthermore, Borrower acknowledges and agrees that the Borrower and its affiliates shall be estopped hereafter from claiming differently than as agreed to with respect to the First Lien Prepayment Premium and Borrower acknowledges and agrees that the First Lien Prepayment Premium is not intended to act as a penalty or to punish the Borrower for any action.

Mandatory Prepayments:	The following amounts shall be applied to prepay the First Lien Term Loans, in each case with carveouts and exceptions to be agreed:

(a)  100% of the net cash proceeds of any incurrence of debt by IPCo HoldCo, Borrower and its subsidiaries (and Real Estate HoldCo or its subsidiaries, to the extent such entities are Guarantors) (other than debt permitted under the First Lien Credit Documentation);

(b)  100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by IPCo HoldCo, the Borrower or any of its subsidiaries (and Real Estate HoldCo or its subsidiaries, to the extent such entities are Guarantors), except for exceptions to be agreed upon (subject to reinvestment of such proceeds in assets useful in the operations of the Borrower or its subsidiaries within 12 months following receipt (or if the Borrower or its subsidiaries have committed to reinvest such proceeds within such 12-month period, reinvestment within 6 months following such 12-month period); and

(c)  50% of Excess Cash Flow (to be defined but in any event to take into account the provisions described below) for each fiscal year of the Borrower (commencing with the fiscal year ending on or about February 1, 2020); provided that (i) the foregoing percentage shall be subject to a step-down to 25% based on achievement and maintenance of a Total Secured Net Leverage Ratio (which shall be defined in a manner consistent with the First Lien Documentation Principles) of 5.00:1.00 or lower , and (ii) the amount of such Excess Cash Flow prepayment shall be reduced dollar-for-dollar by the amount of voluntary prepayments of the First Lien Term Loans made prior to the time such prepayment is required to be made (but without duplication in any other Excess Cash Flow period)), except to the extent financed with long-term

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indebtedness (other than revolving indebtedness).  In the event that the Excess Cash Flow payment is reduced to 25% of Excess Cash Flow in accordance with clause (i) of the proviso set forth in the immediately preceding sentence (the difference between (x) an amount equal to 50% of Excess Cash Flow and (y) an amount equal to 25% of Excess Cash Flow, in each case, for the applicable measurement period, the “Excess Cash Flow Differential Amount”), the Excess Cash Flow Differential Amount shall be segregated from all other cash of the Borrower and deposited in a deposit account of Borrower that is subject to an account control agreement in favor of First Lien Agent on the date the applicable Excess Cash Flow prepayment amount is required to be paid under the First Lien Credit Documentation, and such amounts held in such bank account shall not be permitted to be used for any purpose other than to voluntarily prepay the First Lien Term Loans (with any First Lien Prepayment Premium, if applicable) in accordance with the First Lien Credit Documentation, subject to the terms of the applicable Pari Passu First Lien Intercreditor Agreement.

Mandatory prepayments of the First Lien Term Loans shall be applied to the remaining scheduled installments thereof in reverse order of maturity.

“Excess Cash Flow” shall be calculated in a manner substantially as follows, with respect to IPCo HoldCo and its subsidiaries, on a consolidated basis, without duplication, royalty revenues (including advertising royalties) of IPCo HoldCo and its subsidiaries on a cash basis, less, in each case to the extent permitted under the First Lien Credit Documentation,

i.                  IPCo Expenditures (as defined below, but to include, for the avoidance of doubt, for purposes of calculating Excess Cash Flow, extraordinary, non-recurring cash charges or expenses excluded pursuant to clause (v) of the definition of “IPCo Expenditures” below),

ii.               cash interest expense,

iii.            cash tax payments or permitted tax distributions in lieu thereof,

iv.           capital expenditures and Investments, including acquisitions (including of intellectual property),

v.              amortization of debt,

vi.           any Mandatory Prepayments, including in respect of asset sales or dispositions.

COLLATERAL	Subject to the Limited Conditionality Provision and limitations to be agreed to in the First Lien Credit Documentation, the Borrower

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Obligations and the obligations of each other Loan Party under the Guaranty shall be secured by a perfected first-priority security interest in the Collateral (subject to permitted liens and other exceptions to be set forth in the First Lien Credit Documentation).

“Collateral” means all of the tangible and intangible assets of the Borrower and each Guarantor, including, without limitation, equipment, general intangibles (including contract rights), intellectual property, intercompany notes, instruments, chattel paper, documents, accounts receivable, inventory, cash, deposit accounts, securities and commodity accounts, books and records related to the foregoing and general intangibles and proceeds of the foregoing, fee-owned real property and fixtures, and equity interests and investment property, including, without limitation, the capital stock of Borrower owned by IPCo HoldCo, the capital stock of Real Estate Co owned by Real Estate HoldCo, the capital stock of IPCo HoldCo and Real Estate HoldCo owned by Super HoldCo and a pledge of the capital stock of each Loan Party’s direct and indirect present or future subsidiaries (excluding OpCo HoldCo or any of its subsidiaries unless the Springing OpCo HoldCo Guaranty is provided (or is required to be provided), in which case, the Collateral shall automatically include a pledge of the capital stock of OpCo HoldCo owned by Super HoldCo), books and records related to the foregoing and proceeds of the foregoing, subject to exceptions and thresholds to be mutually agreed.

All the above-described pledges and security interests shall be created on terms to be set forth in the First Lien Credit Documentation, and none of the Collateral shall be subject to other pledges or security interests (except permitted liens and other exceptions and baskets to be set forth in the First Lien Credit Documentation); provided, that in the event the Bridge Facility is not consummated, Real Estate HoldCo and its subsidiaries shall not be required to become a Loan Party but 100% of the equity interests of Real Estate HoldCo shall be required to be pledged as Collateral.

Notwithstanding anything to the contrary herein or in the First Lien Credit Documentation, control agreements with respect to any deposit accounts, securities accounts, any other bank accounts, pledged capital stock and intercompany notes shall be required to be delivered on a post-closing basis (and subject to customary exceptions and thresholds to be mutually determined).

Intercreditor Agreements:

The priority of the payments and security interests in the Collateral and related creditors’ rights among (i) the First Lien Lenders and the Bridge Facility Lenders will be set forth in a customary first lien pari passu intercreditor agreement (the “Pari Passu First Lien Intercreditor Agreement”) subject to the First Lien Agent’s control, on behalf of the First Lien Lenders (it being understood and agreed that the Pari Passu First Lien Intercreditor Agreement shall not be required unless the Bridge Facility is funded on the Closing Date),

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and (ii) the First Lien Lenders (and, in the event the Bridge Facility is funded on the Closing Date, the Bridge Facility Lenders), on the one hand, and the Second Lien Lenders, on the other hand, will be set forth in a customary first lien second lien intercreditor agreement (the “First Lien Second Lien Intercreditor Agreement”).

Intercompany License:

On the Closing Date upon completion of the Reorganization (or if such Reorganization is not completed until one (1) Business Day following the Closing Date, on such date), an intercompany license agreement (such license agreement, the “Intercompany License”) with respect to IPCo’s and its direct wholly-owned intellectual property subsidiaries’ (the “IPCo Subsidiaries”) intellectual property rights shall be entered into among IPCo, IPCo Subsidiaries and OpCo, on the terms set forth in Annex III to Exhibit B and any other terms and provisions reasonably satisfactory to the First Lien Lead Arranger.

CERTAIN CONDITIONS

Conditions Precedent:

The making of any First Lien Term Loans on the Closing Date shall be subject to the conditions set forth on Exhibit F to the Commitment Letter and in Section 6 of the Commitment Letter and delivery of a customary borrowing notice.

DOCUMENTATION

First Lien Credit Documentation:

The definitive documentation for the First Lien Facility (the “First Lien Credit Documentation”) shall (i) contain the terms and conditions consistent with the Commitment Letter and such other terms as the Borrower and the First Lien Lead Arranger shall reasonably agree, but shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit B (subject only to the inclusion of customary collateral-related representations and covenants) applicable to each of the following groups of entities (i) Super HoldCo and its subsidiaries (other than the IPCo Silo and the Real Estate Co Silo), (ii) the IPCo HoldCo and its subsidiaries, and (iii) Real Estate HoldCo and its Subsidiaries, and otherwise be usual and customary for facilities of similarly situated facilities of this kind (taking into account the silo structure), and (ii) be negotiated in good faith to finalize the First Lien Credit Documentation prior to the Closing Date.  This paragraph shall be referred to as the “First Lien Documentation Principles”.

Representations and Warranties:

The First Lien Credit Documentation will contain the following representations and warranties by each of the following groups of entities: (i) Super HoldCo and its subsidiaries (other than the IPCo Silo and the Real Estate Co Silo), (ii) IPCo HoldCo and its subsidiaries, and (iii) Real Estate HoldCo and its subsidiaries, with customary materiality qualifiers, thresholds, exceptions, limitations

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and qualifications to be mutually agreed and otherwise consistent with the First Lien Documentation Principles:  organizational existence; organizational power and authority; due authorization, execution and delivery of the First Lien Credit Documentation; enforceability of the First Lien Credit Documentation; no conflicts of the First Lien Credit Documentation with applicable law, organizational documents or contractual obligations; financial condition, projections and accuracy of financial statements; no Material Adverse Effect (as defined below); subsidiaries or capitalization; compliance with law (including, without limitation, FCPA, OFAC and the PATRIOT Act); anti-terrorism laws; governmental and third party approvals and consents (as such approvals and consents pertain to the First Lien Credit Documentation); ERISA and labor matters; environmental matters; no default under material contracts; absence of brokers’ or finders’ fee; litigation; intellectual property; ownership of property (including intellectual property); taxes; Federal Reserve margin regulations; Investment Company Act and other regulations; accuracy of disclosure as of the Closing Date (to be consistent with the “10b-5” representation set forth in the Commitment Letter to which this Exhibit B is attached); solvency (to be defined in a manner consistent with Annex I to Exhibit F) of (i) IPCo HoldCo and its subsidiaries on a consolidated basis, and (ii) Real Estate HoldCo and its subsidiaries on a consolidated basis; and the creation, validity, perfection and priority of security interests, subject to the limitations on perfection set forth in the Limited Conditionality Provisions.

“Material Adverse Effect” means, (i) as of the Closing Date, a “Company Material Adverse Effect” (as defined in the Acquisition Agreement in effect on the Closing Date), and (ii) after the Closing Date, a material adverse change in, or a material adverse effect on, (a) the operations, business, assets, properties, liabilities (actual or contingent), or financial condition, in each case, of Super HoldCo and its subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the First Lien Agent or First Lien Lenders under the First Lien Credit Documentation, (c) the ability of each of the following groups: (1) the Super HoldCo and its subsidiaries, (2) Borrower and the Guarantors and their respective subsidiaries, and (3) the Real Estate HoldCo and its subsidiaries, (in each case, (taken as a whole) to perform their obligations under the First Lien Credit Documentation, or (d) the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any First Lien Credit Documentation to which it is a party.

Affirmative Covenants:

The First Lien Credit Documentation will be limited to the following affirmative covenants by each of the following groups of entities: (i) Super HoldCo and its subsidiaries (other than the IPCo Silo and the Real Estate Co Silo), (ii) IPCo HoldCo and its subsidiaries, and (iii) Real Estate HoldCo and its subsidiaries, in each case, with customary materiality qualifiers, thresholds,

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exceptions, limitations and qualifications to be mutually agreed and otherwise consistent with the First Lien Documentation Principles: delivery of annual audited consolidated financial statements of Super HoldCo (and unaudited consolidating financial statements for (x) IPCo HoldCo and its subsidiaries, (y) OpCo HoldCo and its subsidiaries and (z) Real Estate HoldCo and its subsidiaries) within 120 days after the end of each fiscal year, in each case, accompanied by an opinion of an independent accounting firm that is not subject to qualifications as to scope of such audit (other than solely with respect to, or resulting solely from, an upcoming maturity date of debt permitted under the First Lien Credit Documentation occurring within one year from the time such opinion is delivered); delivery of unaudited quarterly consolidated financial statements of Super HoldCo (and unaudited consolidating financial statements for (x) IPCo HoldCo and its subsidiaries, (y) OpCo HoldCo and its subsidiaries (z) and Real Estate HoldCo and its subsidiaries) within 45 days of the end of each fiscal quarter; delivery of unaudited monthly internally prepared management reports of Super HoldCo and its subsidiaries, (and segment reporting in a manner and format substantially consistent with the Target’s existing practice) within 30 days of the end of each fiscal month; notice of any changes or modifications, terminations or non-renewals of any license agreements (or to the knowledge of a responsible officer of a Loan Party or any of its subsidiaries, expected terminations or non-renewals of, or defaults under, such license agreements), and the entry into new licenses, in each case, within 45 days of the end of each fiscal quarter; a summary of royalty revenue by license for the trailing four fiscal quarter period and a report by brand, licensee, execution date, effective date, expiration date, licensed products, territory, actual net sales, paid sales royalty, minimum sales royalty (GMR), paid advertising royalty, and minimum advertising royalty (GMAR) for the trailing three fiscal year period for each intellectual property license of any entity in the IPCo Silo, in form and substance substantially consistent with the report referenced as “3.5.2 CY 2015 to 2017 By Licensee” delivered by Company to Fortress prior to the date hereof, in each case, within 45 days of the end of each fiscal quarter; delivery of compliance certificates and customary management discussion and analysis narratives with respect to such audited or unaudited financial statements; delivery of an annual budget within 60 days of the end of each fiscal year; delivery of customary officers’ certificates and other information reasonably requested by the First Lien Agent; delivery of notices of default, litigation, license agreements, and certain other material events; maintenance of books and records; maintenance of existence and corporate franchises, rights, licenses and privileges; compliance with laws (including ERISA, anti-terrorism, anti-money laundering and environmental laws); maintenance of property (including of intellectual property) and insurance; payment of taxes and claims; right of the First Lien Agent to inspect property and books and records (subject to frequency and cost reimbursement limitations);

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at Fortress’ request, obtain (including paying all usual and customary fees and expenses with respect to such credit rating) a private credit rating (but not a specific ratings), as applicable, of the Borrower and for the Credit Facilities from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), a subsidiary of The McGraw Hill Corporation; use of proceeds; material contracts (including intellectual property licenses and the Intercompany License); quarterly lender calls; to the extent the First Lien Facility is syndicated, syndication assistance; on a post-closing basis, the entry into intellectual property management or consulting arrangements in a manner to be mutually agreed (it being understood that in addition to such arrangement, the First Lien Agent shall have the right to retain and engage a consultant or management company to monitor the licensing activities of IPCo and its subsidiaries, with any fees, costs and expenses incurred by the First Lien Agent for such retention or engagement to be reimbursed by the Borrower to the First Lien Agent in an aggregate amount not to exceed $250,000 per year); any notices or reporting (whether financial or otherwise) delivered or required to be delivered under the ABL Facility; and further assurances on guaranty and Collateral matters (including, without limitation, with respect to additional guarantees and security interests in after-acquired property), subject to the parameters set forth under “COLLATERAL” above, including, in each case, exceptions and baskets to be mutually agreed upon.

Financial Covenants:	Limited to the following:

(a) a minimum liquidity covenant applicable to OpCo HoldCo and its subsidiaries on a consolidated basis, to be tested at all times (which, with respect to the excess availability under the ABL Facility, may be based on  OpCo’s most recent borrowing base certificate delivered (or required to be delivered) under the ABL Facility) and reported as of the last day of each fiscal quarter (the “Minimum OpCo Liquidity Covenant”), requiring cash and cash equivalents and excess availability under the ABL Facility (excluding any cash or cash equivalents that are or would be subject to a reinvestment right expiring within three (3) months of the date of calculation) (“Liquidity”) in an aggregate principal amount not less than $20,000,000;

(b) a minimum Royalty Revenue covenant (including advertising royalties not to exceed 20% of Royalty Revenue in the aggregate for any applicable period) applicable to IPCo HoldCo and its subsidiaries on a consolidated basis, to be tested on the last day of each fiscal quarter (the “Minimum Royalty Revenue Covenant”), commencing with the fiscal quarter ending November 3, 2018, with the following levels for the most recently ended four fiscal quarter period:  (i) for any fiscal quarter ending on or after November 3, 2018 but on or prior to February 1, 2020, $35,000,000 or greater,

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(ii) for any fiscal quarter ending after February 1, 2020, but on or prior to January 31, 2021, $36,000,000 or greater and (iii) for any fiscal quarter ending after January 31, 2021, $37,000,000 or greater; provided that the foregoing dollar thresholds shall be ratably adjusted (based on royalty payments) following any sales, dispositions or transfers of assets permitted pursuant to clause (d) under Negative Covenants below; and

(c) a maximum IPCo Expenditures covenant applicable to IPCo HoldCo and its subsidiaries on a consolidated basis, to be tested on the last day of each fiscal quarter (the “Maximum Expenditures Covenant”, together with the Minimum OpCo Liquidity Covenant and the Minimum Royalty Revenue Covenant, the “Financial Covenants”), commencing with the first fiscal quarter ended after the Closing Date, capped at an aggregate amount not to exceed $8 million per annum, annualized for any period that is less than a full fiscal year.

To the extent any calculation of the foregoing Financial Covenants includes periods prior to the Closing Date, Borrower shall calculate such Financial Covenants on a pro forma basis, giving effect to the Transactions consummated on the Closing Date (including the Reorganization).

For purposes of calculating royalty revenue, “Royalty Revenue” used herein shall be defined in a manner consistent with the First Lien Documentation Principles, shall apply to the IPCo Silo only, and in any event shall be calculated as the greater of (x) to the extent in excess of the amounts described in clause (y) below, any actual royalty revenue generated from a license agreement entered into by and between an entity that is a Loan Party under the IPCo Silo and any third party (other than any entity that is part of the OpCo Silo) to the extent actually received and (y) Guaranteed Minimum Royalties to the extent actually received; provided, however, that Royalty Revenue shall (i) include the revenue generated from any new license agreement signed in the prior 12 months on an annualized run-rate basis (calculated in accordance with the definition of Guaranteed Minimum Royalties below) and (ii) exclude the revenue generated (or expected to be generated) from a license agreement that is scheduled to expire (and has not been renewed), or to the knowledge of a responsible officer of a Loan Party or its subsidiaries, that is expected to be terminated or where a default is expected to arise thereunder, in each case, in the subsequent 6 months.  “Guaranteed Minimum Royalties” for any license agreement means the lesser of (a) guaranteed minimum royalties for such license agreement for the applicable period or (b) guaranteed minimum annual royalties for such license agreement on a straight-line basis over the life of the royalty.

For purposes of calculating maximum IPCo Expenditures, “IPCo Expenditures” used herein shall be defined in a manner consistent

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with the First Lien Documentation Principles, shall apply to the IPCo Silo only, and in any event shall mean the aggregate amount of direct or shared expenditures or expenses incurred, paid or made by any entity in the IPCo Silo, including, (i) all direct SG&A cash expenses affiliated with the Target’s current licensing operations (including any expenses categorized as cost of goods sold), (ii) allocation of shared services consistent with Target’s historical corporate overhead allocations to its licensing operation, (iii) marketing expenses (not to exceed total marketing royalties received by IPCo from both third party licensees and OpCo or any other entity in the OpCo Silo), (iv) capital expenditures, excluding permitted investments, and (v) extraordinary, non-recurring cash charges or expenses including, but not limited to, severance payments, restructuring charges and transaction expenses (including buying and/or selling of any intellectual property, in connection with restructuring or severance that may result from outsourcing the licensing function to an agent or management company, or for incurring litigation costs to enforce intellectual property rights), but excluding up to $2,000,000 in the aggregate during the term of the Credit Facilities for any such extraordinary, non-recurring cash charges or expenses described in this clause (v).

In the event the Minimum OpCo Liquidity Covenant is breached, the Company or Super HoldCo shall be permitted to make a cash equity contribution into OpCo (in the form of (x) common equity or (y) other equity on terms and conditions acceptable to the First Lien Required Lenders made to OpCo HoldCo (or its parent) and then ultimately contributed to OpCo and in the form of cash common equity) within five (5) business days after such breach in order to cure any shortfall in the Minimum OpCo Liquidity Covenant (such amount, the “Cure Amount”).  At the request of the Borrower, such Cure Amount shall be included in the calculation of Liquidity for the purposes of determining compliance with the Minimum OpCo Liquidity Covenant at any time or at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Liquidity, a “Specified Equity Contribution”); provided, that no more than two (2) Specified Equity Contributions may be made in any consecutive four (4) fiscal quarter period, and no more than four (4) Specified Equity Contributions may be made during the term of the First Lien Facility.  From and after the date on which the Borrower provides notice of its intent to effectuate a Specified Equity Contribution to the First Lien Agent, no Default or Event of Default shall be deemed to have occurred or be continuing with respect to any failure to comply with the Minimum OpCo Liquidity Covenant unless such Specified Equity Contribution is not made by the date so required.

Negative Covenants:	The First Lien Credit Documentation will be limited to the following negative covenants by each of the following groups of entities: (i) Super HoldCo and its subsidiaries (other than the IPCo

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Silo and the Real Estate Co Silo), (ii) IPCo HoldCo and its subsidiaries, and (iii) Real Estate HoldCo and its subsidiaries, in each case, with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed and otherwise consistent with the First Lien Documentation Principles:

(a) indebtedness (including guarantee obligations in respect of indebtedness);

(b) liens;

(c) mergers, consolidations, liquidations and dissolutions;

(d)                   sales, dispositions or transfers of assets (and for the avoidance of doubt, no dispositions of brands or intellectual property assets or rights (including by way of an exclusive perpetual or exclusive non-royalty bearing or perpetual non-royalty bearing license or similar arrangement) shall be permitted other than specific “Permitted Licensing Arrangements” (to be defined in the First Lien Credit Documentation); provided, that “Permitted Licensing Arrangements” (and the covenant restricting sales, dispositions or other transfers) will permit the Borrower to sell or otherwise dispose of (x) the Pro Player® mark pursuant to that certain side letter agreement referenced in clause (j) of Section 3.15 of the Disclosure Schedules to the Acquisition Agreement, as amended to the date hereof (collectively, the “Pro Player Side Letter”), for the greater of $5 million or the fair market value of such brand on or before December 31, 2020, in accordance with the terms and conditions of the Pro Player Side Letter, and any net cash proceeds from such sale shall be applied to subject to the asset sale prepayment requirements set forth in clause (b) of the “Mandatory Prepayments” section above, and (y) brands or intellectual property assets or rights (other than any such brands, intellectual property assets or rights consisting of the Perry Ellis® and Original Penguin ® by Munsingwear ® brands) in one or more series of related transactions with a fair market value of up to $50 million in the aggregate during the term of the First Lien Facility to the extent the net cash proceeds from such transaction (or series of related transactions) received by Borrower represents no less than 7.00x the annual revenue or royalties generated by such brands or intellectual property assets or rights (without regard to any intercompany revenue or royalties received pursuant to the Intercompany License in effect as of the Closing Date (or on the first business day following the Closing Date, whichever date such Intercompany License is entered into) and such net cash proceeds received are applied to prepay the First Lien Term Loans as a mandatory prepayment pursuant to clause (b) of the “Mandatory Prepayments” section above, together with any accrued and unpaid interest thereon, First

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Lien Prepayment Premium applicable thereto and any other fees, costs or expenses owing by Borrower in respect of such prepayment (without any ability to reinvest such proceeds);

(e) dividends or distributions on, or redemptions or repurchases of, the capital stock (“Restricted Payments”);

(f)                     acquisitions, investments, loans and advances (“Investments”); provided, that there shall be no investments, loans or advances permitted from (i) the IPCo Silo to the OpCo Silo, (ii) the IPCo Silo to the Real Estate Co Silo, or (iii) the Real Estate Co Silo to the OpCo Silo; provided, further, that Super HoldCo may use the remaining net proceeds of restricted payments from the IPCo Silo otherwise expressly permitted hereunder (and with respect to restricted payments from IPCo HoldCo to Super HoldCo, only after giving effect to any restricted payments or dividends on shares of the common equity underlying any unexercised Warrants) to make investments in or loans or advances to the OpCo Silo (to the extent that such restricted payment would have been payable at such time);

(g) restrictions on payments on the Second Lien Facility and unsecured debt, subordinated debt or junior lien debt (“Restricted Debt Payments”);

(h) burdensome agreements (negative pledge clauses and restrictions on subsidiary restrictions);

(i) changes in business;

(j)                      transactions with affiliates (which shall, for the avoidance of doubt following completion of the Reorganization, require (i) (x) the IPCo Silo and the OpCo Silo, and (y) the Real Estate Co Silo and the OpCo Silo, in each case, to conduct business on an arm’s length basis pursuant to one or more shared services agreements to be reasonably acceptable to the First Lien Required Lenders, and (2) that, whether or not Real Estate HoldCo or its subsidiaries are Guarantors of the First Lien Facility, the Second Lien Facility or the Bridge Facility, such entities shall be treated the same or substantially similar to the entities in the OpCo Silo and all transactions by and between any entity in the IPCo Silo, on the one hand, and the Real Estate Co Silo, on the other hand, shall be conducted on an arm’s length basis, including, among other things, with respect to liens, indebtedness, investments, loans or advances, sales, dispositions, transfers of assets, Restricted Payments, etc.);

(k) sale and leasebacks;

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(l) changes in fiscal year;

(m) bank accounts;

(n)                   amendments of organizational documents, the unsecured debt, subordinated debt or junior lien debt (including the Second Lien Facility) or the Bridge Facility, in each case, in a manner that is materially adverse to the First Lien Lenders;

(o) modification or termination of material agreements in a manner materially adverse to the financial condition of any entity in the IPCo Silo;

(p)                   no interposing entities between Super HoldCo and OpCo HoldCo, Super HoldCo and IPCo HoldCo, Super HoldCo and Real Estate HoldCo, IPCo HoldCo and IPCo, Real Estate HoldCo and Real Estate Co, and OpCo HoldCo and OpCo;

(q) no credit support to be provided by any entities in the IPCo Silo or Real Estate Co Silo to the creditors of OpCo HoldCo, OpCo or any of its subsidiaries;

(r)                      (i) intellectual property assets or rights created or acquired by any entity in the OpCo Silo not being transferred to IPCo or another entity in the IPCo Silo;  provided that if intellectual property assets or rights (“Acquired IP”) are acquired by any entity in the OpCo Silo from a non-affiliated third party, such OpCo Silo entity shall be required to offer such Acquired IP to IPCo or another entity in the IPCo Silo at the purchase price (or implied purchase price) for such Acquired IP and IPCo or such other entity in the IPCo Silo may purchase such Acquired IP with the consent of the First Lien Required Lenders, (ii) intellectual property assets or rights created or acquired by any entity in the IPCo Silo not becoming Collateral in accordance with the First Lien Credit Documentation, (iii) amendments, modifications or supplements of the Intercompany License without the First Lien Lenders’ prior written consent, (iv) except for intellectual property license agreements or similar arrangements entered into the ordinary course of business of IPCo or any of its subsidiaries and for fair market value, entry into new license agreements or similar arrangements without the First Lien Lenders’ prior written consent, and (v) maintenance of intellectual property;

(s)                     in the case of IPCo and its subsidiaries, limitation of activities to intellectual property licensing and related matters, and with respect to any entity in the IPCo Silo that is party to the Intercompany License, limitations on licensing activities and arrangements (and for the avoidance of doubt, IPCo and its subsidiaries shall have the exclusive right to exploit

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intellectual property in any manner not being exploited by the Target and its subsidiaries immediately prior to the date of the Commitment Letter);

(t) in the case of Real Estate Co and its subsidiaries, limitation of activities to real estate ownership and related matters and maintenance of real estate assets;

(u) passive holding company; and

(v)                   in the event any transaction (or series of transactions) described in clause (ii)(1)(B) of the Minimum Change of Control Prongs occurs, limitations on the manner in which the proceeds of any such transaction (or series of transactions) are applied (for the avoidance of doubt, such proceeds shall either (x) be maintained at Super Holdco and shall not distributed or paid as a dividend to the equity holders of Super HoldCo or (y) be contributed to or invested in the IPCo Silo);

including, in each case, exceptions and baskets to be mutually agreed upon, and in any event, to include (but not be limited to) the following:

(i)        with respect to the OpCo Silo only, (x) the ABL Facility (together with up to $75,000,000 of incremental facilities), and (y) additional other indebtedness incurred by OpCo HoldCo or its subsidiaries in an aggregate amount not to exceed $50,000,000 outstanding at any time (so long as such indebtedness is non-recourse to Super HoldCo and the IPCo Silo); provided, that, the aggregate outstanding amount of indebtedness for borrowed money permitted to be incurred by the OpCo Silo in its entirety shall not exceed $400,000,000.

(ii)       General dollar basket for Restricted Payments in an amount not to exceed $25,000,000 in the aggregate during the term of the First Lien Facility; provided, that (a) on a pro forma basis, no event of default shall have occurred and be continuing or would immediately result therefrom and (b) minimum Consolidated EBITDA of Super HoldCo and its subsidiaries (to be defined in a manner substantially consistent with the definition set forth on Annex II to this Exhibit B) for the most recently ended four fiscal quarter period for which financial statements have been (or were required to be) delivered to the First Lien Agent is equal to or greater than $77,300,000.

(iii)      In addition to the Restricted Payments basket set forth in subclause (ii) above, the Borrower shall be permitted to make (x) permitted tax distributions (to be defined in a manner to be agreed and allowing for distribution in the aggregate of 25% of taxable income of the Borrower to Super Holdco in respect of Target’s tax liability and to Fortress in respect of

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its Warrants), as applicable, and (y) dividends or distributions with Excess Cash Flow that is not required to be applied to prepay the Loans pursuant to clause (c) of the “Mandatory Prepayments” section above so long as in the case of this clause (y), (i) no such dividends or distributions are made prior to the date that is 18 months following the Closing Date and (ii) the sum of third-party Royalty Revenues (including any advertising royalty or revenue) for the most recently ended four fiscal quarters (such sum adjusted to reflect run rate of new contracts for a 12-month period and exclude contracts that are scheduled to expire in the subsequent 12 months (unless such expiring contracts have been renewed)) for the most recently ended four fiscal quarters is not less than $45,000,000, and (iii) pro forma Minimum IPCo Cash Liquidity of at least $5,000,000.

(iv)     Notwithstanding anything to the contrary contained herein, there shall be no other Restricted Payments baskets other than the basket set forth in subclause (ii) above and subclause (iii) above and no Restricted Payments builder or available amount basket (provided, for the avoidance of doubt, that OpCo shall be permitted to make and pay employee cash retention awards (whether directly by OpCo or by way of restricted payments from OpCo to a parent entity or otherwise (but for the avoidance of doubt, not from any funds from the IPCo Silo or Real Estate Co Silo) in accordance with the terms thereof that were converted from performance-based restricted stock awards in effect immediately prior to the Closing Date).

(v)      Permitted sale and leaseback transactions with respect to real estate owned by the Real Estate Co Silo shall be permitted to the extent the proceeds from such transactions are applied to repay existing mortgage debt (including the Bridge Facility, if entered into, so long as the Bridge Facility is repaid in full) (with any additional net proceeds applied as required pursuant to Mandatory Prepayments section above); provided, however that none of IPCo HoldCo, IPCo or any of its subsidiaries shall guarantee or provide any credit or collateral support for such transactions or be a party to any lease agreement.

Events of Default:

The definitive Loan Documents for the First Lien Facility will include only the following events of default applicable to each of the following groups of entities: (i) Super HoldCo and its subsidiaries (other than the IPCo Silo and the Real Estate Co Silo), (ii) IPCo HoldCo and its subsidiaries, and (iii) Real Estate HoldCo and its subsidiaries, in each case, with customary materiality qualifiers, grace periods and qualifications to be mutually agreed and otherwise consistent with the First Lien Documentation Principles: nonpayment of principal when due; nonpayment of

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interest, fees or other amounts with a grace period to be agreed; inaccuracy of a representation or warranty in any material respect when made or deemed made; violation of an affirmative covenant (subject, except with respect to notices of default, use of proceeds, financial reporting obligations or financial deliverables and compliance certificates, corporate existence of the Borrower and the other Loan Parties, insurance and payment of taxes of claims, to a grace period of 30 days following the earlier of (x) written notice from the First Lien Agent or (y) knowledge by a responsible officer of a Loan Party or any of its subsidiaries of such default); violation of a negative covenant or a financial covenant; cross-default to material indebtedness (including the ABL Facility and the Bridge Facility); breach or defaults under intellectual property licenses (including the Intercompany License) or other material contracts; bankruptcy events with respect to Super HoldCo or any of its subsidiaries (including any Loan Party or any of its subsidiaries, but excluding immaterial subsidiaries (to be mutually defined)); ERISA events subject to Material Adverse Effect; material unpaid, final judgments that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual (or assertion by a Loan Party in writing of the) invalidity of the credit agreement, intercreditor agreements or any material guarantee or material security document or material portion of Collateral; and a Change of Control (to be defined in accordance with Documentation Principles, and for the avoidance of doubt, to include the Minimum Change of Control Prongs); provided, however, that it shall not be a Change of Control if the Family sells up to twenty-five percent (25%) of the common equity that the Family in the aggregate held in the Company as of the Closing Date (after giving effect to the Transactions); the Reorganization is not consummated within one (1) business day following the Closing Date and the Warrants are not issued immediately following the consummation of such Reorganization.

Voting:

Amendments and waivers of the First Lien Credit Documentation will require the approval of First Lien Lenders (that are non-defaulting First Lien Lenders) holding more than 50% of the aggregate amount of the First Lien Term Loans (the “First Lien Required Lenders”), except that in addition, (a) the consent of each First Lien Lender directly and adversely affected thereby shall be required with respect to (i) reductions in the principal amount of any First Lien Term Loan owed to such First Lien Lender or any scheduled amortization payments thereof, (ii) extensions of the final maturity of any First Lien Term Loan, the due date of any interest or fee payment or any scheduled amortization payments thereof (in each case, other than extensions for administrative reasons agreed by the First Lien Agent) owed to such First Lien Lender, (iii) reductions in the rate of interest (other than a waiver of default interest) or the amount of any fees owed to such First Lien Lender (it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees

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(or the component definitions) shall not constitute a reduction in any rate of interest or fees) and (iv) increases in the amount (other than with respect to any Incremental First Lien Facility to which such First Lien Lender has agreed) of such First Lien Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any commitment of any First Lien Lender); and (b) the consent of 100% of the First Lien Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “First Lien Required Lenders”, (ii) releases or subordination of all or substantially all of the Collateral or the Liens thereon, and (iii) releases or subordination of all or substantially all of the value of the Guaranty (other than, in the cases of clauses (ii) and (iii) above, in accordance with the First Lien Credit Documentation).

Modifications to provisions regarding pro rata payments or sharing of payments, in each case, in connection with adding one or more tranches (which may, but are not required to be new money tranches) of debt and the like not otherwise contemplated hereby shall only require approval of the First Lien Required Lenders, and non-pro rata distributions will be permitted in connection with any such new tranches of debt and as contemplated hereby.

The First Lien Credit Documentation shall contain provisions allowing the Borrower to replace a non-consenting First Lien Lender under the First Lien Facility (as the Borrower shall elect) in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all First Lien Lenders directly affected thereby (so long as the First Lien Required Lenders consent), increased costs, taxes, etc. and “defaulting” or insolvent First Lien Lenders.

Defaulting Lenders:

The First Lien Credit Documentation shall contain customary limitations on and protections with respect to “defaulting” First Lien Lenders, including, but not limited to, non-payment/escrow of amounts owed to any such defaulting First Lien Lender to secure its obligations, exclusion for purposes of voting for so long as such First Lien Lender is a “defaulting” First Lien Lender.

Assignments and Participations:

The First Lien Lenders shall be permitted to assign all or a portion of their First Lien Term Loans (other than to any Disqualified Institutions (provided that the list of Disqualified Institutions is available to the First Lien Lenders) or a natural person and other than to the Borrower, any other Loan Party and of their respective affiliates) with the consent of the Borrower and First Lien Agent (in each case, not to be unreasonably withheld, conditioned or delayed); provided that, no consent of the Borrower shall be required after the occurrence and during the continuance of any event of default; provided further that, the Borrower shall be

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deemed to have consented to any assignment unless it shall have objected thereto by written notice to the First Lien Agent within five (5) business days after having received written notice thereof.  In the case of partial assignments (other than to another First Lien Lender, an affiliate of a First Lien Lender or an Approved Fund), the minimum assignment amount shall be $1.0 million unless otherwise agreed by the Borrower and the First Lien Agent.  The First Lien Agent shall receive a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the First Lien Agent) in connection with all assignments.  The First Lien Lenders shall also have the right to sell participations in their First Lien Term Loans to other persons (other than any Disqualified Institution (provided that the list of Disqualified Institutions is available to the First Lien Lenders) or the Borrower and its affiliates).  Participants shall have the same benefits as the First Lien Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions.  Voting rights of participants shall be limited to those matters set forth in clauses (a) and (b) of the first paragraph under “Voting” with respect to which the affirmative vote of the First Lien Lender from which it purchased its participation would be required.  Pledges of First Lien Term Loans in accordance with applicable law shall be permitted without restriction other than to Disqualified Institutions; provided that the First Lien Credit Documentation shall permit the First Lien Agent to make available to any First Lien Lender, upon request, the list of Disqualified Institutions delivered to the First Lien Lead Arrangers in accordance with the Commitment Letter (and to make available, upon request, any subsequent additions to such list).

“Approved Fund” means, with respect to any First Lien Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such First Lien Lender, (ii) an affiliate of such First Lien Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such First Lien Lender.

Successor Administrative Agent:

The First Lien Agent may resign (a) upon 5 days’ (or less, as agreed to by the First Lien Required Lenders) notice by the applicable party and (b) subject to the appointment of a successor administrative agent (although if no successor administrative agent is appointed within 30 days, such resignation will still be effective).  Such successor agent shall be an affiliate of Fortress or a commercial bank with a combined capital and surplus of at least $1 billion (provided that no Disqualified Institution shall be a successor agent).

Yield Protection and Taxes:	The First Lien Credit Documentation shall contain customary provisions (a) protecting the First Lien Lenders against increased

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costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in the case of each of clauses (i) and (ii) above, be deemed to constitute a change in requirements of law, regardless of the date enacted, adopted, issued, or implemented), in each case, subject to customary limitations and exceptions (it being understood that (x) increased costs or loss of yield shall only be reimbursable by the Borrower to the extent the applicable First Lien Lender is requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities, and (y) requests for payments on account of increased costs resulting from market disruption shall be limited to circumstances generally affecting the banking market and when the First Lien Required Lenders have made a request therefor), and (b) indemnifying the First Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.  The First Lien Credit Documentation shall contain a customary tax gross up.  The First Lien Credit Documentation shall contain provisions regarding the timing for asserting a claim in respect of yield protection and taxes.

Expenses and Indemnification:

The Borrower shall pay (a) whether or not the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the First Lien Agent and the First Lien Lead Arranger incurred on or after the Closing Date within 10 days of a written demand therefor, together with backup documentation supporting such reimbursement request, associated with the syndication of the First Lien Facility and the preparation, negotiation, execution, delivery and administration of the First Lien Credit Documentation and any amendment, consent or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the First Lien Agent and the First Lien Lead Arranger, taken as a whole (unless the First Lien Agent is not a Fortress entity, in which case, such legal fees and expenses shall be paid to one counsel to the First Lien Agent and one counsel to the First Lien Lead Arranger), and, if necessary, of one local counsel in any relevant jurisdiction to such persons, taken as a whole and, in the case of a conflict of interest, one additional counsel, to all affected persons, taken as a whole) and (b) after the Closing Date, all reasonable and documented out-of-pocket expenses of the First Lien Agent and the First Lien Lenders within 10 days of a written

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demand therefor, together with backup documentation supporting such reimbursement request in connection with the enforcement of the First Lien Credit Documentation (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the First Lien Agent and the First Lien Lead Arranger, taken as a whole (unless the First Lien Agent is not a Fortress entity, in which case, such legal fees and expenses shall be paid to one counsel to the First Lien Agent and one counsel to the First Lien Lead Arranger), and, if necessary, of one local counsel in any relevant jurisdiction to such persons, taken as a whole and, in the case of a conflict of interest, one additional counsel, to all affected persons, taken as a whole).

The First Lien Agent, the First Lien Lead Arranger and the First Lien Lenders (and their affiliates and their respective officers, directors, employees, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected indemnified persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all indemnified persons, taken as a whole and, solely in the case of a conflict of interest, one additional local counsel to all affected indemnified persons, taken as a whole, in each such relevant material jurisdiction) incurred in respect of any claim, litigation, investigation or proceeding relating to the First Lien Facility or the use or the proposed use of proceeds thereof, except to the extent (a) they relate to any taxes, which are the subject of a “Yield Protection” above or (b) they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the First Lien Credit Documentation by, such indemnified person, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons (other than any claims against an indemnified person in its capacity as the First Lien Agent or a First Lien Lead Arranger or similar role) and not arising out of any act or omission of the Sponsor, IPCo HoldCo, the Borrower, Real Estate HoldCo or any of their respective subsidiaries; provided, that the Borrower (or its subsidiaries or affiliates) shall not be liable for any indirect, special, punitive or consequential (including lost profits) damages (other than in respect of any such damages incurred or paid by an indemnified person to a third party).  Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages

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to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum:	New York.

Counsel to the First Lien Agent and the First Lien Lead Arranger:	Kirkland & Ellis LLP.

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Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the First Lien Term Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin.

As used herein:

“ABR” means the highest of (a) the rate of interest publicly announced as the Wall Street Journal prime rate as published and in effect from time to time (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum, and (c) the 1-month Published LIBOR Rate (as defined below) plus 1.00% per annum.

“ABR Loans” means First Lien Term Loans bearing interest based upon the ABR.

“Applicable Margin” means: (i) 6.00% in the case of ABR Loans and (ii) 7.00% in the case of Eurodollar Loans.

“Eurodollar Rate” means the higher of (a) the rate for eurodollar deposits for a period equal to 1, 2, 3, 6, or, if available to all relevant affected First Lien Lenders, 12 months or a shorter period (as selected by the Borrower) appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities) or (b) 1.00% per annum.

“Eurodollar Loans” means First Lien Term Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

Default Rate:

At any time when an event of default under the First Lien Facility exists, such outstanding amounts under the First Lien Facility shall bear interest, to the fullest extent permitted by law, at (i) in the case of outstanding principal or interest, 2.00% per annum above the rate then borne by (in the case of such principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (ii) in the case of all other outstanding amounts, including

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fees, 2.00% per annum in excess of the rate otherwise applicable to First Lien Term Loans maintained as ABR Loans from time to time.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex II to Exhibit B

CONSOLIDATED EBITDA

“Consolidated EBITDA” shall mean, as to any person, with respect to any applicable measurement period, an amount equal to the following items of such person (together with its subsidiaries):

(a)         consolidated net income (or loss) in accordance with GAAP for such period, plus (in each case, without duplication, the following to the extent deducted in calculated consolidated net income for such period)

(b)         depreciation and amortization expense for such period, all in accordance with GAAP, plus

(c)          any cash or non-cash interest expense for such period, to the extent treated as interest in accordance with GAAP, plus

(d)         provision for taxes based on income, profits or capital, including for federal, state, franchise, local and foreign and similar taxes, in each case, for such period, plus

(e)          extraordinary or non-recurring charges, expenses or losses in an aggregate amount not to exceed, together with any amounts added back pursuant to clause (h) below, 10% of Consolidated EBITDA for the applicable measurement period (calculated prior to giving effect to such addbacks described in this clause (e) and clause (h) below for such period), plus

(f)           (i) fees, costs and expenses in connection with the Transactions and (ii) transaction fees, costs and expenses incurred in connection with any acquisitions, dispositions and other non-recurring transactions (whether or not consummated) permitted under the definitive Credit Documentation in an aggregate amount not to exceed an amount to be agreed for such period, plus

(g)          non-cash charges, expenses or losses (including, without limitation, any non-cash stock based compensation expense for such period and the effects of purchase accounting related to the Transactions) which do not represent a cash item in such period or any future period, plus

(h)         expenses, costs and charges related to personnel relocation, restructuring, redundancy, severance, termination, settlement or judgment and one-time compensation charges, including charges and expenses attributable to abandoned, closed, disposed or discontinued operations or related to the disposal of disposed, abandoned, closed or discontinued operations in an aggregate amount not to exceed, together with any amounts added back pursuant to clause (e) above, 10% of Consolidated EBITDA for the applicable measurement period (calculated prior to giving effect to such addbacks described in this clause (h) and clause (e) above for such period), minus

(i)             customary income, credit and gain items corresponding to those referred to in clauses (d), (e) and (g) above and any other customary items, minus

(j)            all non-cash income or gains for such period, minus

(k)         federal, state, local and foreign income tax credits during such period, minus

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(l)             all extraordinary or non-recurring gains during such period, excluding any non-cash gain to the extent that it represents the reversal of an accrual or reserve for a potential cash item that reduces Consolidated EBITDA in any prior period, minus

(m)     the net income of any subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such subsidiary during such measurement period, minus

(n)         any income (or loss) for such measurement period of any person if such person is not a subsidiary.

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Annex III to Exhibit B

INTERCOMPANY LICENSE

(i)                       Grant.  IPCo and IPCo Subsidiaries will grant OpCo and its subsidiaries the exclusive right to use the IP Assets owned or licensed (other than (x) rights under inbound licenses which are licensed directly to OpCo and its subsidiaries by the applicable third party owner and licensor in which IPCo and IPCo Subsidiaries shall have no interest or (y) to the extent that the exclusivity of the license granted by IPCo and its subsidiaries to OpCo and its subsidiaries as to any specific intellectual property would prevent the use of such intellectual property by an existing licensee of it in breach of the existing license agreement of such licensee with Target or its subsidiaries, in which case such license from IPCo and its subsidiaries to OpCo and its subsidiaries shall be non-exclusive to the extent it would not result in such breach) by IPCo and IPCo Subsidiaries (“IPCo IP”) as such IPCo IP was used by the Target or its subsidiaries in the operation of its wholesale and retail businesses immediately prior to date of the Commitment Letter (including with respect to categories, channels, and geographies.

(ii)                    Term.  The Intercompany License will have a duration of six (6) years.

(iii)                 Royalty.  OpCo will pay IPCo an annual license fee of $20 million unless OpCo has not undergone a “change of control” (as defined at the end of this clause (iii)), in which case the annual license fee shall be $10 million. The annual license fee will be paid by OpCo in quarterly installments in advance. For purposes of the Intercompany License, a “change of control” shall mean an event or series of events by which (a) Sponsor and Sponsor-Related Investors, shall collectively cease to own and control legally and beneficially, either directly or indirectly, more than 50% (on a fully diluted basis) of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of OpCo Holdco cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) any “change in control” or similar event as defined in any document governing material indebtedness (to be defined in the ABL Facility (and reasonably agreed to by the First Lien Lead Arranger)) of OpCo HoldCo or any of its subsidiaries; (d) either (A) (i) Super HoldCo fails at any time to own directly 100% of the equity interests of OpCo HoldCo and (ii) (x) Super HoldCo owns directly less than 100% but more than 50% of the equity interests of OpCo HoldCo or (y) Super HoldCo owns and controls legally and beneficially directly less than 100% but more than 50% (on a fully diluted basis) of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo, and, in each case, at such time, OpCo HoldCo has not provided a Guaranty of the obligations under the Credit Facilities on the same terms and conditions as the Guaranty provided by the other Guarantors of the obligations under the Credit Facilities, or (B) Super HoldCo owns directly less than 50.1% of the equity interests of OpCo HoldCo or Super HoldCo owns and controls legally and beneficially directly less than 50.1% of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo; or (e) OpCo HoldCo fails at any time to own directly 100% of the equity interests of OpCo.

Annex III to Exhibit B - Page 1

(iv)                Sell-off rights. The Intercompany License will provide for sell-off rights on default or termination in a manner and on terms reasonably satisfactory to the First Lien Lead Arranger.

(v)                   Termination. The Intercompany License will (x) provide IPCo and IPCo Subsidiaries with customary termination rights (including for a sale of all or substantially all of OpCo’s assets or a breach of the Intercompany License by OpCo), and (y) provide for the right by OpCo and its subsidiaries to assume and use the intellectual property subject to such Intercompany License in the event of a bankruptcy of OPCo or its subsidiaries without the consent of the licensor but only to the extent any existing defaults thereunder are cured.

(vi)                Other Material Terms. With respect to terms of the Intercompany License not specifically addressed in items (i) through (v) above, the Intercompany License shall contain such other terms as are reasonably acceptable to the ABL Facility Agent and the First Lien Agent (including with respect to breach, cure periods for certain events of default (to be mutually agreed by the ABL Facility Agent and the First Lien Agent), renewal, amendment, assignment, reporting, advertising approval, and indemnities).

(vii)             Non-Exclusive License Granted by IPCo to ABL Agent. A license agreement by and among the agent under the ABL Facility (the “ABL Agent”), IPCo, IPCo Subsidiaries, the First Lien Agent and the Second Lien Agent shall provide that IPCo and IPCo Subsidiaries grants to the ABL Agent an irrevocable, worldwide, non-exclusive license to the ABL Agent to use, license or sublicense intellectual property without any royalty or other payments (whether or not the Intercompany License is in default or has been terminated) after default under the ABL Facility or otherwise in connection with the enforcement and exercise of the remedies of the ABL Agent with respect to the collateral under the ABL Facility, in each case, until the obligations under the ABL Facility (other than contingent indemnification obligations and unasserted expense reimbursement obligations that expressly survive the termination or repayment in full of the ABL Facility) have been in paid in full in cash.

(viii)          Existing Outbound Licenses. Separate and apart from the Intercompany License, if (a) an outbound license agreement (an “Existing Outbound License”) between a third party licensee, on the one hand, and PEI Licensing, Inc., Perry Ellis International Group Holdings Limited, or any of their subsidiaries (“IP Subs”), on the other hand, existing as of the date of the Commitment Letter is amended or terminated following the date of the Commitment Letter and (b) following such amendment or termination OpCo or any of its subsidiaries performs any of the activities that were performed by such third party licensee of such Existing Outbound License in respect of such Existing Outbound License prior to such amendment or termination, then to the extent OpCo or its subsidiaries obtains the same or similar rights and benefits of such third party licensee under such Existing Outbound License, OpCo or such subsidiaries shall, in addition to the annual license fee set forth in clause (iii) above, pay IPCo a license fee equal to the license fee (as such license fee may be adjusted to reflect the proportional rights and benefits obtained by OpCo or its subsidiaries under such Existing Outbound License, as reasonably determined by IPCo and the First Lien Agent) that the IP Sub would have received from such third party licensee with respect to such Existing Outbound License, if such Existing Outbound License Agreement was not amended or terminated.

Annex III to Exhibit B - Page 2

EXHIBIT C

PROJECT SHORT PUTT

$95,000,000 SECOND LIEN FACILITY

SUMMARY OF TERMS AND CONDITIONS

Set forth below is a summary of the principal terms and conditions for the Second Lien Facility, provided, however, that all conditions for the Second Lien Facility are those expressly set forth hereunder, in each case, under the caption “Conditions Precedent” and it is understood that there are no conditions (implied or otherwise) for the Second Lien Facility other than those set forth hereunder, in each case, under the caption “Conditions Precedent”.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A, B, D, E and F (including the Annexes hereto and thereto) attached thereto.

Borrower:	The same borrower as the “Borrower” with respect to the First Lien Facility.

Guarantors:

All obligations of the Borrower under the Second Lien Facility (the “Borrower Second Lien Obligations”) will be unconditionally guaranteed (the “Second Lien Guarantees”) by the Guarantors of the obligations of the Borrower under the First Lien Facility (including, for the avoidance of doubt, any Springing OpCo HoldCo Guaranty).

Second Lien Lead Arranger and Joint Bookrunner:	Fortress will act as lead arranger and lead bookrunner for the Second Lien Facility (in such capacity, the “Second Lien Lead Arranger”).

Second Lien Administrative Agent and Collateral Agent:	Fortress or another entity acceptable to Fortress in its sole discretion will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Second Lien Agent”).

Second Lien Lenders:

Fortress, and to the extent the Second Lien Facility is syndicated, a syndicate of banks, financial institutions and other entities, including the Initial Second Lien Lenders (but excluding Disqualified Institutions), arranged by the Second Lien Lead Arrangers and reasonably acceptable to the Borrower (collectively, and together with any party that becomes a lender by assignment as set forth under “Assignments and Participations” below, the “Second Lien Lenders”).

TYPE AND AMOUNT OF SECOND LIEN FACILITY

Second Lien Facility:

Type and Amount:	A 6-year second lien term loan facility (the “Second Lien Facility”) in an aggregate principal amount of $95 million (the loans thereunder, the “Second Lien Term Loans”).

Term Sheet – Second Lien Facility

Exhibit C - Page 1

Amortization:	None, payable in full on the sixth anniversary of the Closing Date (the “Second Lien Term Loan Maturity Date”).

Availability:	The Second Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Second Lien Term Loans may not be reborrowed.

Maturity Date:	The Second Lien Term Loan Maturity Date.

Use of Proceeds:	The proceeds of the Second Lien Term Loans will be used to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs).

CERTAIN PAYMENT PROVISIONS

Interest Rates:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments:

Second Lien Term Loans may be prepaid, in whole or in part, without premium or penalty (except as set forth under the heading “Second Lien Prepayment Premium” below), in minimum amounts to be agreed, at the option of the Borrower at any time upon 1 business days’ (or, in the case of a prepayment of Eurodollar Loans, 3 business days’) prior notice, subject to reimbursement of the Second Lien Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Second Lien Prepayment Premium:

In connection with any payment, prepayment or repayment of the Second Lien Term Loans (other than mandatory prepayments of the Borrower Second Lien Obligations arising from (i) casualty or condemnation events and (ii) excess cash flow payments, in each case, which shall be substantially similar to (and limited to) the mandatory prepayments contained in the First Lien Credit Documentation), in each case, on or prior to the third (3rd) anniversary of the Closing Date whether optional or mandatory, and whether before or after acceleration of the Borrower Second Lien Obligations or the commencement of any bankruptcy or insolvency proceeding, but in any event including any such prepayment in connection with (u) a Change of Control (to be defined in the Second Lien Credit Documentation, and for the avoidance of doubt, to include the Minimum Change of Control Prongs), (v) an acceleration of the Borrower Second Lien Obligations as a result of the occurrence of an Event of Default, (w) foreclosure and sale of, or collection of, the Collateral, (x) sale of the Collateral in any insolvency proceeding, (y) the restructure, reorganization, or compromise of the Borrower Second Lien Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any

Exhibit C - Page 2

insolvency proceeding, or (z) the termination of the Second Lien Credit Documentation for any reason, shall be subject to a premium (to be paid to the Second Lien Agent for the benefit of the Second Lien Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Second Lien Term Loans), equal to the applicable premium listed below multiplied by the principal amount of the Second Lien Term Loans being prepaid, as applicable (the “Second Lien Prepayment Premium”):

Year 1: Make Whole Premium

Year 2: Make Whole Premium

Year 3: Make Whole Premium

Year 4 and thereafter: 100%

“Make Whole Premium” shall mean the excess of (a) the present value on such date of all required interest payments that would be due on such principal amount through the three-year anniversary of the Closing Date accruing at a rate equal to the Eurodollar Rate for an interest period of three months in effect on the third business day prior to such prepayment or repayment plus the interest margin in effect as of such date of prepayment or repayment computed using a discount rate equal to the Treasury Rate as of such date plus 50 basis points; over (b) such principal amount.

It is understood and agreed that if the Borrower Second Lien Obligations are accelerated on or prior to the third (3rd) anniversary of the Closing Date for any reason, including because of an Event of Default, the commencement of any insolvency proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition or encumbrance (including that by operation of law or otherwise), the Second Lien Prepayment Premium, determined as of the date of acceleration will also be due and payable as though said Borrower Second Lien Obligations were voluntarily prepaid as of such date and shall constitute part of the Borrower Second Lien Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Second Lien Lender’s lost profits as a result thereof. The Second Lien Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Second Lien Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances. The Borrower expressly agrees that: (i) the Second Lien Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably

Exhibit C - Page 3

represented by counsel and (ii) the Second Lien Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made. The Borrower expressly acknowledges that its agreement to pay the Second Lien Prepayment Premium as herein described is a material inducement to the Second Lien Lenders to provide the commitments hereunder and to make the Loans. Furthermore, Borrower acknowledges and agrees that the Borrower and its affiliates shall be estopped hereafter from claiming differently than as agreed to with respect to the Second Lien Prepayment Premium and Borrower acknowledges and agrees that the Second Lien Prepayment Premium is not intended to act as a penalty or to punish the Borrower for any action.

Mandatory Prepayments:

Subject to the First Lien Second Lien Intercreditor Agreement, the mandatory prepayment provisions of the Second Lien Credit Documentation shall be substantially similar to (and limited to) the mandatory prepayments contained in the First Lien Credit Documentation, with appropriate modifications (including to any relevant component definitions) to reflect the second lien status of the Second Lien Facility.

COLLATERAL

The obligations of the Borrower and the Guarantors in respect of the Second Lien Facility will be secured on a second priority basis (subject to liens permitted under the Second Lien Credit Documentation) by the same Collateral that secures the First Lien Facility.

Intercreditor Agreement:

The priority of the payments and security interests in the Collateral and related creditors’ rights among the First Lien Lenders (and, in the event the Bridge Facility is funded on the Closing Date, the Bridge Facility Lenders), on the one hand, and the Second Lien Lenders, on the other hand, will be set forth in the First Lien Second Lien Intercreditor Agreement.

CERTAIN CONDITIONS

Conditions Precedent:

The making of any Second Lien Term Loans on the Closing Date shall be subject to the conditions set forth on Exhibit F to the Commitment Letter and in Section 6 of the Commitment Letter and delivery of a customary borrowing notice.

DOCUMENTATION

Second Lien Credit Documentation:

The definitive documentation governing the Second Lien Facilities (the “Second Lien Credit Documentation”) will contain terms consistent with this Exhibit C and be otherwise consistent in form and substance with the First Lien Credit Documentation, with appropriate modifications to reflect the second lien status of the Second Lien Facility.

Exhibit C - Page 4

Representations and Warranties:

Substantially similar to (and limited to) those under the First Lien Credit Documentation subject to appropriate modifications and additions to reflect the second lien status of the Second Lien Facility.

Affirmative Covenants:

Substantially similar to (and limited to) those under the First Lien Credit Documentation subject to appropriate modifications and additions to reflect the second lien status of the Second Lien Facility.

Financial Covenant:

Limited to a Minimum OpCo Liquidity Covenant, a Minimum Royalty Revenue Covenant and a Maximum Expenditures covenant, with the corresponding levels to match exactly the corresponding levels applicable to the First Lien Facilities and Liquidity, Royalty Revenue and Maximum Expenditures (without any cushions) shall be defined in a manner substantially similar to the definition contained in the First Lien Facilities.

Negative Covenants:

Substantially similar to (and limited to) those under the First Lien Credit Documentation (and for the avoidance of doubt, the dollar and ratio baskets will match exactly the corresponding dollar or ratio baskets in the First Lien Credit Documentation) (without any cushions), and the negative covenants shall be subject to other appropriate modifications and additions to reflect the second lien status of the Second Lien Facility, including an anti-layering covenant (with respect to both right of payment and lien priority).

Events of Default:

Substantially similar to (and limited to) the events of default contained in the First Lien Credit Documentation (and for the avoidance of doubt, the corresponding thresholds will match exactly the corresponding thresholds in the First Lien Credit Documentation (without any cushions)) (provided that there shall be (i) appropriate modifications and additions to reflect the second lien status of the Second Lien Facility, and (ii) a cross-default to material indebtedness (including the First Lien Facility and the Bridge Facility).

Voting:	Substantially similar to the First Lien Credit Documentation.

Defaulting Lenders:	Substantially similar to the First Lien Credit Documentation.

Assignments and Participations:	Substantially similar to the First Lien Credit Documentation.

Yield Protection and Taxes:	Substantially similar to the First Lien Credit Documentation.

Expenses and Indemnification:	Substantially similar to the First Lien Credit Documentation.

Governing Law and Forum:	New York.

Exhibit C - Page 5

Counsel to the Second Lien Agent and the Second Lien Lead Arranger:	Kirkland & Ellis LLP.

Exhibit C - Page 6

Annex I to Exhibit C

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Second Lien Term Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin.

As used herein:

“ABR” means the highest of (a) the Prime Rate, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the 1-month Published LIBOR Rate (as defined below) plus 1.00% per annum.

“ABR Loans” means Second Lien Term Loans bearing interest based upon the ABR.

“Applicable Margin” means (a) 8.00% in the case of ABR Loans and (b) 9.00% in the case of Eurodollar Loans.

“Eurodollar Rate” means the higher of (a) the rate for eurodollar deposits for a period equal to 1, 2, 3, 6, or, if available to all relevant affected Second Lien Lenders, 12 months or a shorter period (as selected by the Borrower) appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities) or (b) 1.00% per annum.

“Eurodollar Loans” means Second Lien Term Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

Notwithstanding anything to the contrary contained herein, interest on the Second Lien Term Loans shall be paid on each Interest Payment Date, (i) in cash so long as (and to the extent that) on a pro forma basis, after giving effect to such payment, Borrower shall have unrestricted cash and cash equivalents held in a deposit account maintained in the United States of America subject to a control agreement in favor of the Agents, for the benefit of the Lenders, in an aggregate amount equal to at least $5,000,000 (“Minimum IPCo Cash Liquidity”); and (ii) the remainder, if any, of any interest due on such Interest Payment Date shall be paid-in-kind; provided, that

Annex I to Exhibit C - Page 1

in the event clause (i) of this paragraph cannot be satisfied as of such Interest Payment Date, all interest on the Second Lien Term Loan due on such Interest Payment Date shall be paid-in-kind. By way of example, if on a pro forma basis, after giving effect to the Minimum IPCo Cash Liquidity requirement, Borrower is able to pay cash interest in the amount of the Eurodollar Rate plus 7.00%, then Borrower shall pay such cash interest in such amount with the remainder of the interest on such Second Lien Term Loans due on such Interest Payment Date to be paid-in-kind.

Default Rate:

At any time when an event of default under the Second Lien Facility has occurred and is continuing, such outstanding obligations shall bear interest, to the fullest extent permitted by law, at (i) in the case of outstanding principal or interest, 2.00% per annum above the rate then borne by (in the case of such principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (ii) in the case of any other outstanding obligations, including fees, 2.00% per annum in excess of the rate otherwise applicable to Second Lien Term Loans maintained as ABR Loans from time to time.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I to Exhibit C - Page 2

EXHIBIT D

PROJECT SHORT PUTT

$47,000,000 BRIDGE FACILITY

SUMMARY OF TERMS AND CONDITIONS

Set forth below is a summary of the principal terms and conditions for the Bridge Facility, provided, however, that all conditions for the Bridge Facility are those expressly set forth hereunder, in each case, under the caption “Conditions Precedent” and it is understood that there are no conditions (implied or otherwise) for the Bridge Facility other than those set forth hereunder, in each case, under the caption “Conditions Precedent”.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit D is attached or on Exhibits A, B, C, E and F (including the Annexes hereto and thereto) attached thereto.

Borrower:	Real Estate Co.

Guarantors:

All obligations of Real Estate Co under the Bridge Facility (the “Bridge Facility Obligations”) will be unconditionally guaranteed (the “Bridge Facility Guarantees”) by Real Estate HoldCo, the Borrower and the Guarantors of the obligations of the Borrower under the other Credit Facilities (including, for the avoidance of doubt, any Springing OpCo HoldCo Guaranty).

The Bridge Facility and the First Lien Facility will be cross-collateralized and cross-guaranteed to each other with pari passu first lien security interests on the Collateral in favor of the Bridge Facility Agent, for the benefit of the Bridge Facility Lenders, and the First Lien Agent, for the benefit of the First Lien Lenders, as applicable, subject to the terms and conditions of the Pari Passu First Lien Intercreditor Agreement.

Bridge Facility Lead Arranger and Joint Bookrunner:	Fortress will act as lead arranger and lead bookrunner for the Bridge Facility (in such capacity, the “Bridge Facility Lead Arranger”).

Bridge Facility Administrative Agent and Collateral Agent:

Fortress or another entity acceptable to Fortress in its sole discretion will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Bridge Facility Agent” and, together with the First Lien Agent and the Second Lien Agent, the “Agents”).

Bridge Facility Lenders:

Fortress, and to the extent the Bridge Facility is syndicated, a syndicate of banks, financial institutions and other entities, including the Initial Bridge Facility Lenders (but excluding Disqualified Institutions), arranged by the Bridge Facility Lead Arrangers (collectively, and together with any party that becomes a lender by assignment as set forth under “Assignments and Participations” below, the “Bridge Facility Lenders”).

Term Sheet – Bridge Facility

Exhibit D - Page 1

TYPE AND AMOUNT OF BRIDGE FACILITY

Bridge Facility:

Type and Amount:

A 5-year senior secured term loan facility (the “Bridge Facility”) in an aggregate principal amount of $47 million (the loans thereunder, the “Bridge Facility Term Loans” and, together with the First Lien Term Loans and the Second Lien Term Loan, the “Loans”).

Amortization:

Commencing on the last day of the first full fiscal quarter ended after the Closing Date, the Bridge Facility Term Loans shall be repayable in an amount equal to 5% per annum (payable in equal quarterly installments) of the original principal amount of the Bridge Facility Term Loans during the first four (4) years following the Closing Date and each fiscal quarter thereafter, with the balance payable in full on the fifth anniversary of the Closing Date (the “Bridge Facility Term Loan Maturity Date”).

Availability:	The Bridge Facility Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Bridge Facility Term Loans may not be reborrowed.

Maturity Date:	The Bridge Facility Term Loan Maturity Date.

Use of Proceeds:	The proceeds of the Bridge Facility Term Loans will be used to finance or refinance real estate owned by entities in the OpCo Silo (including the payment of Transaction Costs in connection therewith).

CERTAIN PAYMENT PROVISIONS

Interest Rates:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments:

Bridge Facility Term Loans may be prepaid in whole (but not in part) without premium or penalty (except as set forth under the heading “Bridge Facility Prepayment Premium” below), at the option of Real Estate Co at any time upon 1 business days’ (or, in the case of a prepayment of Eurodollar Loans, 3 business days’) prior notice, subject to reimbursement of the Bridge Facility Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Notwithstanding anything to the contrary contained herein, in the event the Bridge Facility is repaid, terminated or replaced in full, any Bridge Facility Guarantees provided by any entity in the IPCo Silo shall concurrently and automatically be terminated and released in full with no ability of Super HoldCo or any entity in

Exhibit D - Page 2

the IPCo Silo to provide credit or collateral support for any entity in the Real Estate Co Silo after such repayment, termination or replacement in full of the Bridge Facility.

Bridge Facility Prepayment Premium:

In connection with any payment, prepayment or repayment of the Bridge Facility Term Loans (other than scheduled amortization payments), in each case, on or after the date that is the 121st day following the Closing Date but on or prior to the second (2nd) anniversary of the Closing Date whether optional or mandatory, and whether before or after acceleration of the Bridge Facility Obligations or the commencement of any bankruptcy or insolvency proceeding, but in any event including any such prepayment in connection with (u) a Change of Control (to be defined in the Bridge Facility Credit Documentation, and for the avoidance of doubt, to include the Minimum Change of Control Prongs), (v) an acceleration of the Bridge Facility Obligations as a result of the occurrence of an Event of Default, (w) foreclosure and sale of, or collection of, the Collateral, (x) sale of the Collateral in any insolvency proceeding, (y) the restructure, reorganization, or compromise of the Bridge Facility Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding, or (z) the termination of the Bridge Facility Credit Documentation for any reason, shall be subject to a premium (to be paid to the Bridge Facility Agent for the benefit of the Bridge Facility Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Bridge Facility Term Loans), equal to the applicable premium listed below multiplied by the principal amount of the Bridge Facility Term Loans being prepaid, as applicable (the “Bridge Facility Prepayment Premium”, and together with the First Lien Prepayment Premium and the Second Lien Prepayment Premium, collectively, the “Prepayment Premium Amounts”):

Year 1 (but commencing on or after the Closing Date through the date that is the 120th day following the Closing Date): 100%

Year 1 (but commencing on or after the date that is the 121st day following the Closing Date but on or prior to the first (1st) anniversary of the Closing Date): Make Whole Premium

Year 2: 101%

Thereafter: 100%

“Make Whole Premium” shall mean the excess of (a) (i) the sum of such principal amount prepaid on such date, plus 1.0% times such principal amount, plus (ii) the present value on such date of all required interest payments that would be due on such principal amount from (and including) the date that is the 121st day

Exhibit D - Page 3

following the Closing Date through the one-year anniversary of the Closing Date accruing at a rate equal to the Eurodollar Rate for an interest period of three months in effect on the third business day prior to such prepayment or repayment plus the interest margin in effect as of such date of prepayment or repayment computed using a discount rate equal to the Treasury Rate as of such date plus 50 basis points; over (b) such principal amount.

It is understood and agreed that if the Bridge Facility Obligations are accelerated on or after the date that is the 121st day following the Closing Date but on or prior to the second (2nd) anniversary of the Closing Date for any reason, including because of an Event of Default, the commencement of any insolvency proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition or encumbrance (including that by operation of law or otherwise), the Bridge Facility Prepayment Premium, determined as of the date of acceleration will also be due and payable as though said Bridge Facility Obligations were voluntarily prepaid as of such date and shall constitute part of the Bridge Facility Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Bridge Facility Lender’s lost profits as a result thereof. The Bridge Facility Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Bridge Facility Lender as the result of the early termination and Real Estate Co agrees that it is reasonable under the circumstances. The Real Estate Co expressly agrees that: (i) the Bridge Facility Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel and (ii) the Bridge Facility Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made. Real Estate Co expressly acknowledges that its agreement to pay the Bridge Facility Prepayment Premium as herein described is a material inducement to the Bridge Facility Lenders to provide the commitments hereunder and to make the Loans. Furthermore, Real Estate Co acknowledges and agrees that Real Estate Co and its affiliates shall be estopped hereafter from claiming differently than as agreed to with respect to the Bridge Facility Prepayment Premium and Real Estate Co acknowledges and agrees that the Bridge Facility Prepayment Premium is not intended to act as a penalty or to punish Real Estate Co for any action.

Mandatory Prepayments:	None.

Exhibit D - Page 4

COLLATERAL

The obligations of Real Estate Co, Real Estate HoldCo, the Borrower and the Guarantors in respect of the Bridge Facility will be secured on a first priority basis (subject to liens permitted under the Bridge Facility Credit Documentation) by the same Collateral that secures the First Lien Facility.

Mortgages on the real estate assets or real estate interests constituting Collateral shall be subject to a 60 day post-closing requirement.

Intercreditor Agreement:

The priority of the payments and security interests in the Collateral and related creditors’ rights among (i) the First Lien Lenders and the Bridge Facility Lenders will be set forth in the Pari Passu First Lien Intercreditor Agreement, subject to the First Lien Agent’s control, on behalf of the First Lien Lenders, and (ii) the Bridge Facility Lenders and the First Lien Lenders, on the one hand, and the Second Lien Lenders, on the other hand, will be set forth in the First Lien Second Lien Intercreditor Agreement.

CERTAIN CONDITIONS

Conditions Precedent:

The making of any Bridge Facility Term Loans on the Closing Date shall be subject to the conditions set forth on Exhibit F to the Commitment Letter and in Section 6 of the Commitment Letter and delivery of a customary borrowing notice.

DOCUMENTATION

Bridge Facility Credit Documentation:

The definitive documentation governing the Bridge Facility Facilities (the “Bridge Facility Credit Documentation”, and together with the First Lien Credit Documentation and Second Lien Credit Documentation, collectively, the “Credit Documentation”) will contain terms consistent with this Exhibit D and be otherwise consistent in form and substance with the First Lien Credit Documentation, with appropriate modifications to reflect the real estate financing status of the Bridge Facility.

Representations and Warranties:

Substantially similar to (and limited to) those under the First Lien Credit Documentation subject to appropriate modifications and additions to reflect the real estate financing status of the Bridge Facility.

Affirmative Covenants:

Substantially similar to (and limited to) those under the First Lien Credit Documentation subject to appropriate modifications and additions to reflect the real estate financing status of the Bridge Facility.

Financial Covenant:

Limited to a Minimum OpCo Liquidity Covenant, a Minimum Royalty Revenue Covenant and a Maximum Expenditures Covenant, with the corresponding levels to match exactly the corresponding levels applicable to the First Lien Facilities and

Exhibit D - Page 5

Liquidity, Royalty Revenue and Maximum Expenditures (without any cushions) shall be defined in a manner substantially similar to the definition contained in the First Lien Facilities.

Negative Covenants:

Substantially similar to (and limited to) those under the First Lien Credit Documentation (and for the avoidance of doubt, the dollar and ratio baskets will match exactly the corresponding dollar or ratio baskets in the First Lien Credit Documentation) (without any cushions), and the negative covenants shall be subject to other appropriate modifications and additions to reflect the real estate financing status of the Bridge Facility.

Events of Default:

Substantially similar to (and limited to) the events of default contained in the First Lien Credit Documentation (and for the avoidance of doubt, the corresponding thresholds will match exactly the corresponding thresholds in the First Lien Credit Documentation (without any cushions)) (provided that there shall be (i) appropriate modifications and additions to reflect the real estate financing status of the Bridge Facility, and (ii) a cross-default to material indebtedness (including the First Lien Facility and Second Lien Facility).

Voting:	Substantially similar to the First Lien Credit Documentation.

Defaulting Lenders:	Substantially similar to the First Lien Credit Documentation.

Assignments and Participations:	Substantially similar to the First Lien Credit Documentation.

Yield Protection and Taxes:	Substantially similar to the First Lien Credit Documentation.

Expenses and Indemnification:	Substantially similar to the First Lien Credit Documentation.

Governing Law and Forum:	New York.

Counsel to the Bridge Facility Agent and the Bridge Facility Lead Arranger:	Kirkland & Ellis LLP.

Exhibit D - Page 6

Annex I to Exhibit D

INTEREST AND CERTAIN FEES

Interest Rate Options:

Real Estate Co may elect that the Bridge Facility Term Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin.

As used herein:

“ABR” means the highest of (a) the Prime Rate, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the 1-month Published LIBOR Rate (as defined below) plus 1.00% per annum.

“ABR Loans” means Bridge Facility Term Loans bearing interest based upon the ABR.

“Applicable Margin” means (a) for the period from the Closing Date until the first anniversary of the Closing Date, (i) 5.00% in the case of ABR Loans and (ii) 6.00% in the case of Eurodollar Loans and (b) from and after the first day immediately following the first anniversary of the Closing Date, (i) 7.00% in the case of ABR Loans and (ii) 8.00% in the case of Eurodollar Loans.

“Eurodollar Rate” means the higher of (a) the rate for eurodollar deposits for a period equal to 1, 2, 3, 6, or, if available to all relevant affected Bridge Facility Lenders, 12 months or a shorter period (as selected by Real Estate Co) appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities) or (b) 1.00% per annum.

“Eurodollar Loans” means Bridge Facility Term Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

Default Rate:

At any time when an event of default under the Bridge Facility has occurred and is continuing, such outstanding obligations shall bear interest, to the fullest extent permitted by law, at (i) in the case of outstanding principal or interest, 2.00% per annum above the rate then borne by (in the case of such principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount

Annex I to Exhibit D - Page 1

relates or (ii) in the case of any other outstanding obligations, including fees, 2.00% per annum in excess of the rate otherwise applicable to Bridge Facility Term Loans maintained as ABR Loans from time to time.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I to Exhibit D - Page 2

EXHIBIT E

PROJECT SHORT PUTT

WARRANTS AND EQUITY-RELATED RIGHTS

SUMMARY OF TERMS AND CONDITIONS

Set forth below is a summary of the principal terms and conditions for the Warrants and equity-related rights of the Lenders.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit E is attached or on Exhibits A, B, C, D, and F (including the Annexes hereto and thereto) attached thereto.

Warrants:

On the Closing Date or within one (1) business day thereafter but immediately following the initial funding and closing of the Credit Facilities and the consummation of the Reorganization, Fortress will receive penny warrants (the “Warrants”) to purchase up to thirty percent (30%) of the shares of IPCo HoldCo’s common equity as of the date of exercise.  If requested by Fortress, the Company shall cause the common equity of IPCo HoldCo to consist of separate classes of common equity linked to specific assets of IPCo HoldCo (e.g., U.S. assets vs. non-U.S. assets), in which case Fortress will receive separate Warrants to purchase up to thirty percent (30%) of the shares of each class of IPCo HoldCo common equity as of the date of exercise.  Holders of such Warrants shall be entitled to receive dividends on shares of the common equity underlying any such unexercised Warrants.  In addition, (i) the holders of the Warrants will have the right, at any time (and from time to time) from and after the fifth (5th) anniversary of the issuance date of the Warrants, to “put” the Warrants to IPCo HoldCo, and (ii) IPCo HoldCo will have the right, at any time (and from time to time) from and after the seventh (7th) anniversary of the issuance date of the Warrants, to “call” the Warrants from the holders of such Warrants.  Upon any such “put” or “call” election, IPCo HoldCo will be obligated to pay the holders of the applicable Warrants cash in an amount equal to the equity value of such Warrants.  The equity value of the Warrants as of the time of any such “put” or “call” will be calculated as follows:  first, the equity value of IPCo HoldCO will be equal to 5.6x the royalty revenue of IPCo HoldCo in the most recently completed 12 months prior to the delivery of the put or call notice, plus cash, plus the balance of any intercompany loan, and minus debt; and then the equity value of the Warrants will be determined by the amount such Warrants would receive in the event the total equity value of IPCo HoldCo were to be distributed to IPCo HoldCo’s equityholders (on an as-exercised basis), without any minority, liquidity or other discounts (and, in the event Warrants are issued with respect to separate classes of IPCo HoldCo common equity, such Warrant value shall be allocated between each class of Warrants, such that each class of Warrants tracks the value of the underlying U.S. or non-U.S. assets to which it is linked).  Any “put” obligations with respect to the Warrants shall be guaranteed by the Company on terms and conditions

Warrants and Equity-Related Rights

Exhibit E - Page 1

satisfactory to the holders of such Warrants.  In addition, upon a qualified IPO or bona fide change of control (as defined below) of the Company or any of its subsidiaries that occurs prior to the fifth (5th) anniversary of the issuance date of the Warrants, IPCo HoldCo will have a “call” right (exercisable concurrent with the qualified IPO or a bona fide change of control) in respect of the Warrants.  Upon IPCo HoldCo’s exercise of such call right concurrent with a qualified IPO or a bona fide change of control, (A) the equity value of the Warrants will be the greater of (i) the value determined according to the same valuation methodology described above and (ii) an amount equal to 20% of the total equity value of the IPO entity based on the underwritten offering price in the qualified IPO, and (B) (i) upon a bona fide change of control, the holders of the Warrants shall be paid the call price in the form of cash, and (ii) upon a qualified IPO, at the election of IPCO HoldCo, the holders of the Warrants shall be paid the call price in the form of cash and/or highly liquid stock (with customary demand and piggyback registration rights) of the IPO entity so long as such stock is freely tradeable on a major U.S. stock exchange immediately after the consummation of the qualified IPO and the holders of the Warrants are not subject to trading restrictions or lock-up agreements with respect to its ability to sell such stock immediately following such qualified IPO.  The Warrants will contain representations and warranties by IPCo HoldCo that are substantially similar to those under the First Lien Credit Documentation subject to appropriate modifications and additions to address the issuance of the Warrants and the equity capitalization of the Company and its subsidiaries.  The only other equity interests outstanding at IPCo HoldCo following the contemplated transactions will be common equity representing 70% of the total equity capitalization on an as-exercised basis.

For purposes of the immediately preceding paragraph, (i) “bona fide change of control” as used with respect to the Warrants shall not be defined in a manner consistent with the Change of Control definition in the First Lien Credit Documentation but instead, shall be separately defined and mean, a bona fide change of control of the Company or any of its subsidiaries which results in a 100% “cash-out” transaction for the equity holders (including any holders of the Warrants) of the Company or any of its subsidiary entities subject to such change of control transaction where the sellers receive 100% cash as consideration for such change of control transaction.  Such “bona fide change of control” transaction shall not include any transaction where the Sponsor or the Company (or their respective affiliates) continue to hold any equity interests (whether in the form of stock, warrants or otherwise), beneficially or otherwise, or influence control, directly or indirectly over the management or board (or equivalent governing body) of the target or its subsidiaries subject to such bona fide change of control transaction.

Exhibit E - Page 2

Minority Shareholder Protections:

Holders of the Warrants will have usual and customary minority protections for transactions of this type, including without limitation full-ratchet anti-dilution protection, preemptive rights, tag-along rights, information rights and veto rights on certain material matters (e.g., affiliate transactions).  Holders of the Warrants will be entitled to transfer such Warrants at any time in their discretion (and such transfers will not be subject to any tag-along rights in favor of others).  Holders of the Warrants will be subject to customary drag-along obligations in respect of a sale of 100% of IPCo HoldCo (including a sale of 100% of Super HoldCo) for solely cash or marketable securities, subject to customary minority protections (e.g., no requirement by the holders of Warrants to make any representations and warranties other than with respect to such holder’s authority and ownership; no requirement to agree to any covenants other than confidentiality and a general release; pro rata indemnification; and no liability in excess of proceeds received in respect of such drag-along sale).

Governance:

For so long as the First Lien Facility, the Second Lien Facility or the Bridge Facility remains outstanding or Fortress holds any of the outstanding equity interests in IPCo HoldCo (including any warrants, common equity or preferred equity), Fortress shall be entitled to designate (i) one or more observers to each board (and each committee of each board) of the Company and each of its direct and indirect subsidiaries that has a board and (ii) one member to each board (and each committee of each board) of the direct and indirect subsidiaries of Super HoldCo that has a board.  Board members and observers shall be entitled to reimbursement for their reasonable and documented out-of-pocket expenses incurred in connection with attending meetings of the boards and committees thereof.

Exhibit E - Page 3

Valuation:

The definitive documentation shall provide (i) that the loan issued pursuant to the Second Lien Facility and the Warrants constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code and Treasury Regulations Section 1.1273-2(h), (ii) that the loans issued pursuant to the Credit Facilities are not contingent payment debt instruments for purposes of Treasury Regulations Section 1.1275-4, (iii) that the Warrants constitute equity interests in IPCo HoldCo for U.S. federal income tax purposes, (iv) that a portion of the issue price of each such investment unit pursuant to Section 1273(c)(2) of the Code and Treasury Regulations Section 1.1273-2(h) equal to the fair market value of each Warrant shall be allocated to each Warrant and the remainder shall be allocated to the loan issued pursuant to the Second Lien Facility and that Fortress will determine such allocation, and (v) that none of the Loan Parties or any of their Subsidiaries will take any position inconsistent with such allocation or tax treatment in any tax return.

Exhibit E - Page 4

EXHIBIT F

ADDITIONAL CONDITIONS

The availability and initial funding of the Credit Facilities shall be subject to the satisfaction (or waiver by the Commitment Parties) of the following conditions.  Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit F is attached or on Exhibits A, B, C, D, and E (including the Annexes thereto) attached thereto.

1.                                      Subject to the Limited Conditionality Provisions, each Loan Party shall have executed and delivered the relevant Credit Documentation to which it is a party, and the Commitment Parties shall have received:

(a)                                    customary closing certificates, borrowing notices, legal opinions, lien searches, corporate documents and resolutions/evidence of authority for the Loan Parties; and

(b)                                    a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities, including, without limitation, the chief executive officer) of the Borrower in the form attached as Annex I hereto, certifying that, (i) with respect to the First Lien Facility and the Second Lien Facility, IPCo HoldCo and its Subsidiaries, on a consolidated basis, immediately after giving effect to the Transactions, are solvent, and (ii) with respect to the Bridge Facility, Real Estate HoldCo and its Subsidiaries, on a consolidated basis, immediately after giving effect to the Transactions, are solvent.

2.                                      The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provision and the Specified Representations shall be true and correct in all material respects (except that in the case of any Specified Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representations and warranties shall be true and correct in all respects.

3.                                      Prior to or substantially concurrently with the funding of the initial borrowings under the Credit Facilities, the Rolled Equity Contribution shall have been consummated.

4.                                      Substantially concurrently with the funding of the initial borrowings under the Credit Facilities, the Acquisition shall be consummated in accordance with the terms of the Agreement and Plan of Merger, dated as of June 15, 2018 by and among Company, Merger Sub and Target (together with the exhibits and disclosure schedules, the “Acquisition Agreement”), but without giving effect to any amendments, waivers or consents that are materially adverse to the interests of the Initial Lenders or the Lead Arrangers in their respective capacities as such without the consent of the Lead Arrangers (it being understood that (a) any decrease in the purchase price by not more than 10% of the aggregate purchase price shall not be materially adverse to the interests of the Initial Lenders or the Lead Arrangers so long as, such decrease is allocated to reduce the First Lien Facility, the Second Lien Facility and the Bridge Facility on a pro rata, dollar-for-dollar basis, and (b) any increase in the purchase price shall not be materially adverse to the Initial Lenders or the Lead Arrangers so long as such increase is funded by amounts permitted to be drawn under the ABL Facility or other sources of funds available to the Sponsor.

Exhibit F - Page 1

5.                                      On the Closing Date, the Refinancing shall have been consummated.

6.                                      Since the date of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect.  A “Company Material Adverse Effect” shall have the meaning set forth in the Acquisition Agreement.

7.                                      The Agents shall have received (a) unaudited financial statements of the Target and its subsidiaries ended for the fiscal quarter ended after March 31, 2018 and more than 45 calendar days prior to the Closing Date and (b) a pro forma consolidated balance sheet of the Super HoldCo and its subsidiaries as of and for the twelve months ended on the last day of the most recently completed fiscal quarter ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date; provided that no such pro forma financial statement shall include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

8.                                      All documents and instruments necessary to establish that each Agent will have perfected security interests (subject to liens permitted under the relevant Credit Documentation) in the Collateral under the relevant Credit Facility or Credit Facilities, as the case may be, shall have been delivered; provided, however, that the condition in this paragraph 8 shall be subject in all respects to the Limited Conditionality Provision.

9.                                      (a) All fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) all expenses required to be paid on the Closing Date pursuant to the Commitment Letter to the extent invoiced at least 1 business day prior to the Closing Date (the “Invoice Date”), shall have been paid (which amounts may be funded with proceeds of the Credit Facilities).

10.                               The Agents shall have received, no later than 15 business days in advance of the Closing Date, all documentation and other information with respect to the Borrower and the Guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by any Initial Lender or Agent in writing at least 20 business days in advance of the Closing Date.

11.                               OpCo shall have Liquidity in an aggregate amount equal to at least thirty million dollars ($30,000,000).

12.                               Prior to or substantially concurrently with the initial funding of the initial borrowings under the Credit Facilities, the OpCo shall have entered into the ABL Facility with aggregate commitments thereunder of two hundred seventy-five million dollars ($275 million).

Exhibit F - Page 2

Annex I to Exhibit F

FORM OF SOLVENCY CERTIFICATE

[•][•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•](1) (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/Chief Executive Officer/other equivalent officer] of [IPCo HoldCo][Real Estate HoldCo], in such capacity and not in an individual capacity, hereby certify as follows:

1.                                      I am generally familiar with the businesses and assets of [IPCo HoldCo][Real Estate HoldCo] and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.                                      As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of [IPCo HoldCo][Real Estate HoldCo] and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the assets of [IPCo HoldCo][Real Estate HoldCo] and its Subsidiaries, on a consolidated and going concern basis; (ii) the present fair saleable value of the assets of [IPCo HoldCo][Real Estate HoldCo] and its Subsidiaries, on a consolidated and going concern basis, is not less than the amount that will be required to pay the probable liabilities of [IPCo HoldCo][Real Estate HoldCo] and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured in the ordinary course; (iii) the capital of [IPCo HoldCo][Real Estate HoldCo] and its Subsidiaries, on a consolidated and going concern basis, is not unreasonably small in relation to the business of the [IPCo HoldCo][Real Estate HoldCo] or its Subsidiaries, on a consolidated basis, contemplated as of the date hereof; and (iv) [IPCo HoldCo][Real Estate HoldCo] and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

(1)                                 Describe Credit Agreement.

Annex I to Exhibit F - Page 1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[•]
Title:	[Chief Financial Officer/Chief Executive Officer/other equivalent officer]

Annex I to Exhibit F - Page 2

EXHIBIT G

ABL FACILITY TERM SHEET

[see attached]

ABL Facility Term Sheet

Exhibit G

CONFIDENTIAL

EXHIBIT A

Wells Fargo Bank, National Association

FELDENKREIS HOLDINGS LLC

Transaction Description
June 15, 2018

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter or the other Exhibits and Annexes thereto.

George Feldenkreis (the “Sponsor”) together with certain existing shareholders of the Target and members of management of the Target (as defined below) and its subsidiaries, including the Family (as defined in clause (i) below), Oscar Feldenkreis, Feldenkreis Family Foundation, Inc. and any other trust exclusively for members of the Family (the entities described in such inclusion clause, together with Sponsor, collectively, the “Sponsor-Related Investors,” and together with any other such shareholders of the Target or members of management of the Target and its subsidiaries, collectively, the “Investors”) intend, directly or indirectly, to acquire (the “Acquisition”) Perry Ellis International, Inc. (the “Target”), all as set forth in the Agreement and Plan of Merger, dated as of June 15, 2018 by and among Holdings, Merger Sub and Target (together with the exhibits and disclosure schedules, the “Acquisition Agreement”). In connection therewith:

(a)    Feldenkreis Holdings LLC (“Holdings”), a newly formed Delaware limited liability company subsidiary controlled by the Sponsor, and GF Merger Sub, Inc. (“Merger Sub”), a newly formed Florida corporation that is a direct subsidiary of Holdings, will enter into the Acquisition Agreement with the Target, pursuant to which Holdings will acquire, directly or indirectly, 100% of the outstanding capital stock of the Target by way of the merger of Merger Sub with and into Target with the Target surviving such merger (the “Merger”) and public shareholders of the Target will receive cash consideration;

(b)    prior to the consummation of the Merger, the Sponsor will contribute all of its equity interests in the Target to Holdings such that Holdings shall hold 100% of the equity interests in Target following the consummation of the Merger and contribution of Sponsor’s equity interests to Holdings;

(c)     the Investors (or in the case of the Sponsor, the Merger Sub) will retain, roll over or convert their existing shares of Target (and in the case of the Sponsor-Related Investors, all of their existing shares of Target other than any shares valued as of the Closing Date to be an equivalent amount equal to approximately $3,500,000 held by Feldenkreis Family Foundation, Inc.) such that such shares will constitute an aggregate amount of not less than 15.5% of the total consolidated pro forma debt and equity of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions (the “Rolled Equity Contribution”); provided, that, on the Closing Date, after giving effect to the Transactions, no shareholder (or affiliated group of shareholders) shall own a greater percentage of the equity of Target and its subsidiaries than the percentage directly or indirectly owned by the Sponsor;

(d)                                 (i) the Borrowers (as defined below) will obtain a $275 million senior secured revolving credit facility (the “Credit Facility”) on the terms set forth in Exhibit B,

(ii) IPCo (as defined below) will obtain (A) a senior secured first lien term loan facility in the amount of not less than $140,000,000 and on terms and pursuant to agreements consistent with the term sheet issued by Fortress Credit Advisors dated June 15, 2018 with respect thereto and received by Lead Arranger on the date of the Commitment Letter (the “IPCo First Lien Facility”) and (B) a senior secured second lien term loan facility in the amount of not less than $95,000,000 and on terms and pursuant to agreements consistent with the term sheet issued by Fortress Credit Advisors dated June 15, 2018 with respect thereto and received by Lead Arranger on the date of the Commitment Letter (the “IPCo Second Lien Facility”); and

(iii) Real Estate Co (as defined below) will obtain a senior secured bridge term loan facility or other mortgage financing in an amount of not less than $47,000,000 (the “Mortgage Facility” and together with the IPCo First Lien Facility and the IPCo Second Lien Facility, collectively, the “IPCo Credit Facilities”) and;

(e) substantially concurrently with the consummation of the Acquisition, all existing third party debt for borrowed money of the Target and its subsidiaries under (i) that certain Amended and Restated Loan and Security Agreement, dated as of December 2, 2011 (the “Existing ABL Credit Agreement”), by and among the Target, Wells Fargo Bank, National Association, Bank of America, N.A., the lenders from time to time party thereto, and the other borrowers and guarantors party thereto, as amended from time to time, and (ii) (A) that certain Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, Notice of Future Advance and Extension Agreement, dated as of November 22, 2016, by Supreme Realty, LLC, in favor of Mercantil Commercebank, N.A., recorded November 29, 2016 in Miami-Dade County as CFN 20160682044 and (B) that certain Amended and Restated Mortgage and Security Agreement, Assignment of Rents and Leases, Notice of Future Advance and Extension Agreement, dated as of November 22, 2016, by Tampa DC, LLC, in favor of Mercantil Commercebank, N.A., recorded November 30, 2016 in Hillsborough County as Instrument No. 2016466596, in each case, will be repaid, redeemed, defeased, discharged, refinanced or terminated (the “Refinancing”); it being understood and agreed that the following indebtedness shall be permitted to remain outstanding: (i) indebtedness permitted to be incurred under the Acquisition Agreement prior to the Closing Date (other than in respect of the loan facilities that are required to be terminated), (ii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, and surety bonds, and (iii) certain other indebtedness that Holdings and the Lead Arranger reasonably agree may remain outstanding after the Closing Date;

(f) prior to the consummation of the Acquisition,

(i)                       Merger Sub shall form a new Delaware limited liability company that is a passive holding company (“Super HoldCo”) that will be the direct parent company of the IPCo Silo (as defined below), the OpCo Silo (as defined below) and the Real Estate Co Silo (as defined below), the sole business of which is to hold all of the equity interests of IPCo Holdco (as defined below), OpCo Holdco (as defined below) and Real Estate Holdco (as defined below).

(ii)                    Super Holdco shall form a new Delaware limited liability company that is a passive holding company (“IPCo HoldCo”) that will be the direct parent company of IPCo (as defined below), the sole business of which is to hold all of the equity interests of IPCo,

(iii)                 Super Holdco shall form a new Delaware limited liability company that is a passive holding company (“OPCo HoldCo”) that will be the direct parent company of OpCo (as defined below), the sole business of which is to hold all of the equity interests of OpCo,

(iv)                Super Holdco shall form a new Delaware limited liability company that is a passive holding company (“Real Estate HoldCo”) that will be the direct parent company of Real Estate Co (as defined below), the sole business of which is to hold all of the equity interests of Real Estate Co,

(v)                   IPCo HoldCo shall form a new Delaware limited liability company that is an intellectual property holding company (“IPCo”), the sole business of which will be to, directly or indirectly, hold all of the owned or registered (or applications for registration of) of intellectual property assets and rights (and any rights related thereto) of Target and its subsidiaries (including equity of entities that hold any such owned or registered (or applications for registration of) intellectual property assets and rights (and any rights related thereto)), but excluding any rights under inbound licenses) (collectively, the “IP Assets”),

(vi)                OpCo HoldCo shall form a new Delaware limited liability company (“OpCo”), the sole business of which will be to, directly or directly, hold all of the operating assets and operating business of Target and its subsidiaries (including equity of entities that hold any such operating assets or operating business), but excluding the IP Assets or any Real Estate Assets (as defined below) of Target and its subsidiaries described in the immediately succeeding clause (f)(vii) (collectively, the “Operating Assets”), and

(vii)             Real Estate Holdco shall form a new Delaware limited liability company that is a real estate holding company (“Real Estate Co”), the sole business of which will be to hold, directly or indirectly, all of the owned real property assets and rights (and any rights related thereto), of Target and its subsidiaries (including equity of entities that hold any such real estate assets or rights (and any rights related thereto)) (collectively, the “Real Estate Assets”),

(g) substantially concurrently with, but immediately following the consummation of the Acquisition, the initial funding under the Credit Facilities described in clause (d) above:

(i)                       the Sponsor shall cause IPCo HoldCo and IPCo to sit in one (1) silo (together with its subsidiaries, the “IPCo Silo”), OpCo HoldCo and OpCo to sit in a separate and distinct silo (together with its subsidiaries, the “OpCo Silo”) and Real Estate HoldCo and Real Estate Co to sit in a separate and distinct silo (together with its subsidiaries, the “Real Estate Co Silo”, each, a “Silo” and collectively, the “Silos”), each of which will be directly wholly-owned by Super HoldCo and such Super HoldCo shall be a passive holding company following the consummation of the Merger, the Acquisition and the Reorganization,

(ii)                    (A) the Target shall transfer to the IPCo Silo the IP Assets (which transfer may occur by the contribution of Target’s subsidiaries that hold such IP Assets, including the contribution of PEI Licensing Inc., a Delaware corporation, Perry Ellis International Group Holdings Limited, a company organized under the laws of Ireland and registered in The Bahamas, and Perry Ellis International Europe Limited, a company organized under the laws of Ireland), but excluding any liabilities that are not exclusively related to such IP Assets, provided, that, any such entity that is to be held by the IPCo Silo shall, prior to such transfer, elect to be (or convert to a form of entity that is) treated as a disregarded entity for U.S. federal income tax purposes and (B) Target shall transfer to the Real Estate Co Silo the Real Estate Assets (which transfer may occur by the contribution of Target’s subsidiaries that hold such Real Estate Assets, including the contribution of Perry Ellis Real Estate LLC , a Delaware limited liability company, Tampa DC, LLC, a Delaware limited liability company, and Supreme Realty LLC, a Florida limited liability company), but excluding any liabilities that are not exclusively related to such Real Estate Assets,

(iii)                 after giving effect to such transfers and any related contributions, the IP Assets (but excluding any liabilities that are not exclusively related to such IP Assets) shall be held, directly or indirectly by IPCo, and the Real Estate Assets (but excluding any liabilities that are not exclusively related to such Real Estate Assets) shall be held directly or indirectly by Real Estate Co,

(iv)                the Target shall transfer the Operating Assets to the OpCo Silo, and after giving effect to such transfers and related contributions, the Operating Assets shall be held, directly or indirectly, by OpCo,

(v)                   the IPCo or its direct or indirect wholly-owned intellectual property subsidiaries shall license any IP Assets to OpCo and its subsidiaries, which intercompany license shall reflect the terms set forth on Annex 1 to Exhibit B under the section titled “Specified Terms of IPCO License Agreements” subsection 1 and IPCo shall enter into the license agreement with Agent, containing the terms set forth on Annex 1 to Exhibit B under the section titled “Specified Terms of IPCO License Agreements” subsection 2 (all of the transactions described in clause (f) and this clause (g) (including any series of transactions to effectuate the foregoing transactions described in clause (f) and this clause (g), all of which shall be consummated in a manner and on terms and conditions reasonably satisfactory to the Agent, the “Reorganization”), provided, however, that Agent’s satisfaction with any of the foregoing transactions in this clause (g) other than as set forth in section (b) of Exhibit C, shall not be a condition to the closing of the Credit Facility, and

(vi)                the organizational structure of Super HoldCo and its subsidiaries including the OpCo Silo, the IPCo Silo and the Real Estate Co Silo after giving pro forma effect to the Reorganization shall be substantially in the form attached hereto as Annex I of Exhibit A;

(h)         substantially concurrently with the consummation of the Acquisition and the closing of the Credit Facilities, the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”), will be paid; and

(i)             the proceeds of the Credit Facility and the IPCo Credit Facilities will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to effect the Refinancing, to pay up to $5,000,000 in aggregate principal amount to the Sponsor (and members of his family who constitute Investors and their respective affiliates) (collectively, with Sponsor, “Family” and such $5,000,000 payment, the “Family Distribution”)) on the Closing Date (or, in the case of the Family Distribution, within two (2) business days thereafter), and to pay all or a portion of the Transaction Costs.

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction (or waiver by the Lead Arranger) of the relevant conditions set forth in Section 5 of the Commitment Letter and on Exhibit C and the initial funding of the Credit Facility.

EXHIBIT B

Wells Fargo Bank, National Association

[OPCO HOLDCO]

$275,000,000 Senior Secured Revolving Loan Facility
(“Credit Facility”)

Summary of Principal Terms and Conditions
June 15, 2018

This Summary of Principal Terms and Conditions (the “Term Sheet”) is part of, and subject to the terms and conditions of, the Commitment Letter, dated of even date herewith, by and among Wells Fargo Bank, National Association (“Wells Fargo”) and Feldenkreis Holdings LLC (“Holdings”). Capitalized terms used herein and the accompanying annexes shall have the meanings set forth in such Commitment Letter unless otherwise defined herein.

Borrowers:

The wholly-owned operating subsidiaries of OpCo Holdco organized under the laws of a jurisdiction in the United States with assets to be included in the Borrowing Base (individually, a “US Borrower” and collectively, “US Borrowers”), the wholly-owned operating subsidiaries of OpCo Holdco organized under the laws of a jurisdiction in Canada with assets to be included in the Borrowing Base (individually, a “Canadian Borrower” and collectively, “Canadian Borrowers”), and the wholly-owned operating subsidiaries of OpCo Holdco organized under the laws of England and Wales with assets to be included in the Borrowing Base (individually, a “UK Borrower” and collectively, “UK Borrowers,” and together with the US Borrowers and Canadian Borrowers, individually, a “Borrower” and collectively, “Borrowers”). All references to Borrowers shall mean such subsidiaries of OpCo Holdco after giving effect to the Acquisition.

Guarantors:

OpCo Holdco and each of OpCo Holdco’s existing and subsequently acquired or organized direct or indirect subsidiaries that are not Borrowers (collectively, the “Guarantors”, and together with Borrowers, individually a “Loan Party” and collectively, “Loan Parties”); provided, that, any subsidiary of OpCo Holdco that is a “controlled foreign corporation” and any operating subsidiary of OpCo Holdco existing or organized or acquired under the laws of a jurisdiction in the United States that has no material assets or material operations other than the equity interests of a “controlled foreign corporation” will not guarantee the obligations of US Borrowers if such guarantee would result in material adverse tax consequences to Target, OpCo Holdco or any other US Loan Party. The Guarantors organized under the laws of a jurisdiction in the United States are referred to individually, as a “US Guarantor” and collectively, “US Guarantors”, and together with US Borrowers, individually, a “US Loan Party” and collectively, “US Loan Parties”. The Guarantors organized under the laws of a jurisdiction in Canada are referred to individually, as a “Canadian Guarantor” and collectively, “Canadian Guarantors”, and together with Canadian Borrowers, individually, a “Canadian Loan Party” and collectively, “Canadian Loan Parties”. The Guarantors organized under the laws of a jurisdiction in the United Kingdom are referred to individually, as a “UK

Guarantor” and collectively, “UK Guarantors”, and together with UK Borrowers, individually, a “UK Loan Party” and collectively, “UK Loan Parties”.

Lead Arranger and Bookrunner:	Wells Fargo Bank, National Association (in such capacity, “Lead Arranger”).

Administrative and Collateral Agent:	Wells Fargo Bank, National Association (in such capacity, “Agent”).

Lenders:	Wells Fargo Bank, National Association and such other institutions as may become parties to the Credit Facility as lenders (collectively, “Lenders”), but not including any Disqualified Lenders.

Swing Line Lender:	Wells Fargo Bank, National Association (in such capacity, “Swing Line Lender”).

Letter of Credit Issuer:

Wells Fargo and any other Lender so designated by OpCo Holdco from time to time and reasonably acceptable to Agent that agrees to issue Letters of Credit (in such capacity, each an “Issuing Bank”). In the case of the Canadian Facility, the Issuing Bank may be such bank as Wells Fargo may specify pursuant to its arrangements with such bank.

Credit Facility:	The Credit Facility will consist of:

(a) a senior secured revolving loan and letter of credit facility provided to US Borrowers of up to the US Loan Limit as defined below (the “US Facility”); and

(b) a senior secured revolving loan and letter of credit facility provided to Canadian Borrowers of up to the Canadian Loan Limit as defined below (the “Canadian Facility”); and

(c) a senior secured revolving loan facility provided to UK Borrowers of up to the UK Loan Limit as defined below (the “UK Facility”).

The US Facility, the Canadian Facility and the UK Facility are referred to herein as the “Credit Facility”.

The term “US Loan Limit” as used herein means $275,000,000 less the then outstanding amounts under the UK Facility and the Canadian Facility the term “Canadian Loan Limit” as used herein means $12,000,000 and the term “UK Loan Limit” as used herein mean $35,000,000. The term “Maximum Credit” means the aggregate amount of the commitments of the Lenders in the US Facility, the Canadian Facility and the UK Facility which will be $275,000,000 as of the Closing Date.

The revolving loans under the US Facility (“US Loans”) will be available up to the lesser of the US Borrowing Base or the US Loan Limit (the lesser of such amounts being the “US Loan Cap”). The revolving loans under the Canadian Facility (“Canadian Loans”) will be available up to the lesser of the Canadian

Borrowing Base or the Canadian Loan Limit (the lesser of such amounts being the “Canadian Loan Cap”). The revolving loans under the UK Facility (“UK Loans” and together with the US Loans and the Canadian Loans, the “Revolving Loans”) will be available up to the lesser of the UK Loan Limit or the UK Borrowing Base (the lesser of such amounts, being the “UK Loan Cap”.) The term “Loan Cap” means the lesser of the aggregate amount of the Borrowing Bases and the Maximum Credit.

The US Facility will be available in US Dollars. The Canadian Facility will be available in US Dollars or Canadian Dollars. The UK Facility will be available in US Dollars, Pounds Sterling and Euros.

“US Dollar Equivalent” shall mean at any time (i) as to any amount denominated in US Dollars, the amount thereof at such time, and (ii) as to any amount denominated in any currency other than US Dollars, the equivalent amount in US Dollars calculated by Agent at such time using the Exchange Rate in effect on the Business Day of determination.

“Exchange Rate” shall mean on any date, as determined by Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for US Dollars at approximately 11:00 a.m., local time, on such date; provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by Agent, or, in the event no such service is available, such spot selling rate shall instead be the rate reasonably determined by Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., local time, on the applicable date for the purchase of the relevant currency for delivery two business days later.

OpCo will be appointed to act as the agent for Loan Parties for all purposes of dealing with Agent, Issuing Bank, and Lenders, including requesting Revolving Loans and Letters of Credit (in such capacity, the “Borrower Representative”).

Letters of Credit:

A portion of the Credit Facility will be available for letters of credit arranged by Agent and issued by Issuing Bank (“Letters of Credit”) in an aggregate amount at any time outstanding not to exceed $50,000,000. Letters of Credit will reduce the amount of the Revolving Loans available under the applicable Borrowing Base and the applicable Loan Limit.

Letters of Credit will be issued by the Issuing Bank and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

If any Lender becomes a “Defaulting Lender”, then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Credit Facility up to an amount such that the revolving credit exposure of each such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Issuing Bank may require the Borrowers to repay (or provide cash collateral for) such “uncovered” exposure in respect of the Letters of Credit and will have no obligation to provide Letters of Credit to the extent such Letters of Credit would result in the exposure of the non-defaulting Lenders exceeding their commitments.

Swing Line Loans:

A portion of the Credit Facility will be available as swing line loans (“Swing Line Loans”) with a sublimit on Swing Line Loans to Borrowers outstanding at any time of $25,000,000 (to be allocated to the US Facility, Canadian Facility and UK Facility). Swing Line Loans will reduce the amount of the Revolving Loans available under the applicable Borrowing Base and the applicable Loan Limit. The term “Revolving Loans” as used herein includes Swing Line Loans, except as otherwise provided herein.

Swing Line Loans will be made available by Swing Line Lender and each Lender will purchase an irrevocable and unconditional participation in each Swing Line Loan.

If any Lender becomes a “Defaulting Lender”, then the swing line exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Credit Facility up to an amount such that the revolving credit exposure of each such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swing Line Lender may require the Borrowers to repay such “uncovered” exposure in respect of the Swing Line Loans and will have no obligation to make Swing Line Loans to the extent such Swing Line Loans would result in the non-defaulting Lenders exceeding their commitments.

Facility Increase:

After the Closing Date, Borrowers will have the option to increase the Maximum Credit (each, a “Facility Increase”) so that after giving effect to any such increase the Maximum Credit will not exceed $350,000,000, provided, that, as to each Facility Increase, each of the following conditions is satisfied: (a) Borrowers shall deliver to Agent a certificate of each Loan Party dated as of the effective date of such Facility Increase (the “Increase Effective Date”) signed by a responsible officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, the representations and warranties contained in the Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; (b) Borrowers shall have paid such fees and other compensation to Lead Arranger as may be agreed; (c) Borrowers shall deliver to Agent and Lenders an opinion or opinions, in form and substance reasonably satisfactory to Agent, from counsel to Borrowers reasonably satisfactory to Agent and dated the Increase Effective Date; (d) Borrowers shall have delivered such other instruments, documents and agreements as Agent may have reasonably requested; (e) as of the Increase Effective Date and after giving effect thereto, no default or event of default exists, (f) each such Facility Increase shall be in minimum increments of $2,500,000 and shall be allocated to the US Loan Limit, the Canadian Loan Limit or the UK Loan Limit, (g) there shall be no more than 4 of such increases,

(h) no Lender shall be required to provide additional commitments for such Facility Increase, (i) such Facility Increase shall be subject to obtaining additional commitments of Lenders (whether existing Lenders or new Lenders), (j) the terms of such Facility Increase shall, at the option of OpCo, either be (i) the same as for all other Revolving Loans (other than as to fees payable for such additional commitments), or in the form of a FILO tranche or a term loan based on a borrowing base formula, and (k) Agent shall have received not less than 5 business days prior written notice of the request prior to the effectiveness of any Facility Increase.

In no event shall the fees, interest rate and other compensation offered or paid in respect of additional commitments or increase in commitments have higher rates than the amounts paid and payable to the then existing Lenders in respect of their commitments, unless the fees, interest rate and other compensation payable to the then existing Lenders are increased to the same as those paid in connection with the new or additional commitments, except for the initial fee payable in respect of the new or additional commitment of a Lender.

Borrowing Base:

The Revolving Loans and Letters of Credit shall be provided to the US Borrowers, the Canadian Borrowers and the UK Borrowers subject to the terms and conditions of the Loan Documents and as to the US Borrowers, availability under the Borrowing Base for the US Borrowers (the “US Borrowing Base”), as to the Canadian Borrowers, the Borrowing Base for the Canadian Borrowers (the “Canadian Borrowing Base”) and as to the UK Borrowers, the Borrowing Base for the UK Borrowers (the “UK Borrowing Base”), which in each case will be calculated as follows:

(a)         87.5% multiplied by the net amount of the eligible accounts of such Borrower, subject to sublimits to be determined for Accounts owing by Tier 1 Account Debtors and Tier 2 Account Debtors, provided, that, such percentage shall be increased to 90% during the Seasonal Advance Period, plus

(b)         the amount equal to 90% of the Net Recovery Percentage of such eligible inventory multiplied by the value of such eligible inventory of such Borrower, provided, that, such percentage shall be increased to 95% during any Seasonal Advance Period as to eligible inventory, other than eligible in-transit inventory, with sublimits on eligible in-transit inventory to be determined and a sublimit on inventory in Mexico that may be included as eligible inventory of $5,000,000; minus

(c) applicable reserves, subject to the terms provided below.

The US Borrowing Base, the Canadian Borrowing Base and the UK Borrowing Base are referred to herein individually, as a “Borrowing Base” and collectively, as the “Borrowing Bases.”

The amount of the “Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of eligible inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable inventory appraisal received by Agent in accordance with the requirements of the Loan Documents, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the original cost of the aggregate amount of the eligible inventory subject to such appraisal.

“Seasonal Advance Period” means a period of up to four (4) consecutive months in any calendar year, as designated by the Borrower Representative to Agent not less than 30 days prior to the commencement of such period (or such shorter notice period as to which Agent may agree) up to one (1) time in any calendar year, provided, that, the Seasonal Advance Period for 2018 shall include September, October, November and December of such year.

“Permitted Discretion” as used in this Term Sheet with reference to Agent, shall mean a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Tier 1 Account Debtors” means account debtors that have their chief executive office in Tier 1 Jurisdictions and are organized under the laws of a Tier 1 Jurisdiction.

“Tier 2 Account Debtors” means account debtors that have their chief executive office in Tier 2 Jurisdictions and are organized under the laws of a Tier 2 Jurisdiction.

“Tier 1 Jurisdictions” means certain member states of the European Union prior to 2004 and other jurisdictions subject to update and revision from time to time and “Tier 2 Jurisdictions” are to be determined.

Alternative Closing Borrowing Base:

In the event that as of the Closing Date, Agent has not received a current third party appraisal of the inventory or a final report from the field examinations of the business and collateral of a Borrower, the applicable Borrowing Base as to such Borrower for which such current third party appraisal of the inventory or a final report from the field examinations has not been received by Agent, shall be deemed to be, for purposes of the initial Revolving Loans and Letters of Credit made or issued for the account of such Borrower on the Closing Date, as follows (each an “Alternative Closing Borrowing Base”):

(a)         in the case of the US Borrowers, the US Borrowing Base for purposes of the initial US Loans and Letters of Credit for the account of US Borrowers made or issued on the Closing Date (the “US Alternative Closing Borrowing Base”) shall be deemed to be the greater of (i) 100% of the “Borrowing Base” as determined under the Existing ABL Credit Agreement and reflected in the most recently delivered “Borrowing Base Certificate” delivered under the Existing ABL Credit Agreement as of the Closing Date (provided, that, such information shall be provided by Borrowers to Agent and subject to adjustment to reflect new licensing arrangements) and (ii) an amount equal to 70% of the net book value of the US Borrowers’ accounts receivable plus 50% of the net book value of the US Borrowers’ inventory as determined based on the most recently ended fiscal month];

(b)         in the case of the UK Borrowers, the UK Borrowing Base for purposes of the initial UK Loans and Letters of Credit for the account of UK Borrowers made or issued on the Closing Date (the “UK Alternative Closing Borrowing Base”) shall be deemed to be $18,000,000 or such other amount as Agent and Borrowers may agree.

The applicable Alternative Closing Borrowing Base for a Borrower shall only be in effect until the earlier of 60 days after the Closing Date (or such later date as may be agreed by Agent) or the date Agent has received the current third party appraisals and an acceptable draft report or the final report from a current field examination with respect to such Borrower, provided, that, Agent may adjust, in its Permitted Discretion, the applicable Alternative Closing Borrowing Base as to reserves and including only eligible accounts and eligible inventory based on any field examination results at the time that it receives such results and as to the inventory at the time that it receives any appraisal with respect thereto, provided, that, for purposes of the Closing Date, reserves and eligibility of accounts and inventory shall be determined in a manner substantially consistent with the Target’s most recently delivered “Borrowing Base Certificate” under the Existing ABL Credit Agreement, including the application of such reserves and eligibility provided for therein based on the transactions contemplated by the terms of the Commitment Letter.

On and after the receipt by Agent of the field examination results and appraisals as to a Borrower, Revolving Loans and Letters of Credit shall be provided to such Borrower subject to the terms and conditions of the Loan Documents and availability under the applicable Borrowing Base, which will be calculated in a manner consistent with the definition of the terms of the applicable Borrowing Base as set forth above.

There will be no Alternative Closing Borrowing Base for Canadian Borrowers. In the event that Agent has not received a current third party appraisal of the inventory or a final report from the field examinations of the business and collateral of Canadian Borrowers as of the Closing Date, no Revolving Loans or Letters of Credit will be available for Canadian Borrowers until satisfactory appraisals and field examinations with respect to Canadian Borrowers are received.

In the event that Agent has not received a current third party appraisal of the inventory and a final report from the field examinations of the business and collateral of a Borrower prior to the Closing Date, Borrowers shall use commercially reasonable efforts to provide Agent and the field examiners and appraisers sufficient access and information to complete such field examinations and appraisal on or before the 60th day after the Closing Date (or such later date as may be agreed by Agent) and the Lead Arranger and OpCo Holdco each agree to cooperate in good faith to cause such field examinations and appraisals to be completed as soon as practicable. If the Agent has not received such appraisals and final report from the field examinations as to a Borrower on or prior to the 60th day after the Closing Date (or such later date as may be agreed by Agent), availability for such Borrower shall be zero on and after such 60th day (or such later date as may be agreed by Agent) until Agent’s receipt and reasonable opportunity to review the results of such appraisal and final report from the field examination.

The “Existing ABL Credit Agreement” means the Amended and Restated Loan and Security Agreement dated as of December 2, 2011, by and among the Target, certain of its affiliates, Wells Fargo as administrative and collateral agent and the lenders party thereto.

Eligibility and Reserves:

Criteria for determining eligible accounts and eligible inventory will be in accordance with Agent’s customary practices and as appropriate under the circumstances as reasonably determined by Agent pursuant to field examinations and other due diligence. The criteria for eligible accounts and eligible inventory as of the Closing Date for purposes of the US Borrowing Base shall in any event be no more restrictive than the criteria set forth in the Existing ABL Credit Agreement.

Eligible accounts will exclude accounts with respect to which the account debtor either (a) does not have its chief executive office in the United States, Canada, the United Kingdom, Ireland, Mexico or in a Tier 1 Jurisdiction or a Tier 2 Jurisdiction, or (b) is not organized under (i) the laws of the United States or any state thereof, (ii) the laws of Canada or any province thereof, (iii) the laws of England and Wales, Scotland and Northern Ireland, (iv) the laws of Ireland, (v) the laws of Mexico or any state thereof or (vi) the laws of a Tier 1 Jurisdiction or a Tier 2 Jurisdiction, provided, that, in the case of clauses (a) and (b) hereof:

(i) the aggregate amount of all accounts owing by Tier 1 Account Debtors and Tier 2 Account Debtors that may be included as Eligible Accounts shall not exceed an amount to be determined,

(ii) the aggregate amount of all accounts owing by Tier 2 Account Debtors that may be included as Eligible Accounts shall not exceed an amount to be determined.

Eligible inventory will include inventory in-transit from outside of the United States to the United States subject to the satisfaction of all other criteria for eligible inventory and a sublimit to be determined.

The criteria for eligible accounts and eligible inventory set forth above does not constitute all of the criteria that will apply to the determination of whether accounts or inventory are eligible.

The right of Agent to establish reserves will be in accordance with its customary practices in the exercise of its Permitted Discretion and as may be applicable under the circumstances based on its field examination and other due diligence to be conducted and for matters that adversely affect the Collateral, its value or the amount that Agent might receive from the sale or other disposition thereof or the ability of Agent to realize thereon, defaults and other matters. The amount of any reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith and to the extent that such reserve is in respect of amounts that may be payable to third parties Agent may deduct such reserve from the Maximum Credit at any time that such limit is less than the amount of the Borrowing Base. Agent will provide 3 business days’ prior written notice to Borrower Representative of any new categories of reserves that may be established after the closing or changes in methodology for an existing reserve (except after a Default or Event of Default or other events or conditions) and will be available to consult with Borrower Representative in connection with the basis for such new categories of reserves or change in methodology.

Optional Prepayments:	The Revolving Loans may be prepaid in whole or in part from time to time without penalty or premium, but including all breakage or similar costs actually incurred by a Lender.

Mandatory Prepayments:

Borrowers will be required to repay Revolving Loans and provide cash collateral to the extent that Revolving Loans and Letters of Credit exceed the Loan Cap, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs) and in the case of US Borrowers, to the extent that the US Loans and Letters of Credit issued for the accounts of US Borrowers exceed the US Loan Cap, in the case of the Canadian Borrowers, to the extent that the Canadian Loans and Letters of Credit issued for the account of Canadian Borrowers exceed the Canadian Loan Cap, and in the case of the UK Borrowers, to the extent that the UK Loans and Letters of Credit issued for the account of UK Borrowers exceed the UK Loan Cap.

At any time there is a Cash Dominion Event, all proceeds of Collateral shall be applied to the obligations under the Credit Facility.

If a Cash Dominion Event exists, Borrowers will be required to repay obligations under the Credit Facility in amounts equal to 100% of the net proceeds of any issuance of equity securities or from any capital contribution, and 100% of the net proceeds of the issuance or incurrence of debt.

Such mandatory prepayments will not result in a permanent reduction in commitments.

Interest and Fees:	See Schedules 1 and 2 to this Exhibit B and the Fee Letter.

Collateral:

Subject to the Funds Certain Provisions and the limitations set forth below, to secure all obligations of each Loan Party, first priority (subject to certain specified permitted liens), perfected security interests in and liens on, and in the case of UK Borrowers, first ranking fixed and floating charges on, all of such Loan Party’s present and future assets and properties (collectively, the “Collateral”), including the following: (i) all accounts and payment intangibles, (ii) all chattel paper, (iii) all securities accounts and deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein), (iv) all inventory, (v) to the extent evidencing, governing, securing or otherwise related to any of the foregoing and any other Collateral, all documents, general intangibles (including all loans payable by a Loan Party to any other Loan Party), instruments, investment property, (vi) commercial tort claims, letters of credit, supporting obligations and letter of credit rights, in each case relating to any of the foregoing or other Collateral, (vii) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing) and (viii) all proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties, provided, that, the Collateral shall not include the Excluded Assets (as defined below).

Extraordinary receipts constituting proceeds of judgments relating to any of the Collateral, insurance proceeds and condemnation awards in respect of any such property, indemnity payments in respect of any such property and purchase price adjustments in connection with any such property shall also constitute Collateral.

Notwithstanding anything to the contrary contained herein, the Collateral of US Loan Parties shall not include the following (the “Excluded Assets”): (a) shares of any subsidiary that is a “controlled foreign corporation” in excess of sixty-five percent of all of the issued and outstanding shares of capital stock of such subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) to secure the obligations of Borrowers, if a pledge of a greater percentage would result in material adverse tax consequences to the Company, (b) motor vehicles or other equipment subject to a certificate of title statute, (c) leasehold interests in real property, (d) deposit accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (e) any rights or interests in any contract, agreement, lease, permit, license, charter or license agreement, as such, if under the terms of such contract, agreement, lease, permit, license, charter or license agreement covering real or personal property, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent would constitute or result in a breach, termination or default under such contract, agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such contract, agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of a Loan Party in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement, (f) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the U.S. Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a), such intent-to-use trademark application shall be considered Collateral. Proceeds of Excluded Assets shall be deemed Collateral.

As to specific items of Collateral, Agent may determine not to perfect its security interest therein based on the de minimis value thereof relative to the costs of such perfection. The obligations secured may include hedging and bank product obligations of any Loan Party where a Lender or an affiliate of a Lender is a counterparty.

In addition, to the other Collateral described above, the Collateral will include the grant of a security interest in, and the pledge of, all of the equity interests of Super Holdco by its immediate parent company to secure the obligations under the Credit Facility.

Use of Proceeds:

The proceeds of the Revolving Loans under the Credit Facility will be used by Borrowers (a) on the Closing Date, for the Refinancing and after the application of the proceeds of the IPCo First Lien Facility, the IPCo Second Lien Facility, the Mortgage Facility and the Rolled Equity Contribution thereto, for the payment of a portion of the consideration for the Acquisition, (b) to pay costs, expenses and fees in connection with the Credit Facility, the Acquisition and the other Transactions, and (c) on and after the Closing Date, for working capital of Borrowers and their subsidiaries and other general corporate purposes including funding permitted acquisitions and capital expenditures.

Closing Date:	The date on or before December 15, 2018 and on which the conditions set forth in Section 5 of the Commitment Letter and Exhibit C are satisfied or waived (the “Closing Date”).

Term:	The earlier of 5 years from the Closing Date or the date 90 days prior to the maturity date of any other material debt of Loan Parties (the “Maturity Date”).

Documentation:

Definitive loan documentation (collectively, the “Loan Documents”), including, without limitation, a credit agreement, security agreements, pledge agreements, guarantees, control agreements, an agreement with the owners and licensors of intellectual property (and binding on any secured lenders to such owners) allowing an irrevocable, worldwide, non-exclusive license to use, license or sublicense intellectual property without any royalty or other payments (whether or not any license agreement between the owner and licensor and any other person is in default or has been terminated) after default or otherwise in connection with the exercise of the remedies of Agent with respect to the Collateral, lien search results, customary opinion letters of counsel to the Loan Parties, collateral access agreements (Borrowers shall use commercially reasonable efforts to obtain collateral access agreements and agreement with the owners and licensors of intellectual property (and binding on any secured lenders to such owners) but delivery shall not be a condition of closing except in the case of the intercompany license agreement and the license agreement between IPCo and Agent referred to in subsection (b) of Exhibit C it being understood that the Agent shall retain its rights to establish and maintain reserves in respect of amounts which may be due or which may become due and payable under the applicable lease or with respect to the applicable third party arrangement), payoff letters, borrowing base certificate and documents and agreements related to all of the foregoing, each in form and substance reasonably satisfactory to OpCo Holdco, Agent and the initial Lenders, consistent with Documentation Principles.

The Loan Documents will be substantially consistent with (and as to the US Borrowers, in any event no less favorable to the US Borrowers than) the Existing ABL Credit Agreement and other Financing Agreements (as such term is defined in the Existing ABL Credit Agreement), with changes and modifications to reflect and give effect to the Transactions, the security over the Collateral and the arrangements contemplated by any intercreditor agreements, the developments in the business and circumstances of the Loan Parties, the asset-based lending market and documentation to the extent applicable, the terms and conditions set forth in this Term Sheet, changes in law or accounting standards, the changes to the operational practices and procedures of Agent, the results of updated field examinations and other due diligence and subject to other changes as may be agreed by the parties (the “Documentation Principles”).

Representations and Warranties:

Subject to the Certain Funds Provisions, limited to the following, and subject to materiality and other negotiated limitations, in each case as agreed by the parties, the following representations and warranties in respect of OpCo Holdco and its subsidiaries concerning: corporate existence and good standing, power and authority; accuracy of financial information; no material adverse effect; no default; enforceability; necessary consents; insurance; solvency (as of the Closing Date and thereafter); senior debt status; collateral matters (including without limitation, locations of jurisdiction of organization, chief executive office and Collateral, and perfection and priority of Agent’s security interests); ownership of properties and absence of liens other than permitted liens; security documents; filing of tax returns and payment of taxes; absence of material litigation or investigations; compliance with applicable law, regulation, etc. (including without limitation Regulations T, U and X, Investment Company Act, the Patriot Act, environmental laws, FCPA, OFAC and other laws of Canada and the UK and any other applicable jurisdiction); bank and securities accounts; environmental matters; employee and labor matters; material contracts; no restrictions on subsidiaries; intellectual property (including license agreements); OpCo Holdco as holding company; the Acquisition and Acquisition Agreement and related documents; centre of main interests; matters related to Canada and the UK and other applicable non-US law; accuracy of information furnished to Agent; survival and continuing nature of representations and warranties.

Affirmative Covenants:

Limited to the following in respect of OpCo Holdco and its subsidiaries, subject to materiality and other negotiated exceptions, baskets and limitations, affirmative covenants concerning: maintenance of books and records; maintenance of existence; use of proceeds; material contracts, necessary consents, approvals, license and permits; requirements for new locations; compliance with laws; performance of obligations; maintenance of properties in good repair; insurance; Agent’s rights to inspect books and properties (subject to the limitations on field examinations and appraisals at Borrowers’ expense provided below); payment of taxes and claims; delivery of financial statements, financial projections, management letters and other information; notices of defaults, litigation, amendments or waivers to intellectual property licenses and other material events; collateral matters (including without limitation, reporting, notices and appraisal requirements); cash management; lender meetings; additional loan parties; senior debt status; physical inventories; bank products; formation of subsidiaries; material contracts (and including intellectual property licenses); matters related to Canada, UK and other applicable non-US law; and further assurances.

Collateral and Financial Reporting:	The following collateral and financial reporting:

(a)         monthly borrowing base certificates, provided, that, borrowing base certificates shall be delivered weekly at any time an event of default exists, or at any time that Excess Availability is less than the greater of 12.5% of the Loan Cap or $18,750,000 for 5 consecutive days (and in any event, whether as a result of an event of default or the amount of Excess Availability, the delivery of borrowing base certificates on a weekly basis shall continue for not less than four consecutive weeks);

(b) field examinations and appraisals as Agent may from time to time require, but no more than:

(i) 1 field examination and 1 appraisal in any 12 month period at the expense of Borrowers so long as no Reporting Event has occurred,

(ii) 2 field examinations and 2 appraisals in any 12 month period at the expense of Borrowers at any time on and after a Reporting Event occurs,

(iii)       such other field examinations and appraisals as Agent may request at any time upon the occurrence and during the continuance of an event of default at the expense of Borrowers or at any time at the expense of Agent;

(c) quarterly financial statements and annual audited financial statements and projections, provided, that Borrowers shall deliver monthly financial statements on and after a Reporting Event;

(d) other financial and collateral reports to be agreed.

“Reporting Event” means at any time that Excess Availability is less than the greater of 15.0% of the Loan Cap or $22,500,000 for 5 consecutive days.

“Excess Availability” means the amount equal to (a) the Loan Cap plus Qualified Cash, minus (b) Revolving Loans and Letters of Credit under the Loan Documents.

“Qualified Cash” shall mean unrestricted cash of US Borrowers, Canadian

Borrowers and UK Borrowers of up to $10,000,000 that is subject to the valid, enforceable and perfected security interest of Agent in investment accounts or deposit accounts at Agent or another institution reasonably satisfactory to Agent subject to a customary control agreement(s) (which will limit the terms of withdrawal of such funds by Borrowers subject to conditions to be determined) and free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Agent and the depository bank or securities intermediary where the deposit accounts or investment accounts are maintained for its reasonable and customary fees and charges related to such account), are available for use by Borrower, without condition or restriction (other than in favor of Agent), and for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or cash equivalents held in such deposit accounts or investment accounts as of the applicable date of the calculation of the Borrowing Base and the satisfaction of the other conditions herein.

Cash Management:

US Loan Parties shall have establish their cash management system with Wells Fargo (and for certain local deposit accounts, with such other institutions as are reasonably acceptable to Agent) in form and substance reasonably satisfactory to Agent, or to the extent currently established at Wells Fargo shall maintain such cash management system at Wells Fargo, including blocked accounts for collections and the transfer thereof to Agent. Canadian Loan Parties shall establish their cash management system with institutions reasonably acceptable to Agent and in form and substance reasonably satisfactory to Agent. Deposit accounts (other than deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any US Loan Party’s employees) will be subject to control agreements in the case of US Loan Parties and blocked account agreements in the case of Canadian Loan Parties, in each case with the banks at which such accounts are maintained, which shall be in form and substance reasonably acceptable to Agent, provided, that, so long as there is no Cash Dominion Event, amounts deposited in the blocked accounts of US Loan Parties shall be remitted to the operating accounts of US Borrowers and amounts deposited in the blocked accounts of Canadian Loan Parties shall be remitted to the operating accounts of Canadian Borrowers. Funds of US Loan Parties shall be remitted to Agent for application to the obligations of US Loan Parties under the Credit Facility upon a Cash Dominion Event (and thereafter Canadian Loan Parties and UK Loan Parties) and funds of Canadian Loan Parties shall be remitted to Agent for application to the obligations of Canadian Loan Parties under the Credit Facility (and thereafter of UK Loan Parties) upon a Cash Dominion Event. Loan Parties will direct all of their customers and other obligors in respect of Collateral to remit all payments to deposit accounts that, in the case of US Loan Parties, are the subject of control agreements among them, Agent, and the depository bank, in the case of Canadian Loan Parties are subject to blocked account agreements among them, Agent and the depository bank, and in the case of UK Loan Parties are subject to a first ranking pledge, charge and security assignment in favor of Agent, at banks that are reasonably satisfactory to Agent, where the pledge, charge and security assignment has been acknowledged and accepted by such depository bank in an agreement in form and substance reasonably satisfactory to Agent. Amounts deposited in such accounts of the UK Borrowers shall be remitted daily (or with such other frequency as the parties may agree) to such account of

Agent as Agent may specify for such purpose.

“Cash Dominion Event” means either (a) Excess Availability is less than the greater of (i) 10.0% of the Loan Cap at any time or (ii) $15,000,000 for 5 consecutive days, or (b) an event of default exists or has occurred and is continuing; provided, that,

(i)             to the extent that the Cash Dominion Event has occurred due to clause (a) of this definition, if Excess Availability shall be equal to or greater than the applicable amount for at least 30 consecutive days, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than the amount in clause (a) of this definition, and

(ii)          to the extent that the Cash Dominion Event has occurred due to clause (b) of this definition, if such event of default is cured or waived or otherwise no longer exists for a period of at least 30 consecutive days, the Cash Dominion Event shall no longer be deemed to exist or be continuing.

Financial Covenants:

Minimum Fixed Charge Coverage Ratio of OpCo Holdco and its subsidiaries of 1.00 to 1.00 as of the end of each fiscal month, based on the 12 immediately preceding months for which Agent has received financial statements (or such other period or periods as Agent and OpCo Holdco may agree) provided, that, compliance with such financial covenant shall only be required during a Compliance Period, in which case such financial covenant shall be tested as of the last day of the then most recently completed fiscal month for which financial statements have been delivered and for each month end thereafter until the Compliance Period ends. The definitions used for purposes of the Fixed Charge Coverage Ratio are to be agreed by the parties, provided, that, the Fixed Charge Coverage Ratio shall be defined as the ratio of (A) Consolidated Adjusted EBITDA of OpCo Holdco and its subsidiaries less capital expenditures and less taxes paid in cash to (B) fixed charges comprised of interest expense, required principal repayment of indebtedness and restricted payments.

“Compliance Period” means at any time Excess Availability is less than the greater of (a) 10.0% of the Loan Cap or (b) $15,000,000 and shall continue for the period until Excess Availability has been greater than such amount for a period of at least 30 consecutive days.

For purposes of determining compliance with the Fixed Charge Coverage Ratio, any cash equity contribution (which shall be for common equity or other equity reasonably acceptable to Agent) made to OpCo after the beginning of any fiscal month and prior to the day that is ten business days after the day on which financial statements are required to be delivered for such fiscal month will, at the election of OpCo Holdco upon written notice to Agent, be included in the calculation of EBITDA (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”), provided that, (i) no Lender shall be required to make any extension of credit during the ten business day period referred to above unless a Borrower has received the proceeds of such Specified Equity Contribution, (ii) in each four fiscal quarter period, there shall be a period of two fiscal quarters in which no Specified Equity Contribution is made and only four Specified Equity Contributions may be made during the term of the Credit Facility, (iii) the amount of any Specified Equity Contribution shall be no greater than 100% of the amount required to cause Borrowers to be in pro forma compliance with the Fixed Charge Coverage Ratio specified above, (iv) all Specified Equity Contributions shall be disregarded for purposes of determining any pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the Credit Facility, and (v) no Specified Equity Contribution shall result in any reduction in indebtedness for purposes of calculating compliance with any financial covenant (except that to the extent that the proceeds of a Specified Equity Contribution are applied to repay indebtedness, such indebtedness shall be reduced for periods subsequent to the initial period in respect of which the Specified Equity Contribution was made).

Negative Covenants:

Limited to the following in respect of OpCo Holdco and its subsidiaries, subject to materiality and other negotiated exceptions and limitations, in each case as agreed by the parties, the following: limitations on: dividends, distributions, redemptions and repurchases of capital stock; incurrence of debt (including capital leases) and guarantees; repurchases or prepayment of subordinated debt or junior lien debt or optional repurchases, prepayments or other optional payments in respect of other debt; creation or suffering of liens; loans, investments and acquisitions; affiliate transactions; changes in the conduct of business from the business as conducted at closing, fiscal year or accounting practices; asset sales, mergers, consolidations and other fundamental changes; restrictions affecting subsidiaries; limitation on amendment of organizational documents and certain material agreements; Holdings as holding company; centre of main interests; matters related to Canadian, UK, German, Australian and other applicable non-US law.

The negative covenant on (i) restricted payments will expressly allow cash distributions in respect of equity interests of OpCo Holdco, so long as on the date of any such distributions and after giving effect thereto, each of the Payment Conditions is satisfied and (ii) indebtedness will expressly allow indebtedness between the OpCo Silo and IPCo Silo on terms and conditions to be agreed and (iii) investments will expressly allow cash investments between OpCo Silo and IPCo Silo, so long as to any such investments and after giving effect thereto, each of the Payment Conditions is satisfied.

For avoidance of doubt, the negative covenants will permit the payment of employee cash retention awards (whether directly by OpCo or by way of restricted payments to a parent entity or otherwise) in accordance with the terms thereof that were converted from performance-based restricted stock awards in effect immediately prior to the Closing Date.

The negative covenant governing acquisitions will expressly allow an acquisition, provided, that, (i) except as the parties may otherwise agree, as to any such acquisition, and after giving effect thereto, each of the Payment Conditions is satisfied, (ii) the acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that

Borrowers are engaged in, (iii) the board of directors (or other comparable governing body) of the person to be acquired shall have duly approved such acquisition and such person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law, (iv) Agent shall have received prior notice and other information related to such transactions in a manner and on terms to be mutually agreed and (v) the consideration for acquisitions of persons that are not required to be Loan Parties shall be subject to a limit to be agreed.

The negative covenant governing investments, other than permitted acquisitions, will expressly allow an investment using cash or cash equivalents, so long as, with respect to any such investment, and after giving effect thereto, each of the Payment Conditions is satisfied.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(a) as of the date of any such transaction or payment, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing,

(b) either:

(i)             (A) the Excess Availability for the immediately preceding 30 consecutive day period shall have been not less than the greater of 15.0% of the Loan Cap or $22,500,000, or in the case of a permitted acquisition or investment, not less than the greater of 12.5% of the Loan Cap or $18,750,000, (B) after giving effect to any such transaction or payment, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Bases, in each case immediately prior to any such transaction or payment, the Excess Availability shall be not less than the greater of such amounts, as applicable, and (C) the Fixed Charge Coverage Ratio, on a pro forma basis, after giving effect to the transaction or payment based on the most recent financial statement received by Agent prior to the date thereof for the 12 month period prior thereto, shall be not less than 1.00 to 1.00; or

(ii)          (A) the Excess Availability for the immediately preceding 30 consecutive day period shall have been not less than the greater of 17.5% of the Loan Cap or $26,250,000, or in the case of a permitted acquisition or investment, not less than the greater of 15.0% of the Loan Cap or $22,500,000, and (B) after giving effect to any such transaction or payment, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Bases immediately prior to any such transaction or payment, the Excess Availability shall be not less than the greater of such amounts, provided, that, notwithstanding anything to the contrary contained herein, for purposes of this clause (b), the calculation of Excess

Availability shall be without regard to the increase in the applicable advances rates during a Seasonal Advance Period.

(c) either:

(i)             the ratio of total consolidated indebtedness (defined to include debt for borrowed money, capitalized lease obligations and drawn but unreimbursed letters of credit) to Consolidated Adjusted EBITDA (as defined in Annex 2 hereto) of OpCo Holdco and its subsidiaries, shall be, on a pro forma basis, after giving effect to the transaction or payment based on the most recent financial statement received by Agent prior to the date thereof for the 12 month period prior thereto, shall not be greater than 4.00 to 1.00;

(ii)          (A) the Excess Availability for the immediately preceding 180 consecutive day period shall have been not less than the greater of 25.0% of the Loan Cap or $37,500,000, or in the case of a permitted acquisition or investment, not less than the greater of 22.5% of the Loan Cap or $33,750,000, and (B) after giving effect to any such transaction or payment, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Bases, in each case immediately prior to any such transaction or payment, the Excess Availability shall be not less than the greater of such amounts, as applicable; or

(iii)       for any such transaction consummated or payment made on or after the third anniversary of the Closing Date, the Fixed Charge Coverage Ratio, on a pro forma basis, after giving effect to the transaction or payment based on the most recent financial statement received by Agent prior to the date thereof for the 12 month period prior thereto, shall be not less than 2.00 to 1.00;

(d)         Agent shall have received prior notice and other information related to such transactions in a manner and on terms to be agreed, including a certificate of an authorized officer of Borrowers certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

Events of Default:

Limited to the following, subject to cure periods to be agreed, materiality and other negotiated limitations, in each case as agreed by the parties: payment and performance defaults under any of the Loan Documents, cross-defaults to other material indebtedness, cross-defaults to the IPCo First Lien Facility and the IPCo Second Lien Facility, Mortgage Facility, breach or defaults under intellectual property licenses or other material contracts, breach of representations and warranties, insolvency, voluntary and involuntary bankruptcy, judgments and attachments in excess of an amount to be agreed (or not subject to stay), revocation of any guaranty, dissolution, change in control, impairment of a material portion of the security, ERISA, actual or asserted invalidity or unenforceability of any Loan Documents or liens securing obligations under the Loan Documents, invalidity of subordination or intercreditor provisions, material uninsured loss, injunction or court or other governmental order preventing continuing conduct of all or any material part of the business affairs of the Loan Parties, or suspension or termination of all or a substantial portion of its business.

Conditions Precedent to All Borrowings:

Subject, on the Closing Date, to the Certain Funds Provision, the conditions to all Revolving Loans and Letters of Credit will consist of (a) prior written notice of the request for the Loan or Letter of Credit in accordance with the procedures set out in the Loan Documents, (b) the accuracy of representations and warranties in the Loan Documents in all material respects (except where qualified by materiality, then just the accuracy thereof), (c) the absence of any default or event of default at the time of, and after giving effect to the making of the Loan or the issuance (or amendment or extension) of the Letter of Credit, (d) after giving effect to the requested Loan or Letter of Credit, (i) the outstanding US Loans and Letters of Credit issued for the account of US Borrowers will not exceed the US Loan Cap, (ii) the outstanding Canadian Loans and Letters of Credit issued for the account of Canadian Borrowers will not exceed the Canadian Loan Cap, (iii) the outstanding UK Loans will not exceed the UK Loan Cap and (iv) the outstanding Loans and Letters of Credit will not exceed the lesser of the Borrowing Bases or the Maximum Credit.

Conditions Precedent to Initial Borrowings:

The conditions precedent to the initial borrowings under the Credit Facility will consist solely of those conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit C to the Commitment Letter.

Assignments and Participations:

Each Lender will be permitted to make assignments of its interest in the Credit Facility in a minimum amount equal to $5,000,000 to other financial institutions (other than Disqualified Lenders) approved by Agent, Swing Line Lender, Issuing Banks, and OpCo Holdco, which approval of OpCo Holdco shall not be unreasonably withheld, conditioned or delayed; provided, that, (a) the approval of OpCo Holdco shall not be required at any time that an event of default exists or has occurred and is continuing, and (b) the approval of OpCo Holdco shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, to any Approved Fund (as such term will be defined in the Loan Documents), or for any participation. No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party.

Amendments and Waivers:

Amendments, waivers and consents with respect to the provisions of the Loan Documents will require the approval of Agent and the Required Lenders, provided that, in addition to the approval of Required Lenders, (a) the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (i) increases in the commitment of such Lender, (ii) reductions of principal, interest or fees (provided that a waiver of default interest, default or event of default shall not constitute a reduction of interest for this purpose), (iii) extensions of final maturity or the due date of any interest, fee or other payments, and (iv) changes to the order of application of funds and (b) the consent of all Lenders will be required with respect to: (i) modifications of the pro rata sharing requirements of the Loan Documents, (ii) modification of the voting percentage or change in the definition of “Required Lenders”, “Supermajority Lenders” or any other provisions specifying the number of Lenders or portion of the Revolving Loans or commitments required to take any action under the Loan Documents, (iii) permitting any Borrower to assign its rights under the Loan Documents, (iv) releases of all or substantially all of the value of the Collateral or guarantees (other than in connection with transactions permitted pursuant to the Loan Documents), (v) subordination of the lien on Collateral in favor of Agent (other than with respect to certain permitted liens to be agreed) or subordination of the payment of the obligations in respect of the Credit Facility and (vi) increases in the percentages applied to eligible assets in the Borrowing Base. Modifications to the Borrowing Base or any components thereof which would result in an increase in the amount of the Borrowing Base (but exclusive of the right of the Agent to add, increase, eliminate or reduce the amount of reserves or to exercise other discretion it may have pursuant to such provisions) may be subject to the approval of the Supermajority Lenders. Matters affecting Agent, the Swing Line Lender, or an Issuing Bank will require the approval of such party.

“Required Lenders” means those non-defaulting Lenders who collectively hold more than 50% of the total commitments or exposure under the Credit Facility, provided, that, at any time that there are 2 or more unaffiliated Lenders, “Required Lenders” must include at least 2 unaffiliated Lenders.

“Supermajority Lenders” means those non-defaulting Lenders holding more than 66 2/3% of total commitments or exposure under the Credit Facility provided, that, at any time that there are two (2) or more unaffiliated Lenders, “Supermajority Lenders” must include at least two (2) unaffiliated Lenders.

The Loan Documents shall contain customary provisions for replacing defaulting Lenders, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders adversely affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Credit Facility shall have consented thereto.

Cost and Yield Protections:	Customary for facilities and transactions of this type, including customary tax gross-up provisions and including provisions relating to Dodd-Frank, Basel III and FATCA.

Governing Law:

New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree); provided that the interpretation of the term “Target Material Adverse Effect” shall be governed by the laws that govern the terms of the Acquisition Agreement.

Expenses, Waivers and	The Loan Parties will pay all of the reasonable and documented out-of-pocket

Indemnity:

costs and expenses and customary administrative charges incurred by Agent and Wells Fargo (in its capacity as Lead Arranger, Swing Line Lender and Issuing Bank), including, without limitation, reasonable legal costs and expenses, filing and search charges, recording taxes, appraisals, and field examination charges and expenses, provided, that, legal fees shall be limited to the reasonable fees of one counsel for Agent and, in addition, one local counsel in each appropriate jurisdiction and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction, and in the case of the enforcement, collection or protection of the rights of Lenders, in addition, one counsel for Lenders, and in addition, Loan Parties will pay a charge at the then standard rate of Agent per person per day for the examiners of Agent in the field and in the office, which as of the date hereof is $1,000 per person per day, plus other out-of-pocket expenses.

Waivers to include, but not be limited to a waiver by Agent, Lenders and each Loan Party of its rights to jury trial; waiver by each Loan Party of claims for special, punitive, exemplary, indirect or consequential damages in respect any breach or alleged breach by Agent, Arranger, Issuing Bank or any Lender of any of the Loan Documents.

Loan Parties shall indemnify and hold harmless Agent, Lead Arranger, Lenders and Issuing Bank and their respective directors, officers, agent, representatives and employees from and against all losses, claims, damages, expenses, or liabilities including, but not limited to, reasonable and documented legal or other expenses incurred in connection with investigating, preparing to defend, or defending any such loss, claim, damage, expenses or liability, incurred in respect of the Credit Facility or the relationship between Agent, Lead Arranger, any Lender or Issuing Bank and any Loan Party (provided, that, the obligation to reimburse any indemnified person for legal fees and expenses shall be limited to legal fees and expenses of one firm of counsel for all such indemnified persons and one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest as determined by the affected indemnified person, one counsel for such affected indemnified person), except that the foregoing indemnity will not, as to any Indemnified Person, apply to costs, expenses or liabilities to the extent they (a) are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such indemnified person or (ii) a breach in any material respect of the material obligations of such indemnified person under the Commitment Letter, the Fee Letter or the Loan Documents or (b) relate to any claim, litigation, investigation or proceeding between or among indemnified persons other than claims against Agent, Lead Arranger or Lenders or their respective affiliates, in each case in their respective capacities or in fulfilling their respective roles as the agent or arranger or any other similar role under the Credit Facility as the case may be (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification.

Each term used but not defined in this Exhibit B shall have the meaning assigned to such term in the Commitment Letter, dated of even date herewith, from Wells Fargo to Holdings to which this Exhibit B is attached.

This Summary of Principal Terms and Conditions for the Credit Facility is not meant to be, nor shall it be construed as an attempt to describe all of the terms of the documentation, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain material terms to be included in the Loan Documents, provided, that the Loan Documents will not contain any conditions precedent to the initial borrowings under the Credit Facility other than those set forth in Section 5 of the Commitment Letter and in Exhibit C to the Commitment Letter. All references to Wells Fargo in this Term Sheet include its successors and assigns and Wells Fargo may designate one of its affiliates or branches to act in its place in any of the roles for which Wells Fargo is specified in the Term Sheet.

SCHEDULE 1

TO

EXHIBIT B TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options:	Borrowers may elect that

(a) US Loans shall bear interest at (i) the US Base Rate plus the Applicable Margin or (ii) the LIBOR Rate plus the Applicable Margin;

  (b)  Canadian Loans (i) denominated in Canadian Dollars shall bear interest at (A) the Canadian Base Rate plus the Applicable Margin or (B) the Canadian BA Rate plus the Applicable Margin and (ii) denominated in US Dollars shall bear interest at (A) the US Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin;

(c) UK Loans shall bear interest at (i) the UK Base Rate plus the Applicable Margin or (ii) the LIBOR Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means with respect to Revolving Loans a percentage determined in accordance with the pricing grid attached hereto as Schedule 2 to Exhibit B to the Commitment Letter.

“Canadian BA Rate” means the CDOR Rate.

“Canadian Base Rate” means, for any day, a rate per annum equal to the greater of (a) the CDOR Rate existing on such day (which rate shall be calculated based upon an Interest Period of one (1) month), plus one (1) percentage point, and (b) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Thomson Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) — Composite Display” page (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by a Schedule I bank under the Bank Act (Canada)) as Agent may designate from time to time). Each determination of the Canadian Base Rate shall be made by Agent and shall be conclusive in the absence of manifest error.

“CDOR Rate” means the average rate per annum as reported on the Reuters Screen CDOR Page (or any successor page or such other page or commercially available service displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as Agent may designate from time to time, or if no such substitute service is available, the rate quoted by a Schedule I bank under the Bank Act (Canada) selected by Agent at which such bank is offering to purchase Canadian Dollar bankers’ acceptances) as of 10:00 a.m. Eastern (Toronto) time on the date of commencement of the requested interest period, for a term, and in an amount, comparable to the interest period and the amount of the Canadian BA Rate Loan requested (whether as an initial Canadian BA Rate Loan or as a continuation of a Canadian BA Rate Loan or as a conversion of a Canadian Base Rate Loan to a Canadian BA Rate Loan) by a Borrower (and, if any such reported rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero). Each determination of the CDOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or in any case, any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested interest period (or in the case of UK Loans denominated in Pounds Sterling, the Business Day of the commencement), for a term, and in an amount, and in the currency, comparable to the interest period and the amount and currency of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a US Base Rate Loan or UK Base Rate Loan, as applicable, to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this clause shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error. The LIBOR Rate shall be available for interest periods of one, two, three or six months.

“UK Base Rate” means, as to any day, the rate per annum as published by ICE Benchmark Administration Limited (or in any case, any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time for 30 day LIBOR for the relevant currency on such day, and, in any such case, if the applicable rate is less than zero, such rate shall be deemed to be zero.

“US Base Rate” means the greatest of (a) the Federal Funds Rate plus 1/2%, (b) the LIBOR Rate (which rate shall be calculated based upon an interest period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

Interest rate reference terms will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR Rate Loans and Canadian BA Rate Loans and minimum amounts of each LIBOR Rate Loan and Canadian BA Rate Loan.

Unused Line Fee:

US Borrowers shall pay to Agent an unused line fee calculated at 0.250% per annum multiplied by the difference between the US Loan Limit and the average daily outstanding US Loans and Letters of Credit issued for the account of US Borrowers, Canadian Borrowers shall pay to Agent an unused line fee calculated at 0.250% per annum multiplied by the difference between the Canadian Loan Limit and the average daily outstanding Canadian Loans and Letters of Credit issued for the account of Canadian Borrowers, and UK Borrowers shall pay to Agent an unused line fee calculated at 0.250% per annum multiplied by the difference between the UK Loan Limit and the average daily outstanding UK Loans and Letters of Credit issued for the account of UK Borrowers, in each case during the immediately preceding month and payable monthly in arrears. Swing Line Loans will not be considered in the calculation of the unused line fee.

Letter of Credit Fees:

Borrowers shall pay to Agent, for the account of Lenders (to the extent and in accordance with the arrangements by and among Lenders), on the daily outstanding balance of Letters of Credit, a letter of credit fee which shall accrue at a per annum rate equal to the Applicable Margin for LIBOR Rate Loans in the case of letters of credit denominated in US Dollars, the Applicable Margin for Canadian BA Rate Loans in the case of letters of credit denominated in Canadian Dollars, and the Applicable Margin for LIBOR Rate Loans for letters of credit denominated in Pounds Sterling or Euros, in each case, times the daily outstanding balance of the undrawn amount of all outstanding Letters of Credit, payable monthly in arrears. In addition, Borrowers shall pay customary issuance, arranging and other fees of the Issuing Bank.

Default Rate:

Following the occurrence and during the continuance of an event of default, at the election of the Required Lenders, the applicable rates of interest and rate for letter of credit fees shall be increased by 2% per annum above the otherwise then applicable rates. At the election of the Required Lenders, such increased rate shall also be applicable to Revolving Loans and Letters of Credit outstanding in excess of the Borrowing Base, whether or not such excess(es) are permitted by Agent or any Lender at any time.

Rate and Fee Basis; PaymentDates:

All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year (or 365 or 366 days, as the case may be, in the case of Revolving Loans for which the US Base Rate is used or in the case of Revolving Loans denominated in Pounds Sterling or Euros). In the case of Revolving Loans for which the LIBOR Rate or the Canadian BA Rate is used, interest is payable on the last day of each relevant interest period or in the case of an interest period longer than 3 months, then within 3 months, in arrears, and in the case of Revolving Loans for which the US Base Rate, UK Base Rate or Canadian Base Rate is used, interest is payable monthly in arrears.

SCHEDULE 2

TO

EXHIBIT B TO COMMITMENT LETTER

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate and UK Base Rate Margin	Applicable Base Rate Margin	Applicable Canadian BA Rate
1	Greater than 65% of the Maximum Credit	1.25%	0.25%	1.25%
2	Less than or equal to 65% of the Maximum Credit and greater than 35% of the Maximum Credit	1.50%	0.50%	1.50%
3	Less than or equal to 35% of the Maximum Credit	1.75%	0.75%	1.75%

The Applicable Margin for the interest rates for the Credit Facility shall be the applicable percentage calculated based on the percentage set forth in Tier 3 of the chart above until the last day of the third full month after the Closing Date. The interest rates will be adjusted every three months thereafter based on the chart above.

The Applicable Margin shall be calculated and established once every three months, effective as of the first day of such three month period and shall remain in effect until adjusted thereafter at the end of the such three month period.

“Applicable Margin” means (a) as to Revolving Loans for which interest is calculated based on the US Base Rate, the UK Base Rate or the Canadian Base Rate, the Applicable Base Rate Margin set forth above, (b) as to Revolving Loans for which interest is calculated based on LIBOR, the Applicable LIBOR Margin set forth above, (c) as to Revolving Loans for which interest is calculated based on the Canadian BA Rate, the Applicable Canadian BA Rate Margin set forth above, in each case determined if the Quarterly Average Excess Availability for the immediately preceding three month period is at or within the amounts indicated for such percentage as of the last day of the immediately preceding three month period, provided, that, the Applicable Margin shall be increased by 25 basis points for each level in the chart above and for each category of loan during the Seasonal Advance Period.

The term “Quarterly Average Excess Availability” shall mean, at any time, the average of the aggregate amount of the Excess Availability for the immediately preceding three month period as calculated by Agent.

Annex 1
to
Exhibit B
to
Commitment Letter

Specified Terms of IPCo License Agreements

1.         Intercompany License. The terms of the intercompany license agreement between OpCo and its subsidiaries, as licensees and IPCo and the IPCo subsidiaries as licensors (the “Intercompany License”) shall include:

(a)         Grant. IPCo and IPCo subsidiaries will grant OpCo and its subsidiaries the exclusive right to use the IP Assets owned or licensed (other than (i) rights under inbound licenses which are currently licensed to Target or its subsidiaries and which shall be licensed directly to OpCo and its subsidiaries by the applicable third party owner and licensor and in which IPCo and IPCo Subsidiaries shall have no interest or (ii) to the extent that the exclusivity of the license granted by IPCo and its subsidiaries to OpCo and its subsidiaries as to any specific intellectual property would prevent the use of such intellectual property by an existing licensee of it in breach of the existing license agreement of such licensee with Target or its subsidiaries, in which case the license from IPCo and its subsidiaries to OpCo and its subsidiaries shall be non-exclusive to the extent it would not result in such breach) by IPCo and IPCo Subsidiaries (“IPCo IP”) as such IPCo IP was used by the Target or its subsidiaries in the operation of its wholesale and retail businesses immediately prior to date of the Commitment Letter (including with respect to categories, channels, and geographies).

(b)         Term. The Intercompany License will have a duration of six (6) years.

(c)          Royalty. OpCo will pay IPCo an annual license fee of $20,000,000 unless OpCo has not undergone a “change of control” (as defined at the end of this clause (c)), in which case the annual license fee shall be $10,000,000. The annual license fee will be paid by OpCo in quarterly installments in advance. For purposes of the Intercompany License, a “change of control” shall mean an event or series of events by which (i) Sponsor and Sponsor-Related Investors, shall collectively cease to own and control legally and beneficially, either directly or indirectly, more than 50% (on a fully diluted basis) of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo; (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of OpCo Holdco cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (iii) either (A) (1) Super HoldCo fails at any time to own directly 100% of the equity interests of OpCo HoldCo and (2) (x) Super HoldCo owns directly less than 100% but more than 50% of the equity interests of OpCo HoldCo or (y) Super HoldCo owns and controls legally and beneficially directly less than 100% but more than 50% (on a fully diluted basis) of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo, and, in each case, at such time, OpCo HoldCo has not provided a Guaranty of the obligations under the IPCo First Lien Facility and IPCo Second Lien Facility on the same terms and conditions as the Guaranty provided by the other Guarantors of the obligations under such credit facilities, or (B) Super HoldCo owns directly less than 50.1% of the equity interests of OpCo HoldCo or Super HoldCo owns and controls legally and beneficially directly less than 50.1% of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo; or (iv) any “change in control” or similar event as defined in any document governing material indebtedness (to be defined in the Credit Facility (and reasonably agreed to by the agent under the IPCo First Lien Facility) of OpCo HoldCo or any of its subsidiaries; or (v) OpCo HoldCo fails at any time to own directly 100% of the equity interests of OpCo.

(d)         Sell-off rights. The Intercompany License will provide for sell-off rights on default or termination in a manner and on terms reasonably satisfactory to Agent.

(e)          Termination. The Intercompany License will (x) provide IPCo and IPCo Subsidiaries with customary termination rights (including for a sale of all or substantially all of OpCo’s assets or a breach of the Intercompany License by OpCo), and (y) provide for the right by OpCo and its subsidiaries to assume and use the intellectual property subject to such Intercompany License in the event of a bankruptcy of OPCo or its subsidiaries without the consent of the licensors but only to the extent any existing defaults thereunder are cured.

(f)           Other Material Terms. With respect to terms of the Intercompany License not specifically addressed in items (a) through (e) above, the Intercompany License shall contain such other terms as are reasonably acceptable to the Agent and the agent under the IPCo First Lien Facility (including with respect to breach, cure periods for certain events of default (to be mutually agreed by the Agent and the agent under the IPCo First Lien Facility0, renewal, amendment, assignment, reporting, advertising approval, and indemnities).

2.                        Non-Exclusive License Granted by IPCo to Agent. A license agreement by and among Agent, IPCo, IPCo subsidiaries and the agents under the IPCo First Lien Facility and IPCo Second Lien Facility shall provide that IPCo and IPCO Subsidiaries each grants to Agent an irrevocable, worldwide, non-exclusive license to use, license or sublicense intellectual property without any royalty or other payments (whether or not the Intercompany License is in default or has been terminated) after default under the Credit Facility or otherwise in connection with the enforcement and exercise of the remedies of Agent with respect to the Collateral in each case, until the obligations under the ABL Facility (other than contingent indemnification obligations and unasserted expense reimbursement obligations that expressly survive the termination or repayment in full of the Credit Facility) have been in paid in full in cash.

3.                        Existing Outbound Licenses. Separate and apart from the Intercompany License, if (a) an outbound license agreement (an “Existing Outbound License”) between a third party licensee, on the one hand, and PEI Licensing, Inc., Perry Ellis International Group Holdings Limited, or any of their subsidiaries (“IP Subs”), on the other hand, existing as of the date of the Commitment Letter is amended or terminated following the date of the Commitment Letter and (b) following such amendment or termination OpCo or any of its subsidiaries performs any of the activities that were performed by such third party licensee of such Existing Outbound License in respect of such Existing Outbound License prior to such amendment or termination, then to the extent OpCo or its subsidiaries obtains the same or similar rights and benefits of such third party licensee under such Existing Outbound License, OpCo or such subsidiaries shall, in addition to the annual license fee set forth in clause (c) above, pay IPCo a license fee equal to the license fee (as such license fee may be adjusted to reflect the proportional rights and benefits obtained by OpCo or its subsidiaries under such Existing Outbound License, as reasonably determined by IPCo and the First Lien Agent) that the IP Sub would have received from such third party licensee with respect to such Existing Outbound License, if such Existing Outbound License Agreement was not amended or terminated.

Annex 2

to

Exhibit B

to

Commitment Letter

Consolidated EBITDA

“Consolidated EBITDA” shall mean, as to any person, with respect to any applicable measurement period, an amount equal to the following items of such person (together with its subsidiaries):

(a)         consolidated net income (or loss) in accordance with GAAP for such period, plus (in each case, without duplication, the following to the extent deducted in calculated consolidated net income for such period), plus

(b)         depreciation and amortization expense for such period, all in accordance with GAAP, plus

(c)          any cash or non-cash interest expense for such period, to the extent treated as interest in accordance with GAAP, plus

(d)         provision for taxes based on income, profits or capital, including for federal, state, franchise, local and foreign and similar taxes, in each case, for such period, plus

(e)          extraordinary or non-recurring charges, expenses or losses in an aggregate amount not to exceed, together with any amounts added back pursuant to clause (h) below, 10% of Consolidated EBITDA for the applicable measurement period (calculated prior to giving effect to such addbacks described in this clause (e) and clause (h) below for such period), plus

(f)           (i) fees, costs and expenses in connection with the Transactions and (ii) transaction fees, costs and expenses incurred in connection with any acquisitions, dispositions and other non-recurring transactions (whether or not consummated) permitted under the definitive Credit Documentation in an aggregate amount not to exceed an amount to be agreed for such period, plus

(g)          non-cash charges, expenses or losses (including, without limitation, any non-cash stock based compensation expense for such period and the effects of purchase accounting related to the Transactions) which do not represent a cash item in such period or any future period, plus

(h)         expenses, costs and charges related to personnel relocation, restructuring, redundancy, severance, termination, settlement or judgment and one-time compensation charges, including charges and expenses attributable to abandoned, closed, disposed or discontinued operations or related to the disposal of disposed, abandoned, closed or discontinued operations in an aggregate amount not to exceed, together with any amounts added back pursuant to clause (e) above, 10% of Consolidated EBITDA for the applicable measurement period (calculated prior to giving effect to such addbacks described in this clause (h) and clause (e) above for such period), minus

(i)             customary income, credit and gain items corresponding to those referred to in clauses (d), (e) and (g) above and any other customary items, minus

(j)            all non-cash income or gains for such period, minus

(k)         federal, state, local and foreign income tax credits during such period, minus

(l)             all extraordinary or non-recurring gains during such period, excluding any non-cash gain to the extent that it represents the reversal of an accrual or reserve for a potential cash item that reduces Consolidated EBITDA in any prior period, minus

(m)     the net income of any subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such subsidiary during such measurement period, minus

(n)         any income (or loss) for such measurement period of any person if such person is not a subsidiary.

EXHIBIT C

TO

COMMITMENT LETTER

Conditions Precedent to Initial Borrowings under Credit Facility

The conditions precedent to the initial borrowings under the Credit Facility will consist of the conditions precedent set forth in Section 5 of the Commitment Letter, the Conditions Precedent to All Borrowings and the following conditions precedent:

(a)                            The Acquisition shall have been, or, substantially concurrently with the initial borrowing under the Credit Facility, shall be consummated in accordance with the terms of the Acquisition Agreement (as amended or otherwise modified from time to time, to the extent such amendments or modifications are not materially adverse to the interests of the Lenders (it being understood that (i) any decrease in the purchase price by not more than 10% of the aggregate purchase price shall not be materially adverse to the interests of the Lenders so long as, such decrease is allocated to reduce the IPCo First Lien Facility, the IPCo Second Lien Facility and the Mortgage Facility on a pro rata, dollar-for-dollar basis, (ii) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is funded by amounts permitted to be drawn under the Credit Facility or other sources of funds available to the Sponsor, and (iii) any change to the definition of “Material Adverse Effect” contained in the Acquisition Agreement or any waiver of the conditions precedent set forth in the Acquisition Agreement regarding the absence of a “Material Adverse Effect”, without the consent of Lead Arranger, shall be deemed to be material and adverse to the interests of the Lenders), except as consented to by Lead Arranger and otherwise in compliance with material applicable law.

(b)                            The Rolled Equity Contribution shall have been or, substantially concurrently with the initial borrowing under the Credit Facility, shall be consummated and the IPCo First Lien Facility, the IPCo Second Lien Facility and the Mortgage Facility shall each have been or, substantially concurrently with the initial borrowing under the Credit Facility, shall each be, consummated, and the proceeds shall have been used to pay all or a portion of the cash consideration for the Acquisition and related fees, costs and expenses and OpCo shall have entered into an intercompany licensing agreement with IPCo and IPCo subsidiaries and IPCo, IPCo subsidiaries and the agent under the IPCo Credit Facilities shall have entered into a license agreement with Agent, in each case with respect to the IPCo IP, on the terms and conditions as provided on Annex 1 to Exhibit B hereto. The Refinancing shall have been, or, substantially concurrently with the initial borrowing under the Credit Facility, shall be consummated.

(c)                             Subject in all cases to the Certain Funds Provisions, execution and delivery of all Loan Documents by the Loan Parties and other parties thereto, as applicable, and including: (i) customary legal opinions, (ii) customary evidence of authority from each Loan Party, (iii) customary officer’s certificates from each Loan Party, (iv) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Loan Party, (v) UCC financing statements for each Loan Party, (vi) evidence of insurance coverage and lender’s loss payable endorsements as to casualty and business interruption insurance, and (vii) security and pledge agreements consistent with the Term Sheet. Subject in all cases to the Certain Funds Provision, Agent, for the benefit of itself, Lenders, Issuing Bank and bank product providers, shall hold perfected, first priority security interests in and liens upon, the Collateral (subject to certain specified permitted liens), and none of the Collateral shall be subject to any other pledges, security interests, mortgages or assignments as security, except for liens permitted under the Loan Documents.

(d)                            In the event that the Alternative Borrowing Base is in effect, the maximum amount of the Loans made on the Closing Date shall not exceed $145,000,000 (which amount excludes up to $10.2 million of letters of credit deemed issued and outstanding under the Credit Facility) and opening Excess Availability at closing (after the application of proceeds of the initial funding under the Credit Facility and/or issuance of initial Letters of Credit under the Credit Facility and after payment of all fees and expenses of the Transactions payable on the Closing Date), shall be not less than 17.5% of the Loan Cap. In the event that the Borrowing Base is in effect, opening Excess Availability at closing (after the application of proceeds of the initial funding under the Credit Facility and/or issuance of initial Letters of Credit under the Credit Facility and after payment of all fees and expenses of the Transactions payable on the Closing Date), shall be not less than the amount determined by the applicable percentage of the Loan Cap set forth below based on the month in which the Closing Date occurs:

Month in which Closing Date Occurs	Excess Availability equal to Percentage of Loan Cap Required
July 2018	26.2%
August 2018	28.0%
September 2018	21.8%
October 2018	21.8%
November 2018	17.5%
December 2018	20.7%

In the case of the US Borrowing Base, the calculation shall be based substantially on the method of calculation under the Existing ABL Credit Agreement. Agent shall have received an update of the Borrowing Base consistent with Agent’s customary procedures and practices so as to obtain current results which shall reflect the Borrowing Bases or alternatively, the Alternative Closing Borrowing Base, as the case may be.

(e)                             Lead Arranger shall have received at least 15 business days prior to the Closing Date all documentation and information as is reasonably requested by an Arranger or Agent that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and including satisfactory internal regulatory compliance review for FDPA in each case to the extent requested in writing at least 20 business days prior to the Closing Date.

(f)                              Lead Arranger shall have received (i) projected balance sheets, income statements, statements of cash flows and availability of OpCo Holdco and its subsidiaries giving effect to the Transactions and covering the term of the Credit Facility, which projections shall be on a monthly basis for the twelve-month period following the Closing Date, a quarterly basis for the twelve-month period thereafter and on an annual basis thereafter for the term of the Credit Facility, and an opening pro forma balance sheet for Borrowers as of and for the twelve-month period ending on the last day of the most recently completed twelve-month period ended at least 45 calendar days prior to the Closing Date and a pro forma consolidated balance sheet and related pro forma consolidated statements, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, and (ii) interim unaudited financial statements for the year to date period through the most recent quarter ended at least 45 days prior to the Closing Date with prior year comparison since the last audited financial statements for which financial statements are available.

(g)                             Reserved.

(h)                            Since the date of the Acquisition Agreement, there shall not have occurred a “Company Material Adverse Effect.”

The term “Company Material Adverse Effect” shall mean any fact, circumstance, change, event, development, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets or results of operations or financial condition of the Target and its Subsidiaries, taken as a whole; provided, that the term “Company Material Adverse Effect” shall not include any such effect relating to or arising from (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein), including the results of any primary or general elections, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes in the Target’s and its Subsidiaries’ industries in general or seasonal fluctuations in the business of the Target or any of its Subsidiaries, (vi) any change in the market price or trading volume of any securities or indebtedness of the Target or any of its Subsidiaries, any decrease of the ratings or the ratings outlook for the Target or any of its Subsidiaries by any applicable rating agency, or the change in, or failure of the Target to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Target or any of its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of any of the foregoing may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (viii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (ix) compliance by the Target and its Subsidiaries with the terms of the Acquisition Agreement, including the failure to take any action restricted by the Acquisition Agreement, or any actions taken to the extent required by the Acquisition Agreement (other than the conduct of the operations of the Target and its Subsidiaries in the ordinary course consistent with past practice pursuant to the first sentence of Section 5.1 of the Acquisition Agreement), (x) any actions taken, or not taken, with the written consent, waiver or at the written request of Holdings, (xi) any matters solely to the extent of the facts, circumstances, changes, events, developments, occurrences or effects disclosed in Section 3.14 or item (c)(i) under Section 3.20 of the Company Disclosure Letter, (xii) the public announcement of the Acquisition Agreement, the transactions contemplated by the Acquisition Agreement and the identities of Holdings, Merger Sub and their respective Affiliates, (xiii) the execution, announcement, performance or existence of the Acquisition Agreement and the Voting Agreement and (xiv) any Legal Actions involving stockholders of the Target arising from or relating to the Acquisition Agreement, the Voting Agreement or the transactions contemplated by the Acquisition Agreement or the Voting Agreement, except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above, to the extent any such effect has a disproportionate adverse impact on the Target and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the principal industries in which the Target and its Subsidiaries operate. All capitalized terms used in this definition and not otherwise defined in this Term Sheet shall have their meanings as set forth in the Acquisition Agreement.

(i)                                Lead Arranger shall have received a solvency certificate from the chief financial officer (or other officer with reasonably equivalent knowledge or responsibilities, including, without limitation, the chief executive officer) of OpCo Holdco substantially in the form attached hereto as Annex I.

(j)                               All costs, fees and expenses contemplated hereby or in the Fee Letter due and payable on the Closing Date to Agent, Arrangers and Lenders in respect of the Transactions shall have been paid, as to costs and expenses to the extent invoiced at least one business day prior to the Closing Date.

(k)                            The Specified Representations shall be true and correct in all materials respects on the Closing Date where not already qualified by materiality or “material adverse effect”, otherwise in all respects. The Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision.

(l)                                The Lead Arranger shall have a period (the “Marketing Period”) of at least 20 consecutive business days following Lead Arranger’s receipt from the Sponsor of its final approval of the Marketing Materials (which date shall be deemed to be the earlier of July 9, 2018 or the date Lead Arranger receives such approval from the Sponsor) to syndicate the Credit Facility, provided that, for purposes of determining the Marketing Period, such 20 consecutive business day period shall not be required to be consecutive to the extent it would include July 3, 2018 through and including July 8, 2018 , or August 27, 2018 through and including September 4, 2018, or November 21, 2018 through and including November 26, 2018, in each case which dates shall not count for purposes of satisfying the 20 consecutive business day requirement.

ANNEX I

TO

TO EXHIBIT C TO COMMITMENT LETTER

SOLVENCY CERTIFICATE

of

OPCO HOLDCO AND ITS SUBSIDIARIES

[Pursuant to the [Credit Agreement], the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of OpCo Holdco, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of any Revolving Loans and the issuance of any Letters of Credit under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Revolving Loans:

(a)                                 The fair value of the assets of OpCo Holdco and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)                                 The present fair saleable value of the property of OpCo Holdco and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)                                  OpCo Holdco and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)                                 OpCo Holdco and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of OpCo Holdco and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by OpCo Holdco and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.]

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of OpCo Holdco, on behalf of OpCo Holdco, and not individually, as of the date first stated above.

[OPCO HOLDCO]

By:
Name:
Title: